Exhibit 10.1

SECOND AMENDED AND RESTATED

REVOLVING SECURED CREDIT AND GUARANTY AGREEMENT

among

SL GREEN OPERATING PARTNERSHIP, L. P.,

As Borrower,

SL GREEN REALTY CORP.

AND ITS SUBSIDIARIES PARTY HERETO,

As Guarantors,

THE LENDERS PARTY HERETO,

As Lenders,

FLEET NATIONAL BANK,

As Administrative Agent for the Lenders

and As Collateral Agent for the Secured Parties,

WACHOVIA BANK NATIONAL ASSOCIATION,

As Syndication Agent for the Lenders,

SOVEREIGN BANK and COMMERZBANK AG NEW YORK BRANCH,

As Co-Documentation Agents for the Lenders,

THE BANK OF NEW YORK,

As Managing Agent for the Lenders,

FLEET SECURITIES, INC. and

WACHOVIA CAPITAL MARKETS LLC,

As Co-Arrangers

Effective Date: March 22, 2004

TABLE OF CONTENTS

§1.	DEFINITIONS AND RULES OF INTERPRETATION
§1.1	Definitions.
§1.2	Rules of Interpretation.

§2.	REVOLVING SECURED CREDIT FACILITY
§2.1.	Commitment to Lend; Limitation on Total Commitment.
§2.2.	Changes in Total Commitment.
§2.3.	The Notes
§2.4.	Interest on Loans.
§2.5.	Requests for Loans.
§2.6.	Conversion Options.
§2.7.	Funds for Loans.

§3.	REPAYMENT OF THE LOANS
§3.1.	Maturity.
§3.2.	Mandatory Repayments of Loan.
§3.3.	Optional Repayments of Loans.

§4.	CERTAIN GENERAL PROVISIONS
§4.1.	[Intentionally Omitted].
§4.2.	Commitment Fee.
§4.3.	Funds for Payments.
§4.4.	Computations.
§4.5.	Additional Costs, Etc.
§4.6.	Capital Adequacy.
§4.7.	Certificate.
§4.8.	Indemnity.
§4.9.	Interest on Overdue Amounts.
§4.10.	Inability to Determine LIBOR Rate.
§4.11.	Illegality.
§4.12.	Replacement of Lenders.

§5.	STRUCTURED FINANCE COLLATERAL ASSETS; NO LIMITATION ON RECOURSE
§5.1.	Structured Finance Collateral Assets.
§5.2.	Waivers by Requisite Lenders.
§5.3.	Rejection of Structured Finance Collateral Assets.
§5.4.	Change in Circumstances.
§5.5.	No Limitation on Recourse.
§5.6.	Additional Guarantors.

§6.	REPRESENTATIONS AND WARRANTIES.
§6.1.	Authority; Etc.

i

§6.2.	Governmental Approvals.
§6.3.	Title to Properties.
§6.4.	Financial Statements.
§6.5.	No Material Changes, Etc.
§6.6.	Franchises, Patents, Copyrights, Etc.
§6.7.	Litigation.
§6.8.	No Materially Adverse Contracts, Etc.
§6.9.	Compliance With Other Instruments, Laws, Etc.
§6.10.	Tax Status.
§6.11.	Event of Default.
§6.12.	Investment Company Act.
§6.13.	Absence of Financing Statements, Etc.
§6.14.	Status of the Company.
§6.15.	Certain Transactions.
§6.16.	Benefit Plans; Multiemployer Plans; Guaranteed Pension Plans.
§6.17.	Regulations U and X.
§6.18.	Environmental Compliance.
§6.19.	Subsidiaries and Affiliates.
§6.20.	Loan Documents.
§6.21.	[Intentionally Omitted].
§6.22.	Indebtedness.
§6.23.	Title/Status of Structured Finance Assets.

§7.	AFFIRMATIVE COVENANTS OF THE BORROWER.
§7.1.	Punctual Payment.
§7.2.	Maintenance of Office.
§7.3.	Records and Accounts.
§7.4.	Financial Statements, Certificates and Information.
§7.5.	Notices.
§7.6.	Existence; Maintenance of REIT Status; Maintenance of Properties.
§7.7.	Insurance.
§7.8.	Taxes.
§7.9.	Inspection of Properties and Books.
§7.10.	Compliance with Laws, Contracts, Licenses, and Permits.
§7.11.	Use of Proceeds.
§7.12.	[Intentionally Omitted].
§7.13.	Notices of Significant Transactions.
§7.14.	Further Assurance.
§7.15.	Environmental Indemnification.
§7.16.	Response Actions.
§7.17.	Employee Benefit Plans.
§7.18.	Required Interest Rate Contracts.
§7.19.	Forward Equity Contracts.
§7.20.	Title/Status of Structured Finance Assets.
§7.21.	Other Facilities

§8.	CERTAIN NEGATIVE COVENANTS OF THE BORROWER.
§8.1	[Intentionally Omitted].
§8.2.	Restrictions on Investments.
§8.3.	Merger, Consolidation and Other Fundamental Changes.
§8.4.	Sale of Collateral.
§8.5.	Compliance with Environmental Laws.
§8.6.	Distributions.
§8.7.	Preferred Distributions.
§8.8.	Preferred Redemptions.

§9.	FINANCIAL COVENANTS OF THE BORROWER.
§9.1.	Adjusted Unsecured Debt Coverage.
§9.2.	Minimum Debt Service Coverage.
§9.3.	Total Debt to Total Assets.
§9.4.	Minimum Tangible Net Worth.
§9.5.	Adjusted EBITDA to Fixed Charges.
§9.6.	Aggregate Occupancy Rate .
§9.7.	Value of All Unencumbered Assets
§9.8.	Indebtedness of the 1221 Avenue of the Americas Investment Party.
§9.9.	Amendments and Modifications to §9.

§10.	CONDITIONS TO EFFECTIVENESS.
§10.1.	Loan Documents.
§10.2.	Certified Copies of Organization Documents; Good Standing Certificates .
§10.3.	By-laws; Resolutions.
§10.4.	Incumbency Certificate; Authorized Signers.
§10.5.	Title Insurance; Lien Searches.
§10.6.	Opinions of Counsel Concerning Organization, Loan Documents and Collateral.
§10.7.	Payment of Fees.
§10.8.	Existing Agreement.

§11.	CONDITIONS TO ALL CREDIT ADVANCES.
§11.1.	Representations True; No Event of Default; Compliance Certificate.
§11.2.	No Legal Impediment.
§11.3.	Proceedings and Documents.

§12.	EVENTS OF DEFAULT; ACCELERATION; ETC
§12.1.	Events of Default and Acceleration.
§12.2.	Termination of Commitments.
§12.3.	Remedies.
§12.4.	Distribution of Enforcement Proceeds.

§13.	SETOFF.

§14.	THE AGENT
§14.1.	Authorization.
§14.2.	Employees and Agents.
§14.3.	No Liability to Lenders.
§14.4.	No Representations.
§14.5.	Payments.
§14.6.	Holders of Notes.
§14.7.	Indemnity.
§14.8.	Agent as Lender.
§14.9.	Resignation.
§14.10.	Notification of Defaults and Events of Default and other Notices.
§14.11.	Duties in the Case of Enforcement.
§14.12.	Mandatory Resignation of Agent.
§14.13.	Matters as to Borrower.
§14.14.	Concerning the Collateral and the Collateral Documents.

§15.	EXPENSES.

§16.	INDEMNIFICATION.

§17.	SURVIVAL OF COVENANTS, ETC.

§18.	GUARANTY.
§18.1.	Guaranty.
§18.2.	Obligations Unconditional.
§18.3.	Modifications.
§18.4.	Waiver of Rights.
§18.5.	Reinstatement.
§18.6.	Remedies.
§18.7.	Limitation of Guaranty.
§18.8.	Release of Guaranty.

§19.	ASSIGNMENT; PARTICIPATIONS; ETC.

§19.1.	Conditions to Assignment by Lenders.
§19.2.	Certain Representations and Warranties; Limitations; Covenants.
§19.3	Register.
§19.4.	New Notes.
§19.5.	Participations.
§19.6.	Pledge by Lender.
§19.7.	No Assignment by Borrower.
§19.8.	Disclosure.

§20.	NOTICES, ETC.

§21.	GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE.

§22.	HEADINGS.

§23.	COUNTERPARTS.

§24.	ENTIRE AGREEMENT.

§25.	WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS.

§26.	CONSENTS, AMENDMENTS, WAIVERS, ETC.

§27.	SEVERABILITY.

§28.	ACKNOWLEDGMENTS.

§29. CONSENT TO AMENDMENT AND RESTATEMENT; TRANSITIONAL ARRANGEMENTS
§29.1.	Existing Credit Agreement Superseded.
§29.2.	Return and Cancellation of Notes.
§29.3.	Interest and Fees under the Existing Agreement.

v

Exhibit A	Form of Notes
Exhibit B	Form of Loan Request
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Amended and Restated Pledge and Security Agreement
Exhibit E	Form of Assignment and Acceptance

Schedule 1	Lenders; Domestic and LIBOR Lending Offices
Schedule 1.1	Structured Finance Collateral Assets
Schedule 1.2	Commitments and Commitment Percentages
Schedule 1.3	Related Companies, Unconsolidated Entities and Guarantors
Schedule 1.4.	[INTENTIONALLY OMITTED]
Schedule 6.3	Title to Properties
Schedule 6.7	Litigation
Schedule 6.15	Insider Transactions
Schedule 6.16	Employee Benefit Plans
Schedule 6.18	Environmental Matters
Schedule 6.19	Company Assets
Schedule 6.21	Building Structural Defects, etc.
Schedule 6.22	Indebtedness
Schedule 8.2(d)	Investments
Schedule 8.2(h)	As-Is Value Capitalization Rates

CREDIT AGREEMENT

This SECOND AMENDED AND RESTATED REVOLVING SECURED CREDIT AND GUARANTY AGREEMENT is made as of the           day of March, 2004, by and among (i) SL GREEN OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (the “Borrower”), (ii) SL GREEN REALTY CORP., a Maryland corporation (the “Company”, and a “Guarantor”, as such term is defined herein), (iii) each of the direct and indirect Subsidiaries of the Borrower or the Company that is a signatory hereto under the caption “Guarantors” on the signature pages hereto or from time to time hereafter as a “Guarantor”, (iv) each of the financial institutions that is a signatory hereto under the caption “Lenders” on the signature pages hereto or that, pursuant to §19, shall become a “Lender” (individually, a “Lender” and, collectively, the “Lenders”),  (v) FLEET NATIONAL BANK,  a national banking association, as administrative agent for the Lenders hereunder and as collateral agent for the Secured Parties under the Collateral Documents (in such capacities, the “Agent”), (vi) WACHOVIA BANK NATIONAL ASSOCIATION (f/k/a FIRST UNION NATIONAL BANK), as syndication agent for the Lenders hereunder, (vii) SOVEREIGN BANK and COMMERZBANK AG NEW YORK BRANCH, as co-documentation agents for the Lenders hereunder, and (viii) THE BANK OF NEW YORK, as managing agent for the Lenders hereunder.

WHEREAS, pursuant to that certain Amended and Restated Revolving Secured Credit and Guaranty Agreement, dated as of December 16, 2003, among the Borrower, the Guarantors signatory thereto (the “Existing Guarantors”), the lenders signatory thereto (the “Existing Lenders”), Fleet National Bank, as administrative agent, Wachovia Bank National Association, as syndication agent, and Sovereign Bank, as documentation agent (as amended from time to time, the “Existing Credit Agreement”), the Existing Lenders have agreed to make available to the Borrower secured revolving loans in an aggregate amount not to exceed $75,000,000; and

WHEREAS, the parties hereto wish to amend and restate the Existing Credit Agreement to, among other things, increase the principal amount of the facility, extend the maturity of the facility and substitute the Lenders for the Existing Lenders as Lenders under this Agreement;

NOW, THEREFORE, to accomplish these purposes, the Agent, the Borrower, the Guarantors and the Lenders hereby agree that the Existing Credit Agreement shall be and hereby is amended and restated in its entirety, as follows:

§1.                                DEFINITIONS AND RULES OF INTERPRETATION

§1.1.                       Definitions.  The following terms shall have the meanings set forth in this §l or elsewhere in the provisions of this Agreement referred to below:

Additional Commitment.  The portion (if any) of any Lender’s Commitment which will become effective on the Commitment Increase Date if the Total Commitment is increased pursuant to § 2.2.

Additional Commitment Lenders.  Those Lenders which provide an Additional Commitment.

Adjusted EBITDA.  For any Person for any period, EBITDA minus (i) the aggregate Minimum Capital Expenditure Reserves for all Real Estate Assets for such period and (ii) straight line rent adjustments for the applicable period.

Adjusted Net Operating Income.  For any Real Estate Asset,  as of any date of determination, Net Operating Income for the three (3) month period immediately preceding the date of determination,  minus Minimum Capital Expenditures Reserves for such Real Estate Asset for such period, and minus the Minimum Management Fees for such Real Estate Asset for such period; provided, however, that for any Real Estate Asset acquired less than three (3) months prior to such date of determination, such Real Estate Asset’s Net Operating Income shall be its pro forma Net Operating Income (as approved by the Agent) for the entire fiscal quarter in which acquired.

Adjusted Unsecured Debt.  The sum of Unsecured Indebtedness plus any Obligations outstanding, whether principal, interest, fees or otherwise.

Adjusted Unencumbered Asset Value.  When determined as of the end of any fiscal quarter, the sum of (i) the Value of all Unencumbered Assets plus (ii) 75% of the aggregate amount of Structured Finance Collateral Asset Values for all Structured Finance Collateral Assets.

Affiliated Lenders.  Any commercial bank or financial institution which is (i) the parent corporation of any of the Lenders, (ii) a wholly-owned subsidiary of any of the Lenders or (iii) a wholly-owned subsidiary of the parent corporation of any of the Lenders.

Agent.  Fleet National Bank acting in its capacities as sole administrative agent for the Lenders and as collateral agent for the Secured Parties pursuant to the Collateral Documents, or any sole successor administrative agent and collateral agent appointed pursuant to §14.

Agent’s Head Office.  The Agent’s head office located at 100 Federal Street, Boston, Massachusetts 02110, or at such other location in the United States as the Agent may designate from time to time.

Aggregate Occupancy Rate.  With respect to the Unencumbered Assets at any time, the ratio, as of such date, expressed as a percentage, of  (i) the summation of the amounts arrived at by multiplying (a) the Occupancy Rate of each Unencumbered Asset by (b) the net rentable area of such Unencumbered Asset, divided by (ii) the aggregate net rentable area of all such Unencumbered Assets.

Agreement. This Second Amended and Restated Revolving Secured Credit and Guaranty Agreement, including the Schedules and Exhibits hereto.

Applicable LIBOR Margin. The applicable margin over the LIBOR Rate which is used in calculating the interest rate applicable to LIBOR Rate Loans and which shall vary from time to time in accordance with the Company’s then applicable (if any) Moody’s Rating, S&P Rating and Fitch Rating (for purposes of this definition, each a “debt rating”), as set forth below in this definition.  If at any time of determination of the Applicable LIBOR Margin, the Company has then current debt ratings from at least two (2) of Moody’s, S&P or Fitch, then the Applicable LIBOR Margin shall be based on the lower of such ratings.

The applicable debt ratings and the Applicable LIBOR Margins are set forth in the following table:

S&P Rating	Moody’s Rating	Fitch Rating	Applicable Margin for LIBOR Rate Loans
BBB-	Baa3	BBB-/Baa3 equivalent	120 basis points
BBB	Baa2	BBB/Baa2 equivalent	100 basis points
BBB+ or higher	Baa1 or higher	BBB+/Baa1 equivalent or higher	95 basis points

The Applicable LIBOR Margin shall be adjusted effective on the first Business Day following the effective date of a change in the Moody’s Rating, the S&P Rating or the Fitch Rating, as the case may be. Notwithstanding the foregoing, if during any period either (x) the Company does not maintain debt ratings from at least two (2) of Moody’s, S&P or Fitch or (y) the Company does maintain such debt ratings but at least one of such debt ratings is less than BBB-/Baa3 (or the equivalent), the Applicable LIBOR Margin during such period shall be 140 basis points.

As-Is Value.  For any Real Estate Asset set forth on Schedule 8.2(h) (as such Schedule shall be amended or supplemented from time to time), the “as-is” value of such Real Estate Asset as determined by an appraisal conducted by a Member of the Appraisal Institute compliant with the Financial Institutions Reform, Recovery and Enforcement Act supplied by Borrower which is less than one year old from the date of such determination and which is acceptable to the Agent and the Borrower; provided, however, that for any Real Estate Asset for which no such appraisal is available, “As-Is Value” shall be the value determined by dividing the Adjusted Net Operating Income for the immediately preceding fiscal quarter, annualized, for such Real Estate Asset by the capitalization rate (which shall in no event exceed 9.0%) set forth for such Real Estate Asset on Schedule 8.2(h) (as such Schedule shall be amended or supplemented from time to time).

Assignment and Acceptance. See §19.

Bankruptcy Code.  Title 11 of the United States Code, 11 U.S.C. §§ 1101 et seq., as the same may be amended from time to time.

Base Rate. The higher of (a) the annual rate of interest announced from time to time by Fleet National Bank (“Fleet”) at Fleet’s Head Office as its “base rate”, and (b) one half of one percent (½%) above the overnight federal funds effective rate as published by the Board of Governors of the Federal Reserve System, as in effect from time to time.

Base Rate Loans.  Those Loans bearing interest calculated by reference to the Base Rate.

Borrower.  As defined in the preamble hereto.

Borrowing Date.  The date on which any Loan is made or is to be made, and the date on which any Loan is converted or continued in accordance with §2.6.

Buildings.  The buildings, structures and other improvements now or hereafter located on the Unencumbered Assets.

Business Day.  Any day on which banking institutions in Boston, Massachusetts, are open for the transaction of banking business and, in the case of LIBOR Rate Loans, also a day which is a Eurodollar Business Day.

Capitalized Leases.  Leases under which the discounted future rental payment obligations are required to be capitalized on the balance sheet of the Borrower in accordance with Generally Accepted Accounting Principles.

CERCLA. See §6.18.

Co-Arrangers.  Fleet Securities, Inc. and Wachovia Securities, Inc. or any of the respective successors thereto.

Code.  The Internal Revenue Code of 1986, as amended and in effect from time to time.

Collateral.  As defined in the Pledge and Security Agreement, or as defined in any other Collateral Document.

Collateral Documents.  The Pledge and Security Agreement and any other documents executed and delivered by the Borrower or a Guarantor granting a lien on its property to secure payment of the Obligations.

Commitment.  With respect to each Lender, the amount set forth from time to time on Schedule 1.2 hereto as the amount of such Lender’s commitment to make Loans to the Borrower.

Commitment Increase.  An increase in the Total Commitment to not more than $150,000,000 pursuant to § 2.2(a).

Commitment Increase Date.  See §2.2(a).

Commitment Percentage.  With respect to each Lender, the percentage set forth from time to time on Schedule 1.2 hereto as such Lender’s percentage of the Total Commitment.

Company. As defined in the preamble hereto.

Compliance Certificate.  See §2.5(a).

Conversion Request.  A notice given by the Borrower to the Agent of its election to convert or continue a Loan in accordance with §2.6.

Default.  See §12.1.

Delinquent Lender.  See §14.5(c).

Distribution.  The declaration or payment of any dividend or distribution of cash or cash equivalents to the holders of common shares of beneficial interest in the Company or the holders of common units of limited partnership interest in the Borrower, or any distribution to any officer, employee or director of the Borrower or the Company, other than employee compensation.

Dollars or $.  Lawful currency of the United States of America.

Domestic Lending Office.  Initially, the office of each Lender designated as such in Schedule 1 hereto; thereafter, such other office of such Lender, if any, located within the United States that will be making or maintaining Base Rate Loans.

EBITDA.  With respect to any Person for any period, earnings (or losses) before interest and taxes of such Person and its Subsidiaries for such period plus, to the extent deducted in computing such earnings (or losses) before interest (including, without limitation, the interest portion of payments made under Capitalized Leases) and taxes, depreciation and amortization expense and other non-cash charges, all as determined on a consolidated basis with respect to such Person and its Subsidiaries in accordance with Generally Accepted Accounting Principles; provided, however, EBITDA shall exclude earnings or losses resulting from (i) cumulative changes in accounting practices, (ii) discontinued operations (except as noted below), (iii) extraordinary items, (iv) net income or net losses of any entity acquired in a pooling of interest transaction for the period prior to the acquisition, (v) net income or net losses, before depreciation and amortization, of a Subsidiary that is unavailable to such Person, (vi) net income or net losses not readily convertible into Dollars or remittable to the United States, (vii) gains and losses from the sale of assets, and (viii) net income or net losses, before depreciation and amortization,  from corporations, partnerships, associations, joint ventures or other entities in which such Person or any Subsidiary or consolidated entity thereof has a minority interest and in which none of such Person or any Subsidiary or consolidated entity thereof has control, except to the extent actually received, provided, however, that EBITDA shall include earnings and losses from any Real Estate Asset which has been identified for sale and would otherwise qualify as a discontinued operation under Generally Accepted Accounting Principles, until sold or otherwise disposed of.

Effective Date.  The date upon which this Agreement shall become effective pursuant to §10.  Unless the Agent notifies the Borrower and the Lenders on the date hereof that some other date is the Effective Date, the Effective Date shall be the date set forth on the first page of this Agreement.

Eligible Assignee.  Any of (a) a commercial bank organized under the laws of the United States, or any State thereof or the District of Columbia, and having total assets in excess of $5,000,000,000; (b) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof or the District of Columbia, and having a net worth of at least $100,000,000, calculated in accordance with Generally Accepted Accounting Principles; (c) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the “OECD”), and having total assets in excess of $5,000,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the

OECD; (d) the central bank of any country which is a member of the OECD; (e) a finance company, insurance company or other financial institution (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having total assets in excess of $5,000,000,000, and (f) any Lender or Affiliated Lender.  Notwithstanding anything to the contrary, the term Eligible Assignee shall exclude any Person controlling, controlled by or under common control with, the Borrower or the Company.

Employee Benefit Plan.  Any employee benefit plan within the meaning of §3 (3) of ERISA currently maintained or contributed to by the Borrower or any Guarantor or any ERISA Affiliate, other than a Multiemployer Plan.

Environmental Laws.  See §6.18(a).

ERISA.  The Employee Retirement Income Security Act of 1974, as amended and in effect from time to time.

ERISA Affiliate.  Any Person which is treated as a single employer with the Borrower under §414(b) or (c)  of the Code.

ERISA Event.  Any of the following:

(i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Guaranteed Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation),

(ii) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Guaranteed Pension Plan (whether or not waived in accordance with Section 412(d) of the Code) or the failure to make by its due date a required installment under Section 412 (m) of the Code with respect to any Guaranteed Pension Plan or the failure to make by its due date any required contribution to a Multiemployer Plan,

(iii) the provision by the administrator of any Guaranteed Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA,

(iv) the withdrawal by the Borrower or any Guarantor or any of their ERISA Affiliates from any Guaranteed Pension Plan with two or more contributing sponsors or the termination of any such Guaranteed Pension Plan resulting in liability pursuant to Section 4063 or 4064 of ERISA in excess of $5,000,000.00,

(v) the institution by the PBGC of proceedings to terminate any Guaranteed Pension Plan, or the occurrence of any event or condition which might reasonably be expected to constitute grounds under ERISA for the involuntary termination of, or the appointment of a trustee to administer, any Guaranteed Pension Plan,

(vi) the imposition of liability on the Borrower or any Guarantor or any of their ERISA Affiliates in excess of $5,000,000.00 pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA,

(vii) the withdrawal by the Borrower or any Guarantor or any of their ERISA Affiliates in a complete or partial withdrawal (within the meaning of Section 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor in excess of $5,000,000.00, or the receipt by the Borrower or any Guarantor or any of their ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA, if such event could reasonably be expected to result in liability being imposed on Borrower or any of its ERISA Affiliates in excess of $5,000,000.00,

(viii) the occurrence of an act or omission which could give rise to the imposition on the Borrower or any Guarantor or any of their ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Section 409 or 502(c), (i) or (1) or 4071 of ERISA in excess of $5,000,000 in respect of any Employee Benefit Plan,

(ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against the Borrower or any Guarantor or any of their ERISA Affiliates in connection with any such Employee Benefit Plan,

(x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Benefit Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Guaranteed Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code, or

(xi) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Code or pursuant to ERISA with respect to any Guaranteed Pension Plan.

Eurocurrency Reserve Rate.  For any day with respect to a LIBOR Rate Loan, the maximum rate (expressed as a decimal) at which any of the Lenders would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulations relating to such reserve requirements) against “Eurocurrency Liabilities” (as that term is used in Regulation D) , if such liabilities were outstanding. The Eurocurrency Reserve Rate shall be adjusted automatically on and as of the effective date of any change in the Eurocurrency Reserve Rate.

Eurodollar Business Day.  Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London or such other eurodollar interbank market as may be selected by the Agent in its sole discretion acting in good faith.

Event of Default.  See §12.1.

Existing Credit Agreement.  As defined in the recitals thereto.

Facility.  The secured revolving line of credit facility provided to the Borrower pursuant to this Agreement.

Fitch.  Fitch Ratings, a division of Fitch, Inc. or its successors.

Fitch Rating.  The rating for the Company’s senior long-term unsecured debt assigned by Fitch.

Fixed Charges.  With respect to any fiscal period of any Person, an amount equal to the sum of (i) Interest Expense, (ii) regularly scheduled installments of principal payable with respect to all Indebtedness of such Person, other than balloon payments of principal at maturity, (iii) scheduled cash lease payments or obligations with respect to Capitalized Leases of such Person plus (iv) in the cases of the Company and the Borrower, all dividend payments due to the holders of any preferred shares of beneficial interest of the Company and all distributions due to the holders of any preferred limited partnership interests in the Borrower.

Fixed Rate Prepayment Fee.  See §3.3.

Forward Purchase Contract.  With respect to any Person, a purchase agreement entered into by such Person for the fee or leasehold purchase of an office property to be constructed.

Funds From Operations.  Consolidated net income (loss) of the Company and its Subsidiaries before extraordinary items, computed in accordance with Generally Accepted Accounting Principles, plus, to the extent deducted in determining net income (loss) and without duplication, (i) gains (or losses) from debt restructuring and sales of property (or adjustments to basis of properties or other assets), (ii) non-recurring charges, (iii) provisions for losses, (iv) real estate related depreciation, amortization and other non-cash charges (excluding amortization of financing costs), and (v) amortization of organizational expenses minus, to the extent included in net income (loss) and without duplication, (a) non-recurring income (loss) and (b) equity income (loss) from unconsolidated partnerships and joint ventures less the proportionate share of Funds From Operations of such partnerships and joint ventures, which adjustments shall be calculated on a consistent basis.

Generally Accepted Accounting Principles.  Principles that are (a) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time and (b) consistently applied with past financial statements of the Person in question adopting the same principles; provided that a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in Generally Accepted Accounting Principles) as to financial statements in which such principles have been properly applied.

Ground Lease.  A ground lease granting a leasehold interest in land and/or the improvements thereon.

Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by the Borrower, any Guarantor or any ERISA

Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

Guaranteed Obligations.  Collectively,

(i)                                     the payment, as and when due, or by stated maturity, acceleration, or otherwise, of the Notes and all other amounts due and payable under the other Loan Documents to the Agent and the Lenders at such times and in the manner provided for in the Loan Documents, including interest accruing from and after the date of the commencement of a bankruptcy case against the Borrower or a Guarantor, and

(ii)                                  the payment of all other obligations of the Borrower under the Loan Documents that can be performed by the payment of monies, either to the Agent and the Lenders directly or by reimbursement of advances by them, including, without limitation, the payment of income and other taxes by the Borrower.

Guarantor. Each of the Company, any direct or indirect Subsidiary of the Borrower or the Company owning any interest in a Structured Finance Collateral Asset, and any other Subsidiaries of the Borrower or the Company  which execute and deliver this Agreement as a Guarantor.

Guaranty. See §18.1.

Hazardous Materials. See §6.18(a).

Indebtedness.  For any Person, without duplication, (i)(a) all indebtedness of such Person for borrowed money and (b) all obligations of such Person to pay a deferred purchase price for property or services, including, but not limited to, obligations under Forward Purchase Contracts, having met all conditions of repayment thereof but for the passage of time, (ii) all indebtedness of such Person evidenced by a note, bond, debenture or similar instrument, (iii) the outstanding undrawn amount of all letters of credit issued for the account or upon the application of such Person and, without duplication, all unreimbursed amounts drawn thereunder, (iv) all indebtedness of any other person or entity secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed, (v) indebtedness of others guaranteed by such Person (including, without limitation, indebtedness of a partnership for which such Person, if a general partner, would be liable as a matter of law or contractually), but only to the extent of the specific amount guaranteed as a matter of contract or law, provided that for purposes of this definition the term “guarantee” shall not include the guarantee of customary non-recourse carve-outs (including, but not limited to, claims for fraud, misrepresentation, or environmental law violations), (vi) all payment obligations of such Person under any Interest Rate Contracts and currency swaps and similar agreements, to the extent such liabilities are material and are reported or are required under Generally Accepted Accounting Principles to be reported by such Person in its financial statements, (vii) all indebtedness and liabilities of such Person secured by any Lien or mortgage on any property of such Person, whether or not the same would be classified as a liability on a balance sheet, (viii) the liability of such Person in respect of banker’s acceptances and the estimated liability under any participating mortgage, convertible mortgage or similar arrangement, (ix) the aggregate principal amount of rentals or other consideration payable by such Person in accordance with Generally Accepted Accounting Principles over the remaining unexpired term of all Capitalized Leases of such Person, (x) all outstanding monetary judgments or decrees by a court or courts of competent jurisdiction entered against such Person, (xi) all convertible debt and subordinated debt owed by such Person, (xii) all preferred partnership interests and preferred stock issued by such Person that, in either case, are redeemable prior to the Maturity Date for cash on a mandatory basis, a cash equivalent, a note receivable or similar instrument or are convertible prior to the Maturity Date on a mandatory basis to Indebtedness as defined herein, (xiii) all customary trade payables and accrued expenses more than sixty (60) days past due, (xiv) expected amortization of tenant costs and leasing commissions over such Person’s next twelve succeeding fiscal months, and (xv) all obligations, liabilities, reserves and any other items which are listed as a liability on a balance sheet of such Person determined on a consolidated basis in accordance with Generally Accepted Accounting Principles, but excluding all general contingency reserves and reserves for deferred income taxes and investment credit, and excluding debt covered by escrows and security deposits fully funded by cash or cash equivalents.

Interest Expense.  For any Person for any Period, with respect to all Indebtedness of such Person, an amount equal to the sum of the following with respect to all Indebtedness of such Person: (i) total interest expense, accrued in accordance with Generally Accepted Accounting Principles, plus (ii) all capitalized interest determined in accordance with Generally Accepted Accounting Principles, but only to the extent that such capitalized interest is not covered by an interest reserve established under a loan facility (such as capitalized construction interest provided for in a construction loan).

Interest Payment Date.  As to any Base Rate Loan or LIBOR Rate Loan, the first day of each calendar month.

Interest Period.  With respect to each Loan, (a) initially, the period commencing on the Borrowing Date of such Loan and ending on the last day of one of the following periods, as selected by the Borrower in a Loan Request: (i) for any Base Rate Loan, the day on which such Base Rate Loan is paid in full or converted to a LIBOR Rate Loan; and (ii) for any LIBOR Rate Loan, 7 days (but only to the extent available in the Eurodollar market to all Lenders), 1, 2, or 3 months; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Loan and ending on the last day of one of the periods set forth above, as selected by the Borrower in a Conversion Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(A) if any Interest Period with respect to a LIBOR Rate Loan would otherwise end on a day that is not a Eurodollar Business Day, that Interest Period shall be extended to the next succeeding Eurodollar Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Eurodollar Business Day;

(B) if any Interest Period with respect to a Base Rate Loan would end on a day that is not a Business Day, that Interest Period shall end on the next succeeding Business Day;

(C) if the Borrower shall fail to give notice as provided in §2.6, the Borrower shall be deemed to have requested a conversion of the affected LIBOR Rate Loan to a Base Rate Loan on the last day of the then current Interest Period with respect thereto;

(D) any Interest Period relating to any LIBOR Rate Loan that begins on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Eurodollar Business Day of a calendar month;

(E) no more than four (4) Interest Periods relating to LIBOR Rate Loans may be outstanding at any one time; and

(F) the Borrower may not select any Interest Period relating to any LIBOR Rate Loan that would extend beyond the Maturity Date.

Interest Rate Contracts.  Interest rate swap, cap, collar or similar agreements providing for interest rate protection.

Investments.  In any Person, any loan, advance, or extension of credit to or for the account of, any guaranty, endorsement (other than for collection in the ordinary course of business) or other direct or indirect contingent liability in connection with the obligations, capital interests or equity distributions of, any ownership, purchase or acquisition of any capital interests, business, assets, obligations or securities of, or any other interest in  or capital contribution to, such Person.

Leases.  Leases, licenses and agreements whether written or oral, relating to the use or occupation of space in the Buildings located on the Unencumbered Assets by persons other than the owner thereof.

Lenders.  As defined in the preamble hereto.

LIBOR Lending Office.  Initially, the office of each Lender designated as such in Schedule 1 hereto; thereafter, such other office of such Lender, if any, that shall be making or maintaining LIBOR Rate Loans.

LIBOR Rate.  For any Interest Period with respect to a LIBOR Rate Loan, the rate per annum equal to the quotient (rounded upwards to the nearest 1/1000 of one percent) of (a) the rate per annum for deposits in Dollars in the London interbank market for a period equal in length to such Interest Period which appears on Telerate Page 3750 as of 11:00 a.m. (London, England time)  two Eurodollar Business Days prior to the beginning of such Interest Period, divided by (b) a number equal to 1.00 minus the Eurocurrency Reserve Rate. Each determination of the LIBOR Rate applicable to the particular Interest Period selected by the Borrower shall be made by the Agent and shall be conclusive and binding upon the Borrower absent manifest error.

LIBOR Rate Loans.  Loans bearing interest calculated by reference to the LIBOR Rate.

Lien.  Any lien, encumbrance, mortgage, deed of trust, pledge, restriction or other security interest.  If title to any Real Estate Asset is held by a Subsidiary of Borrower or an

Unconsolidated Entity then any pledge or assignment of Borrower’s stock, partnership interest, limited liability company interest or other ownership interest in such Subsidiary or Unconsolidated Entity shall be deemed to be a Lien on the Real Estate Assets owned by such Subsidiary or Unconsolidated Entity.

Loan Documents. This Agreement, the Notes, the Collateral Documents, and any and all other agreements, documents and instruments now or hereafter evidencing, securing or otherwise relating to the Loans.

Loan Request.  See §2.5.

Loans.  Loans made or to be made by the Lenders to the Borrower pursuant to §2.1 and §2.5.

Majority Lenders. As of any date, the Lenders whose aggregate Commitments constitute at least fifty-one percent (51%) of the Total Commitment  provided that the Commitments of any Delinquent Lenders shall be disregarded when determining the Majority Lenders.

Material Adverse Effect.  Any condition which has a material adverse effect on (i) the business, operations, properties, assets or condition (financial or otherwise) of the Borrower, the Company, or any other Guarantor, taken as a whole, or (ii) the ability of the Borrower, the Company or any other Guarantor to perform its obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents or the remedies or material rights of the Agent or the Lenders thereunder.

Maturity Date.  December 20, 2006, or such earlier date on which the Loans shall become due and payable pursuant to the terms hereof.

Maximum Credit Amount. As of any date of determination, the lesser of

(i) the Total Commitment and

(ii) the sum of

(A) 50% of the aggregate Structured Finance Collateral Asset Values of all Structured Finance Collateral Assets that are 100% beneficially owned by the Borrower and/or any Guarantor plus

(B) the lesser of (x) $37,500,000 and (y) 25% of the aggregate Structured Finance Collateral Asset Values of all Structured Finance Collateral Assets that are less than 100% beneficially owned by the Borrower and/or any Guarantor.

Minimum Capital Expenditure Reserves.  For any Real Estate Asset, $0.40 per net rentable square foot of such Real Estate Asset per annum, or, for any shorter period, such amount multiplied by a fraction the numerator of which is the length of the applicable period in months (or portions thereof) and the denominator of which is 12.

Minimum Management Fees.  Shall mean the greater of (i) three percent (3%) of Rents from the related Real Estate Asset for the three (3) month period immediately preceding the calculation, and (ii) the actual management fees paid by the Borrower and the Related Companies with respect to such Real Estate Asset during such three (3) month period.

Moody’s. Moody’s Investors Service, Inc. or its successors.

Moody’s Rating.  The rating for the Company’s senior long-term unsecured debt assigned by Moody’s.

Mortgage.  Any mortgage, deed of trust, or other security instrument that creates a Lien on a class B (or better) office property (including the development of same) located in the greater New York City area or assets related thereto to secure Indebtedness.

Mortgage Loan.  Any Indebtedness the payment or performance of which is secured by a Mortgage.

Mortgage Note.  Any instrument, document or agreement evidencing a Mortgage Loan.

Multiemployer Plan.  Any multiemployer plan within the meaning of §3(37) of ERISA contributed to by the Borrower or any Guarantor or any of their ERISA Affiliates.

Net Offering Proceeds.  All cash proceeds received after December 31, 2003 by the Borrower or the Company as a result of the sale of common, preferred or other classes of stock of the Company or the issuance of limited partnership interests in the Borrower less customary costs and discounts of issuance paid by Company or Borrower in connection therewith.

Net Operating Income.  With respect to any Real Estate Asset, for the period of determination, the Rents derived from the customary operation of such Real Estate Asset, less operating expenses attributable to such Real Estate Asset, and shall include only the sum of (i) the Rents received or expected to be received, and earned in accordance with Generally Accepted Accounting Principles, pursuant to Leases in place, plus (ii) other income actually received and earned in accordance with Generally Accepted Accounting Principles with respect to such Real Estate Asset, plus (iii) rent loss or business interruption insurance proceeds received or expected to be received during or relating to such period due to a casualty that has occurred prior to the date of calculation plus (iv) parking or other income, less operating expenses actually paid or payable on an accrual basis in accordance with Generally Accepted Accounting Principles attributable to such Real Estate Asset during such period, as set forth on operating statements and schedules reasonably satisfactory to Agent.  Net Operating Income shall be calculated in accordance with customary accounting principles applicable to real estate.  Notwithstanding the foregoing,  Net Operating Income shall not include (i) any condemnation or insurance proceeds (excluding rent loss or business interruption insurance proceeds as described above), (ii) any proceeds resulting from the sale, exchange, transfer, financing or refinancing of all or any portion of the Real Estate Asset for which it is to be determined, (iii) amounts received from tenants as security deposits unless actually applied toward the payment of rent or additional rent in accordance with the terms of such tenant’s lease, (iv) interest income and (v) any type of income otherwise included in Net Operating Income but paid directly by any tenant to a Person other than Borrower or a Guarantor or other Related Company or their respective agents or representatives.

Notes.  See §2.3.

Obligations.  All indebtedness, obligations and liabilities of the Borrower or any Guarantor to any of the Lenders and the Agent, individually or collectively, under this Agreement, the other Loan Documents or in respect of any of the Loans or the Notes or other instruments at any time evidencing any thereof, whether existing on the date of this Agreement or arising or incurred hereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law of otherwise.

Occupancy Rate.   With respect to an Unencumbered Asset at any time, the ratio, as of such date, expressed as a percentage, of (i) the net rentable area of such Unencumbered Asset leased to tenants paying rent pursuant to, and to the extent required under, Leases other than Leases which are in material default, to (ii) the net rentable area of such Unencumbered Asset.

Outstanding Obligations.  As of any date of determination, the sum of the outstanding principal amount of the Loans.

PBGC.  The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.

Permitted Developments.  The construction of any new buildings or the construction of additions expanding existing buildings or the rehabilitation of existing buildings (other than normal refurbishing of common areas and tenant fit up work when one tenant leases space previously occupied by another tenant) relating to any Real Estate Assets of the Borrower, any Guarantor or any of the other Related Companies, including (but not limited to) Forward Purchase Contracts, having met all conditions of payment thereof but for the passage of time, and each Permitted Development shall be counted for purposes of §8.2 from the time of commencement of the applicable construction work until a final certificate of occupancy has been issued with respect to such project in the amount of the total projected cost of such project.

Permitted Investments Cap.  See §8.2.

Permitted Liens.  The following Liens, security interests and other encumbrances:

(i)  liens to secure taxes, assessments and other governmental charges in respect of obligations not overdue, the Indebtedness with respect to which is permitted hereunder;

(ii) deposits or pledges made in connection with, or to secure payment of, workmen’s compensation, unemployment insurance, old age pensions or other social security obligations;

(iii) liens in respect of judgments or awards, the Indebtedness with respect to which is permitted hereunder;

(iv) liens of carriers, warehousemen, mechanics and materialmen, and other like liens which are either covered by a full indemnity from a creditworthy indemnitor or have been in existence less than 120 days from the date of creation thereof in respect of obligations not overdue, the Indebtedness with respect to which is permitted hereunder; and

(v) encumbrances consisting of easements, rights of way, Leases, covenants, restrictions on the use of real property and defects and irregularities in the title thereto; and other minor liens or encumbrances none of which in the opinion of the Borrower interferes materially with the use of the property affected in the ordinary conduct of the business of the Borrower, and which matters (x) do not individually or in the aggregate have a materially adverse effect on the value of the Unencumbered Asset and (y) do not make title to such property unmarketable by the conveyancing standards in effect where such property is located.

Person.  Any individual, corporation, partnership, limited liability company, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

Pledge and Security Agreement.  The amended and restated pledge and security agreement, in substantially the form of Exhibit D hereto, executed by each Person pledging an interest in the Collateral and delivered to the Agent, as collateral agent for the Secured Parties, on or before the Effective Date.

Preferred Distribution.  The declaration or payment of any dividend or distribution of cash or cash equivalents to the holders of preferred shares of beneficial interest in the Company or the holders of preferred  units of limited partnership interest of the Borrower.

Prepayment Date.  See §3.3.

Properties.  All Real Estate Assets, Real Estate, and all other assets, including, without limitation, intangibles and personalty owned by the Borrower or any Guarantor or any of the Related Companies.

Real Estate.  All real property at any time owned, leased (as lessee or sublessee) or operated by the Borrower, any Guarantor, or any of the Related Companies or any Unconsolidated Entity.

Real Estate Assets.  Those fixed and tangible properties consisting of land, buildings and/or other improvements owned by the Borrower, by any Guarantor, by any of the Related Companies or by any Unconsolidated Entity at the relevant time of reference thereto, including but not limited to the Unencumbered Assets, but excluding all leaseholds other than leaseholds under Ground Leases which either have an unexpired term (including unexercised renewals options exercisable at the option of the lessee) of at least 20 years or contain a purchase option for nominal consideration.

Real Estate Effective Control Assets.  Those Investments in mortgages and mortgage participations owned by the Borrower or by any Guarantor as to which the Borrower has demonstrated to the Agent, in the Agent’s discretion, that Borrower or a Guarantor has control of the decision-making functions of management and leasing of such mortgaged properties, has control of the economic benefits of such mortgaged properties, and holds an option to purchase such mortgaged properties.

Record.  The grid attached to any Note, or the continuation of such grid, or any other similar record, including computer records, maintained by any Lender with respect to any Loan referred to in such Note.

Recourse Indebtedness.  All Indebtedness except Indebtedness with respect to which recourse for payment is contractually limited (except for customary exclusions) to specific assets encumbered by a lien securing such Indebtedness.

Register.  See §19.3.

Related Companies.  The entities listed and described on Schedule 1.3 hereto, or after the Effective Date, any entity whose financial statements are consolidated or combined with the Company’s pursuant to Generally Accepted Accounting Principles, or any ERISA Affiliate.

Release.  A release, spillage, leaking, pumping, pouring, emitting, emptying, discharge, injection, escape, disposal or dumping of Hazardous Material.

Rents.  All rents, issues, profits, royalties, receipts, revenues, accounts receivable, and income, including fixed, additional and percentage rents, occupancy charges, operating expense reimbursements, reimbursements for increases in taxes, sums paid by tenants to the Borrower or the Related Companies to reimburse the Borrower or the Related Companies for amounts originally paid or to be paid by the Borrower or the Related Companies or their respective agents or affiliates for which such tenants were liable, as, for example, tenant improvements costs in excess of any work letter, lease takeover costs, moving expenses and tax and operating expense pass-throughs for which a tenant is solely liable, parking income, recoveries for common area maintenance expense, tax, insurance, utility and service charges and contributions, proceeds of sale of electricity, gas, heating, air-conditioning and other utilities and services, deficiency rents and liquidated damages, and other benefits.

Requisite Lenders.  As of any date, the Lenders whose aggregate Commitments constitute at least sixty-six and two-thirds percent (66-2/3%) of the Total Commitment  provided that the Commitments of any Delinquent Lenders shall be disregarded when determining the Requisite Lenders.

Responsible Officer.  With respect to the Company, any one of its Chairman, President, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Treasurer, Executive Vice Presidents or Senior Vice Presidents.

S&P.  Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., or its successors.

S&P Rating.  The rating for the Company’s senior long-term unsecured debt assigned by S&P.

Secured Parties.  The Lenders and the Agent, as collateral agent for the benefit of the Lenders.

Structured Finance Collateral Asset.  Each Structured Finance Investment set forth on Schedule 1.1, as such Schedule may be amended or supplemented from time to time, and any other Structured Finance Investment which, at the date of determination, (i) is beneficially owned in whole or in part by Borrower or one of the Guarantors; (ii) is unencumbered by any Liens; (iii) (A) if a Mortgage Loan, is not greater than ninety (90) days past due, (B) if a loan secured by partnership or membership interests or a membership agreement, is not greater than ninety (90) days past due, or (C) if a preferred equity Investment, there are no dividends in arrears for a period of more than ninety (90) days; (iv) is pledged to the Agent for the benefit of the Lenders as Collateral to secure the Obligations, and (v) is approved as a “Structured Finance Collateral Asset” by the Requisite Lenders in their sole discretion (which shall not be unreasonably delayed).  Each asset which satisfies the conditions set forth in this definition shall be deemed to be a Structured Finance Collateral Asset only during such periods of time as Borrower has included the same on the list of Structured Finance Collateral Assets attached to the most recent Compliance Certificate delivered hereunder.

Structured Finance Collateral Asset Value.  With respect to any Structured Finance Collateral Asset, when determined as of the last day of any fiscal quarter, the product of (A) the percentage (stated as a fraction) of Borrower’s or the Guarantors’ aggregate beneficial ownership interest in such Structured Finance Collateral Asset times (B) the least of (i) the stated face value of such Structured Finance Collateral Asset (taking into account principal amortization), (ii) the purchase price paid for such Structured Finance Collateral Asset by the Borrower and/or the Guarantors, and (iii) the book value of such Structured Finance Collateral Asset as determined by Generally Accepted Accounting Principles.

Structured Finance Investment. Any of the following Investments in (or in entities whose Investments are primarily in): (i) Mortgages, Mortgage Loans, and Mortgage Notes, (ii) mezzanine or bridge financing loans secured by partnership or equivalent equity interests in the borrower thereof, (iii) marketable securities or (iv) preferred equity Investments (including preferred limited partnership or limited liability company interests) (including, but not limited to, single-asset or limited-asset collateralized mortgage backed securities) in entities owning (or leasing pursuant to a Ground Lease) class B (or better) office properties located in the greater New York, New York area, but subject in all cases to the Requisite Lenders’ approval as set forth in clause (v) of the definition of Structured Finance Collateral Asset.

Subsidiary.  Any corporation, association, trust, or other business entity of which the designated parent or other controlling Person shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding Voting Interests.

Tangible Net Worth.  The book value of all of the assets of the Borrower and the Related Companies minus the book value of all of the liabilities of the Borrower and the Related Companies minus all intangibles determined in accordance with Generally Accepted Accounting Principles.

Telerate Page 3750.  The display designated as “Page 3750” on the Telerate Service, or such other page as may replace Page 3750 on that service or such other service as may be nominated by the British Bankers’ Association as the information vender for the purpose of displaying British Bankers’ Association interest settlement rates for U.S. Dollar deposits.

Term Loan Facility. The Indebtedness of the Borrower and the Guarantors under that certain Amended and Restated Credit and Guaranty Agreement, dated as of February 6, 2003, among the Borrower, certain of the Guarantors, the lenders party thereto, and Wells Fargo Bank, National Association, as administrative agent, as amended by a First Amendment and a Second Amendment thereto dated June 5, 2003 and December 16, 2003, respectively, and as the same may be amended, supplemented or modified from time to time, and any refinancing thereof.

Total Assets. As of any date of determination, the sum of the following, without duplication:  (i) the Value of All Unencumbered Assets, plus (ii) the aggregate Adjusted Net Operating Income for the fiscal quarter immediately preceding such date, annualized, for all Real Estate Assets (other than Unencumbered Assets) and Real Estate Effective Control Assets owned or leased by the Borrower, the Company or one of their respective Subsidiaries or the Unsecured Revolving Credit Facility Guarantors other than Real Estate Assets referred to in clause (iii) of this definition, divided by nine percent (9.0%), plus (iii) the aggregate purchase price of all Real Estate Assets (other than Unencumbered Assets but including Forward Purchase Contracts having met all conditions of payment of the purchase price thereunder but for the passage of time) and Real Estate Effective Control Assets acquired or initially leased by the Borrower, the Company or one of their respective Subsidiaries or the Unsecured Revolving Credit Facility Guarantors within the fiscal quarter immediately preceding such date, multiplied by ninety-five percent (95.0%), plus (iv) the book value of unrestricted cash and cash equivalents of the Borrower, the Company and their respective Subsidiaries, plus (v) the aggregate book value of all Investments of the Borrower, the Company and their respective Subsidiaries and the Unsecured Revolving Credit Facility Guarantors (other than Real Estate Effective Control Assets) permitted under §8.2.

Total Commitment. The sum of the Commitments of the Lenders, as in effect from time to time.

Total Debt.  The sum of (without duplication) all Indebtedness of the Borrower and the Company included in the liabilities portion of the Borrower’s balance sheet prepared in accordance with Generally Accepted Accounting Principles as of the end of the most recent fiscal quarter for which financial statements have been provided pursuant to §7.4.

1221 Avenue of the Americas Investment.  An Investment in less than all of the economic and beneficial ownership interests in the 1221 Avenue of the Americas Owner.

1221 Avenue of the Americas Investment Party.  Any Affiliate of Borrower which directly or indirectly owns or controls the 1221 Avenue of the Americas Investment, provided that if Borrower directly owns or controls the 1221 Avenue of the Americas Investment, Borrower shall be the 1221 Avenue of the Americas Investment Party.

1221 Avenue of the Americas Investment Period.  Any period of time during which the 1221 Avenue of the Americas Investment Party owns or controls the 1221 Avenue of the Americas Investment.

1221 Avenue of the Americas Owner. Rock-McGraw, Inc., a New York corporation (“Rock-McGraw”), the fee owner of the premises located at 1221 Avenue of the Americas, New York, New York as of December 16, 2003, or any successor to Rock-McGraw as fee owner of the premises located at 1221 Avenue of the Americas, New York, New York.

 Type. As to any Loan its nature as a Base Rate Loan or a LIBOR Rate Loan.

Unconsolidated Entity.  As of any date, any Person, other than a Wholly Owned Subsidiary, in whom the Borrower, the Company or any Related Company holds an Investment, regardless of whether the financial results of such Person would or would not be consolidated under Generally Accepted Accounting Principles with the financial statements of the Borrower, if such statements were prepared as of such date. Unconsolidated Entities existing on the date hereof are set forth in Schedule 1.3.

Unencumbered Asset.  At all times, any Real Estate Asset identified as an “Unencumbered Asset” under the Unsecured Revolving Credit Facility at such time, provided, however, that if the Unsecured Revolving Credit Facility is no longer outstanding, then any Real Estate Asset that would have qualified as an “Unencumbered Asset” under the Unsecured Revolving Credit Facility if the same had not been terminated.

Unencumbered Asset Value.  With respect to any Unencumbered Asset at any time, an amount computed as follows: (i) for any Unencumbered Asset owned or leased by the Borrower or the Guarantors other than Unencumbered Assets referred to in clause (ii) of this definition, the Adjusted Net Operating Income for such Unencumbered Asset for the fiscal quarter immediately preceding such date, annualized, divided by nine percent (9.0%), or (ii) for any Unencumbered Asset acquired or initially leased by the Borrower or the Guarantors within the fiscal quarter immediately preceding such date, the purchase price of such Unencumbered Asset multiplied by ninety-five percent (95.0%).

Unsecured Indebtedness.  All Indebtedness of Borrower, of any Unsecured Revolving Credit Facility Guarantor or of any of the other Related Companies to the extent not secured by a Lien on any Properties including, without limitation, the Outstanding Obligations and any Indebtedness evidenced by any bonds, debentures, notes or other debt securities presently outstanding or which may be hereafter issued by Borrower or by the Company.  Unsecured Indebtedness shall not include accrued ordinary operating expenses payable on a current basis.

Unsecured Revolving Credit Facility.  The $300,000,000 unsecured credit facility established pursuant to the Amended and Restated Revolving Credit and Guaranty Agreement dated as of March 17, 2003 among Borrower, the guarantors party thereto, the lenders party thereto, and Fleet National Bank, as Administrative Agent for the lenders party thereto, as amended by a First Amendment thereto dated December 16, 2003, and as it may have been or may be amended, modified or supplemented from time to time.

Unsecured Revolving Credit Facility Guarantors.  Each Person who is a “Guarantor”, as such term is defined in the Amended and Restated Revolving Credit and Guaranty Agreement dated as of March 17, 2003 among Borrower, the guarantors party thereto, the lenders party thereto, and Fleet National Bank, as Administrative Agent for the lenders party thereto, as it may have been or may be amended, modified or supplemented from time to time.

Unused Amount. See §4.2

Value of All Unencumbered Assets. As of any date of determination, an amount computed as follows: the sum of (i) the aggregate Adjusted Net Operating Income for the fiscal quarter immediately preceding such date, annualized, for all Unencumbered Assets owned or leased by the Borrower or the Unsecured Revolving Credit Facility Guarantors other than Unencumbered Assets referred to in clause (ii) of this definition, divided by nine percent (9.0%), plus (ii) the aggregate purchase price of all Unencumbered Assets acquired or initially leased by the Borrower or the Unsecured Revolving Credit Facility Guarantors within the fiscal quarter immediately preceding or ending on such date, multiplied by ninety-five percent (95.0%); provided, however, that after making such computation, the Value of All Unencumbered Assets shall be reduced by the amount by which the Unencumbered Asset Value of any single Unencumbered Asset exceeds thirty-five percent (35%) of the Value of All Unencumbered Assets as so computed.

Variable Rate Indebtedness.  The Loans and all other Indebtedness of the Borrower which bears interest at a rate which is not fixed either through maturity or for a term of at least thirty-six  (36) months from the date that such fixed rate became effective.

Voting Interests.  Stock or similar ownership interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, (a) to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, association, partnership, trust or other business entity involved, or (b) to control, manage or conduct the business of the corporation, partnership, association, trust or other business entity involved.

Wholly Owned Subsidiary. As to any Person, a Subsidiary of such Person all of the outstanding ownership interests of which Subsidiary (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

§1.2.                       Rules of Interpretation.

(a)  A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.

(b)  The singular includes the plural and the plural includes the singular.

(c)  A reference to any law includes any amendment or modification to such law.

(d)  A reference to any Person includes its permitted successors and permitted assigns.

(e)  Accounting terms not otherwise defined herein have the meanings assigned to them by Generally Accepted Accounting Principles applied on a consistent basis by the accounting entity to which they refer and, except as otherwise expressly stated, all use of accounting terms with respect to the Borrower shall reflect the consolidation of the financial statements of Borrower and the Related Companies.

(f)  The words “include”, “includes” and “including” are not limiting.

(g)  All terms not specifically defined herein or by Generally Accepted Accounting Principles, which terms are defined in the Uniform Commercial Code as in effect in New York, have the meanings assigned to them therein.

(h)  Reference to a particular “§” refers to that section of this Agreement unless otherwise indicated.

(i)  The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

(j)  The words “so long as any Loan or Note is outstanding” shall mean so long as such Loan or Note is not indefeasibly paid in full in cash.

§2.                                REVOLVING SECURED CREDIT FACILITY

§2.1.                       Commitment to Lend; Limitation on Total Commitment.  Subject to the provisions of §2.5 and the other terms and conditions set forth in this Agreement, each of the Lenders severally agrees to lend to the Borrower and the Borrower may borrow, repay, and reborrow from time to time between the Effective Date and the Maturity Date upon notice by the Borrower to the Agent given in accordance with §2.5, such sums as are requested by the Borrower up to a maximum aggregate principal amount of the Outstanding Obligations (after giving effect to all amounts requested) at any one time equal to such Lender’s Commitment, provided that the sum of the Outstanding Obligations (after giving effect to all amounts requested) shall not at any time exceed the Maximum Credit Amount. The Loans shall be made pro rata in accordance with each Lender’s Commitment Percentage and the Lenders shall at all times immediately adjust inter se any inconsistency between each Lender’s outstanding principal amount and each Lender’s Commitment. Each request for a Loan hereunder shall constitute a representation and warranty by the Borrower that the conditions set forth in §10 or §11 (whichever is applicable) have been satisfied on the date of such request and will be satisfied on the proposed Borrowing Date of the requested Loan, provided that the making of such representation and warranty by Borrower shall not limit the right of any Lender not to lend upon a determination by the Requisite Lenders that such conditions have not been satisfied.

§2.2.                       Changes in Total Commitment.  (a)  Provided that no Default or Event of Default has occurred and is continuing, the Borrower shall have the option at any time and on one occasion prior to December 20, 2005, to request an increase in the Total Commitment by an amount not to exceed $25,000,000 by written notice to the Agent.  Upon receipt of such notice, the Agent shall consult with Arranger and shall notify the Borrower of the amount of facility fees to be paid to any Lenders who provide an Additional Commitment in connection with such increase in the Total Commitment.  If the Borrower agrees to pay the facility fees so determined, then the Agent shall send a notice to all Lenders (the “Additional Commitment Request Notice”) informing them of the Borrower’s request to increase the Total Commitment and of the facility fees to be paid with respect thereto.  Each Lender who desires in its sole discretion to provide an Additional Commitment upon such terms shall provide Agent with a written commitment letter specifying the amount of the Additional Commitment which it is willing to provide prior to such deadline as may be specified in the Additional Commitment Request Notice.  If the requested increase is oversubscribed then the Agent and the Arranger shall allocate the Commitment Increase among the Lenders who provide such commitment letters on such basis as the Agent and the Arranger shall determine in their sole discretion.  If the Additional Commitments so provided are not sufficient to provide the full amount of the Commitment Increase requested by the Borrower, then the Agent may, but shall not be obligated to, invite one or more Eligible Assignees to become a Lender and provide an Additional Commitment.  If Agent does invite one or more Eligible Assignees to become a Lender and if following any such invitation, the amounts committed are still not sufficient to provide the full amount of the Commitment Increase requested by Borrower, the Commitment Increase shall be reduced to the aggregate of the amounts committed.  The Agent shall provide all Lenders with a notice setting forth the amount, if any, of the Additional Commitment to be provided by each Lender and the revised Commitment Percentages which shall be applicable after the effective date of the Commitment Increase specified therein (the “Commitment Increase Date”).

(b) On the Commitment Increase Date the outstanding principal balance of the Loans shall be reallocated among the Lenders such that after the Commitment Increase Date the outstanding principal amount of Loans owed to each Lender shall be equal to such Lender’s Commitment Percentage (as in effect after the Commitment Increase Date) of the outstanding principal amount of all Loans.  On the Commitment Increase Date those Lenders whose Commitment Percentage is increasing shall advance the funds to the Agent and the funds so advanced shall be distributed among the Lenders whose Commitment Percentage is decreasing as necessary to accomplish the required reallocation of the outstanding Loans.  The funds so advanced shall be Base Rate Loans until converted to LIBOR Rate Loans which are allocated among all Lenders based on their Commitment Percentages.  To the extent such reallocation results in certain Lenders receiving funds which are applied to LIBOR Rate Loans prior to the last day of the applicable Interest Period, then the Borrower shall pay to the Agent for the account of the affected Lenders the Fixed Rate Prepayment Fee which shall be determined separately for each such Lender in the manner set forth in §3.3.

(c)  The Borrower shall have the right at any time upon at least ten (10) Business Days’ prior written notice to the Agent (which shall promptly notify each Lender), to reduce by $1,000,000 or an integral multiple of $1,000,000 in excess thereof the unborrowed portion of the then Total Commitment, provided that the Total Commitment shall not be reduced to less than $50,000,000, whereupon the Commitments of the Lenders shall be reduced pro rata in accordance with their respective Commitment Percentages by the amount specified in such notice. Upon the effective date of any such reduction, the Borrower shall pay to the Agent for the respective accounts of the Lenders the full amount of any commitment fee required under §4.2 then accrued and unpaid on the amount of the reduction. No reduction of the Commitments may be reinstated.

(d)  Upon the effective date of  each increase or reduction in the Total Commitment pursuant to this §2.2, the parties shall enter into an amendment of this Agreement revising Schedule 1.2, and the Borrower shall execute and deliver to the Agent new Notes for each Lender whose Commitment has changed so that the maximum principal amount of such Lender’s Note shall equal its Commitment.  The Agent shall promptly deliver such replacement Notes to the respective Lenders in exchange for the Notes replaced thereby which shall be surrendered by such Lenders.  Such new Notes shall provide that they are replacements for the surrendered Notes and that they do not constitute a novation, shall be dated as of the effective date of such increase or reduction in the Total Commitment, as applicable, and shall otherwise be in substantially the form of the replaced Notes. On the date of issuance of any new Notes pursuant to this §2.2(d), the Borrower shall deliver an opinion of counsel, addressed to the Lenders and the Agent, relating to the due authorization, execution and delivery of such new Notes and the enforceability thereof, substantially in the form of the relevant portions of the opinion delivered pursuant to §10.6. The surrendered Notes shall be canceled and returned to the Borrower.

§2.3.                       The Notes  (a)  The Loans shall be evidenced by separate promissory notes of the Borrower in substantially the form of Exhibit A hereto (each a “Note”), and completed with appropriate insertions.  One Note shall be payable to the order of each Lender in an aggregate principal amount equal to such Lender’s Commitment. The Borrower irrevocably authorizes each Lender to make or cause to be made, at or about the time of the Borrowing Date of any Loan or at the time of receipt of any payment of principal on such Lender’s Note, an appropriate notation on such Lender’s Record reflecting the making of such Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Loans set forth on such Lender’s Record shall (absent manifest error) be prima facie evidence of the principal amount thereof owing and unpaid to such Lender, but the failure to record, or any error in so recording, any such amount on the Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Note to make payments of principal of or interest on any Note when due.

(b)  Upon receipt of an affidavit (including appropriate indemnification) of an officer of any Lender as to the loss, theft, destruction or mutilation of such Lender’s Note, and, in the case of such loss, theft, destruction or mutilation, upon cancellation of such Note, the Borrower will issue, in lieu thereof, a replacement note in the same principal amount thereof and otherwise of like tenor.

§2.4.                       Interest on Loans.

(a)  Each Base Rate Loan shall bear interest commencing with the Borrowing Date thereof at the rate equal to the Base Rate. Changes in the rate of interest resulting from changes in the Base Rate shall take place immediately without demand or notice of any kind.

(b)  Each LIBOR Rate Loan shall bear interest for the period commencing with the Borrowing Date thereof and ending on the last day of the Interest Period with respect thereto at the rate equal to the Applicable LIBOR Margin per annum above the LIBOR Rate determined for such Interest Period.  Agent shall determine the rate equal to the Applicable LIBOR Margin per annum above the LIBOR Rate which will be in effect during such Interest Period and inform

Borrower of such determination (which determination shall be conclusive and binding upon Borrower absent manifest error).

(c)  The Borrower unconditionally promises, in accordance with and subject to the provisions of the Loan Documents, to pay interest on each Loan in arrears on each Interest Payment Date with respect thereto.

(d)  All agreements between the Borrower and the Guarantors, on the one hand, and Agent and the Lenders, on the other hand, are expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the Obligations or otherwise, shall the amount paid or agreed to be paid to the Lenders for the use or the forbearance of the Indebtedness evidenced under this Agreement and the Notes exceed the maximum permissible under law.  As used herein, the term “applicable law” shall mean the law in effect as of the date hereof; provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Agreement and the Notes shall be governed by such new law as of its effective date.  If, under or from any circumstances whatsoever, fulfillment of any provision of this Agreement or any other Loan Document at the time of performance of such provision shall be due, shall involve transcending the limit  of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from any circumstances whatsoever the Lenders should receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal amount of the Loans then outstanding and not to the payment of interest.  In the event that, as a result of this §2.4(d), the interest rate on any Loans is reduced and, after such reduction, the maximum permissible interest rate under applicable law exceeds the interest rate payable hereunder, the interest rate on the Loans shall be the maximum permissible interest rate under applicable law until the aggregate amount of interest paid equals the aggregate amount of interest that would have been paid but for this §2.4(d).  This provision shall control every other provision of the Loan Documents.

§2.5.                       Requests for Loans.

(a) The Borrower shall give to the Agent written notice in the form of Exhibit B hereto of each Loan requested hereunder (a “Loan Request”) no less than (a) one (1) Business Day prior to the proposed Borrowing Date of any Base Rate Loan and (b) three (3) Eurodollar Business Days prior to the proposed Borrowing Date of any LIBOR Rate Loan. Each such notice shall specify (i) the principal amount of the Loan requested, (ii) the proposed Borrowing Date of such Loan, (iii) the Interest Period for such Loan, and (iv) the Type of such Loan, and shall be accompanied by a statement in the form of Exhibit C hereto signed by a Responsible Officer setting forth in reasonable detail computations evidencing compliance with the covenants contained in §9.1 through §9.8 after giving effect to such requested Loan (a “Compliance Certificate”). On the same day as the receipt of a Loan Request for a Base Rate Loan, and within one (1) Business Day after receipt of a Loan Request for a LIBOR Rate Loan, the Agent shall provide to each of the Lenders by facsimile a copy of such Loan Request and accompanying Compliance Certificate and each Lender shall, within 24 hours thereafter (if such following day is a Business Day, and if not, before 10:30 AM Boston time on the next succeeding Business Day), notify the Agent if it believes that any of the conditions contained in §11 has not been met or waived.  If such a notice is given, Agent shall poll the Lenders, and the Requisite Lenders shall promptly determine whether all of the conditions contained in §11 have been met or waived.  If no such notice is given by any Lender or if following such notice the Requisite Lenders determine that the conditions contained in §11 have been met or waived, or, in any event, if all conditions in §11 have in fact been met or waived, Agent shall notify the Lenders that each  of the Lenders shall be obligated to fund its Commitment Percentage of the requested Loans.  Each such Loan Request shall be irrevocable and binding on the Borrower and the Borrower shall be obligated to accept the Loan requested from the Lenders on the proposed Borrowing Date. Each Loan Request shall be in a minimum aggregate amount of $1,000,000 or an integral multiple of $100,000 in excess thereof.   The Borrower shall be allowed up to two (2) Loan Requests per month.

(b) Notwithstanding anything contained in §2.5(a) to the contrary, in the event that the making of a requested Loan would cause non-compliance with any of the covenants contained in §9.1 through §9.8, the Agent may, in its sole discretion, reduce the amount of the Loan Request to an amount which would enable the Borrower to maintain compliance with such otherwise defaulted covenant or covenants and Borrower shall accept the Loan made pursuant to such reduced Loan Request.

§2.6.                       Conversion Options.

(a) The Borrower may elect from time to time to convert any outstanding Loan to a Loan of another Type, provided that (i) with respect to any such conversion of a LIBOR Rate Loan to a Base Rate Loan, the Borrower shall give the Agent at least three (3) Business Days prior written notice of such election; (ii) with respect to any such conversion of a LIBOR Rate Loan into a Base Rate Loan, such conversion shall only be made on the last day of the Interest Period with respect thereto; (iii) subject to the further proviso at the end of this section and subject to §2.6(b) and §2.6(d) with respect to any such conversion of a Base Rate Loan to a LIBOR Rate Loan, the Borrower shall give the Agent at least three (3) Eurodollar Business Days prior written notice of such election and (iv) no Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing. The Agent shall promptly notify the Lenders of any such request received.  On the date on which such conversion is being made, each Lender shall take such action as is necessary to transfer its Commitment Percentage of such Loans to its Domestic Lending Office or its LIBOR Lending Office, as the case may be. All or any part of outstanding Loans of any Type may be converted as provided herein, provided further that each Conversion Request relating to the conversion of a Base Rate Loan to a LIBOR Rate Loan shall be for an amount equal to $1,000,000 (unless the aggregate outstanding principal amount of Loans is less than $1,000,000) or an integral multiple of $100,000 in excess thereof and shall be irrevocable by the Borrower.

(b) Any Loans of any Type may be continued as such upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the notice provisions contained in §2.6(a); provided that no LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing but shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto ending during the continuance of any Default or Event of Default of which the officers of the Agent active upon the Borrower’s account have actual knowledge.

(c) In the event that the Borrower does not notify the Agent of its election hereunder with respect to any Loan, such Loan shall be automatically converted to a Base Rate Loan at the end of the applicable Interest Period.

(d) The Borrower may not request a LIBOR Rate Loan pursuant to §2.5, elect to convert a Base Rate Loan to a LIBOR Rate Loan pursuant to §2.6(a) or elect to continue a LIBOR Rate Loan pursuant to §2.6(b) if, after giving effect thereto, there would be greater than four (4) LIBOR Rate Loans outstanding. Any Loan Request for a LIBOR Rate Loan that would create greater than four (4) LIBOR Rate Loans outstanding shall be deemed to be a Loan Request for a Base Rate Loan.

§2.7.                       Funds for Loans.

(a) Subject to §2.5 and other provisions of this Agreement, not later than 1:00 p.m. (Boston time) on the proposed Borrowing Date of any Loans, each of the Lenders will make available to the Agent, at the Agent’s Head Office, in immediately available funds, the amount of such Lender’s Commitment Percentage of the amount of the requested Loans. Upon receipt from each Lender of such amount, and upon receipt of the documents required by §§10 or 11 (whichever is applicable) and the satisfaction of the other conditions set forth therein, to the extent applicable, the Agent will make available to the Borrower the aggregate amount of such Loans made available to the Agent by the Lenders. The failure or refusal of any Lender to make available to the Agent at the aforesaid time and place on any Borrowing Date the amount of its Commitment Percentage of the requested Loans shall not relieve any other Lender from its several obligation hereunder to make available to the Agent the amount of such other Lender’s Commitment Percentage of any requested Loans but shall not obligate any other Lender or Agent to fund more than its Commitment Percentage of the requested Loans or to increase its Commitment Percentage.

(b) The Agent may, unless notified to the contrary by any Lender prior to a Borrowing Date, assume that such Lender has made available to the Agent on such Borrowing Date the amount of such Lender’s Commitment Percentage of the Loans to be made on such Borrowing Date, and the Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If any Lender makes available to the Agent such amount on a date after such Borrowing Date, such Lender shall pay to the Agent on demand an amount equal to the product of (i) the average computed for the period referred to in clause (iii) below, of the weighted average interest rate paid by the Agent for federal funds acquired by the Agent during each day included in such period, times (ii) the amount of such Lender’s Commitment Percentage of such Loans, times (iii) a fraction, the numerator of which is the number of days or portion thereof that elapsed from and including such Borrowing Date to the date on which the amount of such Lender’s Commitment Percentage of such Loans shall become immediately available to the Agent, and the denominator of which is 365.  A statement of the Agent submitted to such Lender with respect to any amounts owing under this paragraph shall be prima facie evidence of the amount due and owing to the Agent by such Lender.

§3.                                REPAYMENT OF THE LOANS

§3.1.                       Maturity.  The Borrower unconditionally promises, in accordance with, and subject to, the provisions of the Loan Documents, to pay on the Maturity Date, and there shall become absolutely due and payable on the Maturity Date, all of the Loans outstanding on such date, together with any and all accrued and unpaid interest and charges thereon.

§3.2.                       Mandatory Repayments of Loan.  If at any time the sum of the Outstanding Obligations exceeds the Maximum Credit Amount, then the Borrower shall immediately pay the amount of such excess to the Agent for the respective accounts of the Lenders for application to the Loans, provided, however, that if as of the end of any fiscal quarter of the Borrower the sum of the Outstanding Obligations exceeds the Maximum Credit Amount by less than $100,000 solely as a result of principal amortization within such fiscal quarter with respect to a Structured Finance Collateral Asset (as certified to by a Responsible Officer of the Company (on behalf of the Borrower) and as demonstrated on the compliance statement required pursuant to §6.4 for such fiscal quarter), no repayment shall be required under this §3.2.

§3.3.                       Optional Repayments of Loans.  The Borrower shall have the right, at its election, to repay the outstanding amount of the Loans, as a whole or in part, on any Business Day, without penalty or premium; provided that the full or partial prepayment of the outstanding amount of any LIBOR Rate Loans made pursuant to this §3.3 may be made only on the last day of the Interest Period relating thereto, except as set forth below in this §3.3. The Borrower shall give the Agent no later than 10:00 a.m., Boston time, at least one (1) Business Day’s prior written notice of any prepayment pursuant to this §3.3 of any Base Rate Loans and three (3) Eurodollar Business Days’ notice of any proposed repayment pursuant to this §3.3 of any LIBOR Rate Loans, specifying the proposed date of payment of Loans and the principal amount to be paid.  The Agent shall promptly notify each Lender of the principal amount of such payment to be received by such Lender. Each such partial prepayment of the Loans shall be in an integral multiple of $1,000,000 (or, if the aggregate outstanding principal amount of Loans is less than $1,000,000, the full amount thereof) provided that if partial prepayment is received in connection with payment received from an underlying obligor or other party to a Structured Finance Collateral Asset, the amount so received may be prepaid and, to the extent requested by the Agent, shall be accompanied by the payment of all charges outstanding on all Loans and of accrued interest on the principal repaid to the date of payment. Unless otherwise requested by the Borrower, the principal payments so received shall be applied first to the principal of Base Rate Loans and then to the principal of LIBOR Rate Loans.  Notwithstanding anything contained herein to the contrary, the Borrower may make a full or partial prepayment of a LIBOR Rate Loan on a date other than the last day of the Interest Period relating thereto, if all such optional prepayments (in whole or in part) on such Loans shall be accompanied by, and the Borrower hereby promises to pay, a prepayment fee in an amount determined by the Agent in the following manner:

(a)                                  Fixed Rate Prepayment Fee.  Borrower acknowledges that prepayment or acceleration of a LIBOR Rate Loan during an Interest Period shall result in the Lenders incurring additional costs, expenses and/or liabilities and that it is extremely difficult and impractical to ascertain the extent of such costs, expenses and/or liabilities.  (For all purposes of this Section, any Loan not being made as a LIBOR Rate Loan in accordance with the Loan Request therefor, as a result of Borrower’s cancellation thereof, shall be treated as if such LIBOR Rate Loan had been prepaid.)  Therefore, on the date a LIBOR Rate Loan is prepaid or the date all sums payable hereunder become due and payable, by acceleration or otherwise (“Prepayment Date”), Borrower will pay to Agent, for the account of each Lender, (in addition to all other sums then owing), an amount (“Fixed Rate Prepayment Fee”) determined by the Agent as follows: The current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the end of the Interest Period as to which prepayment is made, shall be subtracted from the interest rate applicable to the LIBOR Rate Loan being prepaid.  If the result is zero or a negative number, there shall be no Fixed Rate Prepayment Fee.  If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the LIBOR Rate Loan being prepaid.  The resulting amount shall be divided by 360 and multiplied by the number of days remaining in the Interest Period as to which the prepayment is being made. The resulting amount shall be the Fixed Rate Prepayment Fee.

(b)                                 Upon the written notice to Borrower from Agent, Borrower shall immediately pay to Agent, for the account of the Lenders, the Fixed Rate Prepayment Fee.  Such written notice (which shall include calculations in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the parties hereto.

(c)                                  Borrower understands, agrees and acknowledges the following:  (i) no Lender has any obligation to purchase, sell and/or match funds in connection with the use of the LIBOR Rate as a basis for calculating the rate of interest on a LIBOR Rate Loan; (ii) the LIBOR Rate is used merely as a reference in determining such rate; and (iii) Borrower has accepted the LIBOR Rate as a reasonable and fair basis for calculating such rate and a Fixed Rate Prepayment Fee.  Borrower further agrees to pay the Fixed Rate Prepayment Fee, if any, whether or not a Lender elects to purchase, sell and/or match funds.

§4.                                CERTAIN GENERAL PROVISIONS

§4.1.                       [Intentionally Omitted].

§4.2.                       Commitment Fee.  The Borrower shall pay to the Agent for the accounts of the Lenders in accordance with their respective Commitment Percentages a commitment fee calculated at the rate of 25 basis points per annum on the average daily amount by which the Total Commitment (as it may have been increased or reduced pursuant to §2.2) exceeds the Outstanding Obligations (such excess, the “Unused Amount”).  The commitment fee shall be payable on the basis of the applicable annual rate quarterly in arrears on or before the third Business Day of each calendar quarter for the immediately preceding calendar quarter commencing on April 1, 2004, with a final payment on the Maturity Date or any earlier date on which the Commitments shall terminate.

§4.3.                       Funds for Payments.

(a)                                  All payments of principal, interest, closing fees, commitment fees and any other amounts due hereunder (other than as provided in §4.1, §4.5 and §4.6) or under any of the other Loan Documents, and all prepayments, shall be made to the Agent, for the respective accounts of the Lenders, at the Agent’s Head Office, in each case in Dollars in immediately available funds.

(b)  All payments by the Borrower hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory liens, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrower is compelled by law to make such deduction or withholding.  If any such obligation is imposed upon the Borrower with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Borrower shall pay to the Agent, for the account of the Lenders or (as the case may be) the Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Lenders or the Agent to receive the same net amount which the Lenders or the Agent would have received on such due date had no such obligation been imposed upon the Borrower. The Borrower will deliver promptly to the Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under such other Loan Document.

(c)  In the event that Borrower is obligated to pay any additional amounts described in clause (b) above in respect of any Lender’s Loan, such Lender shall make commercially reasonable efforts to change the jurisdiction of its lending office if, in the reasonable judgment of such Lender, doing so would eliminate or reduce Borrower’s obligation to pay such additional amounts and would not be disadvantageous to such Lender.

(d) All payments shall be applied first to the payment of all fees, expenses and other amounts due the Agent and the Lenders (excluding principal and interest), then to accrued interest, and the balance on account of outstanding principal; provided, however, that after an Event of Default, payments will be applied to the Obligations as the Requisite Lenders determine in their sole discretion.

§4.4.                       Computations.  All computations of interest on the Loans and of other fees to the extent applicable shall be based on a 360-day year and paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term “Interest Period” with respect to LIBOR Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension. The outstanding amount of the Loans as reflected on the Records from time to time shall (absent manifest error) be considered correct and binding on the Borrower unless within thirty (30) Business Days after receipt by the Agent or any of the Lenders from Borrower of any notice by the Borrower of such outstanding amount, the Agent or such Lender shall notify the Borrower to the contrary.

§4.5.                       Additional Costs, Etc.  If any change from and after the date hereof in any present or future applicable law which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Lender or the Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

(a)  subject any Lender or the Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Agreement, the other Loan Documents, such Lender’s Commitment or the Loans (other than taxes based upon or measured by the income or profits of such Lender or the Agent), or

(b)  materially change the basis of taxation (except for changes in taxes on income or profits) of payments to any Lender of the principal of or the interest on any Loans or any other amounts payable to any Lender under this Agreement or the other Loan Documents, or

(c)  impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or Loans by, or commitments of an office of any Lender, or

(d)  impose on any Lender any other conditions or requirements with respect to this Agreement, the other Loan Documents, the Loans, the Commitment, or any class of Loans or commitments of which any of the Loans or the Commitment forms a part;

and the result of any of the foregoing is

(i) to increase the cost to such Lender of making, funding, issuing, renewing, extending or maintaining any of the Loans or such Lender’s Commitment, or

(ii) to reduce the amount of principal, interest or other amount payable to such Lender or the Agent hereunder on account of the Commitments or any of the Loans, or

(iii) to require such Lender or the Agent to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender or the Agent from the Borrower hereunder, then, and in each such case, the Borrower will, upon demand made by such Lender or (as the case may be) the Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Lender or the Agent, to the extent permitted by law, such additional amounts as will be sufficient to compensate such Lender or the Agent for such additional cost, reduction, payment or foregone interest or other sum.

§4.6.                       Capital Adequacy.  If any present or future law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) or the interpretation thereof by a court or governmental authority with appropriate jurisdiction affects the amount of capital required or expected to be maintained by banks or bank holding companies and any Lender or the Agent determines that the amount of capital required to be maintained by it is increased by or based upon the existence of the Loans made or deemed to be made pursuant hereto, then such Lender or the Agent may notify the Borrower of such fact, and the Borrower shall pay to such Lender or the Agent from time to time on demand, as an additional fee payable hereunder, such amount as such Lender or the Agent shall determine in good faith and certify in a notice to the Borrower to be an amount that will adequately compensate such Lender or the Agent in light of these circumstances for its increased costs of maintaining such capital. Each Lender and the Agent shall allocate such cost increases among its customers in good faith and on an equitable basis.

§4.7.                       Certificate.  Each Lender shall notify the Borrower and the Agent of any event occurring after the Effective Date entitling such Lender to compensation under §4.5 or §4.6 as promptly as practicable.  A certificate setting forth any additional amounts payable pursuant to §§4.5 or 4.6 and a brief explanation of such amounts which are due, submitted by any Lender or the Agent to the Borrower, shall be prima facie evidence that such amounts are due and owing.

§4.8.                       Indemnity.  In addition to the other provisions of this Agreement regarding any such matters, the Borrower agrees to indemnify each Lender and to hold each Lender harmless from and against any loss or reasonable cost or expense (including loss of anticipated profits) that such Lender may sustain or incur as a consequence of (a) a default by the Borrower in payment of the principal amount of or any interest on any LIBOR Rate Loans as and when due and payable, including any such loss or expense caused by Borrower’s breach or other default and arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its LIBOR Rate Loans, (b) a default by the Borrower in making a borrowing, continuation or conversion after the Borrower has given (or is deemed to have given) a Loan Request or a Conversion Request, and (c) the making of any payment of a LIBOR Rate Loan or the making of any conversion of a LIBOR Rate Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain any such LIBOR Rate Loan (including, but not limited to, any fees payable under §3.3(a)).

§4.9.                       Interest on Overdue Amounts.  Overdue principal and (to the extent permitted by applicable law) interest on the Loans and all other overdue amounts payable hereunder or under any of the other Loan Documents, including amounts owed from and after the occurrence of an Event of Default, shall bear interest compounded monthly and payable on demand at a rate per annum equal to four percent (4%) above the Base Rate until such amount shall be paid in full (after as well as before judgment) .

§4.10.                 Inability to Determine LIBOR Rate.  In the event, prior to the commencement of any Interest Period relating to any LIBOR Rate Loan, the Agent shall reasonably determine that adequate and reasonable methods do not exist for ascertaining the LIBOR Rate that would otherwise determine the rate of interest to be applicable to any LIBOR Rate Loan during any Interest Period, the Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower) to the Borrower. In such event (a) any Loan Request with respect to LIBOR Rate Loans shall be automatically withdrawn and shall be deemed a request for Base Rate Loans, (b) each then outstanding LIBOR Rate Loan will automatically, on the last day of the then current Interest Period thereof, become a Base Rate Loan, and (c) the obligations of the Lenders to make LIBOR Rate Loans shall be suspended until the Agent determines in good faith that the circumstances giving rise to such suspension no longer exist, whereupon the Agent shall so notify the Borrower.

§4.11.                 Illegality.  Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or any change in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain LIBOR Rate Loans, such Lender shall forthwith give notice of such circumstances to the Borrower and the Agent and thereupon (a) the Commitment of such Lender to make LIBOR Rate Loans or convert Loans of another Type to LIBOR Rate Loans shall forthwith be suspended and (b) the LIBOR Rate Loans then outstanding shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such LIBOR Rate Loans or within such earlier period as may be required by law. The Borrower hereby agrees promptly to pay to the Agent for the account of such Lender, upon demand, any additional amounts necessary to compensate such Lender for any costs incurred by such Lender in making any conversion in accordance with this §4.11, including any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder. The Base Rate shall remain in effect thereafter unless and until such Lender shall have determined in good faith (which determination shall be conclusive and binding upon Borrower) that the aforesaid circumstances no longer exist, whereupon such Lender shall notify Borrower and Agent and Borrower may submit a Conversion Request in accordance with the provisions of § 2.6.

§4.12.                 Replacement of Lenders.  If Agent or any of the Lenders shall make a notice or demand upon the Borrower pursuant to §4.3, §4.5, §4.6, or §4.11 based on circumstances or laws which are not generally applicable to the Lenders organized under the laws of the United States or any State thereof, the Borrower shall have the right to replace such Lender with an Eligible Assignee selected by the Borrower and approved by the Agent (which consent shall not be unreasonably withheld or delayed).  In such event the assignment shall take place as promptly as reasonably practicable on a date set by the Agent at which time the assigning Lender and the Eligible Assignee shall enter into an Assignment and Acceptance as contemplated by §19.1 (and clause (c) or  (d) thereof shall not be applicable) and the assigning Lender shall receive from the Eligible Assignee or the Borrower a sum equal to the outstanding principal amount of the Loans owed to the assigning Lender together with accrued interest thereon plus the accrued commitment fee under §4.2 allocated to the assigning Lender, and all other amounts due to such Lender, including any amounts pursuant to this §4, and the replaced Lender shall be released from all of the obligations of a Lender hereunder from and after the effective date of its replacement.

§5.                                STRUCTURED FINANCE COLLATERAL ASSETS; NO LIMITATION ON RECOURSE

§5.1.                       Structured Finance Collateral Assets.  The Borrower represents and warrants that each of the Structured Finance Collateral Assets listed on Schedule 1.1 will on the Effective Date satisfy all of the conditions set forth in the definition of Structured Finance Collateral Asset. The Lenders confirm that each of the Structured Finance Collateral Assets  listed on Schedule 1.1 is, on the Effective Date, accepted as a Structured Finance Collateral Asset. From time to time during the term of this Agreement, upon the written consent of the Requisite Lenders in their sole discretion (which consent shall not be unreasonably delayed), additional assets may become

Structured Finance Collateral Assets and certain assets which previously satisfied the conditions set forth in the definition of Structured Finance Collateral Asset may cease to be Structured Finance Collateral Assets by virtue of payment of the underlying obligations, creation of Liens or other reasons.  There shall be attached to each Compliance Certificate delivered pursuant to §7.4(d) or §7.13 an updated listing of the Structured Finance Collateral Assets relied upon by the Borrower in computing the covenants set forth in numbered paragraph 4 of such Compliance Certificate. Compliance Certificates delivered pursuant to §2.5(a) shall include an updated listing of the Structured Finance Collateral Assets and shall include such updated listing whenever a redetermination of  the Structured Finance Collateral Asset Values for all Structured Finance Collateral Assets based on such an updated listing would result in a material decrease (from that shown on the most recently delivered Compliance Certificate) in the Structured Finance Collateral Asset Values for all Structured Finance Collateral Assets by virtue of payment of the underlying obligations, creation of Liens or other reasons.

§5.2.                       Waivers by Requisite Lenders.    If any asset fails to satisfy any of the requirements contained in the definition of Structured Finance Collateral Asset then such asset may nevertheless be deemed to be a Structured Finance Collateral Asset hereunder if the Requisite Lenders in their sole discretion vote to accept such asset as a Structured Finance Collateral Asset.

§5.3.                       Rejection of Structured Finance Collateral Assets.  If at any time the Agent reasonably determines that any asset listed as a Structured Finance Collateral Asset by the Borrower does not satisfy all of the requirements of the definition of Structured Finance Collateral Asset other than clause (v) thereof (to the extent not waived by the Requisite Lenders pursuant to §5.2), it may upon three (3) Business Days’ notice to the Borrower reject such Structured Finance Collateral Asset by notice to the Borrower, and if the Agent so requests the Borrower shall revise the applicable Compliance Certificate to reflect the resulting change in the Structured Finance Collateral Asset Values.

§5.4.                       Change in Circumstances.  If at any time during the term of this Agreement Borrower becomes aware that any of the applicable representations contained in §6 are no longer accurate with respect to any Structured Finance Collateral Asset, it will promptly so notify the Agent and either request a waiver pursuant to §5.2 or confirm that such asset is no longer a Structured Finance Collateral Asset.  If any waiver so requested is not granted by the Requisite Lenders or the Agent, as applicable, within ten (10) Business Days the Agent shall reject such Structured Finance Collateral Asset pursuant to §5.3.

§5.5.                       No Limitation on Recourse.  The Obligations are full recourse obligations of the Borrower and of the Guarantors, and all of their respective assets and other properties shall be available for the indefeasible payment in full in cash and performance of the Obligations as and when due and payable.

§5.6.                       Additional Guarantors.    (a)  If Borrower desires that an asset owned by a Related Company which is not previously a Guarantor become a Structured Finance Collateral Asset, then as a condition thereto such Related Company (x) shall be a direct or indirect Subsidiary of  Borrower or any Guarantor, and (y) shall become a Guarantor upon delivery to the Agent of the following, all in form and substance reasonably satisfactory to the Agent: (i) a supplement to this Agreement executed and delivered by such proposed Guarantor assenting to be bound by all the terms of the Loan Documents as a Guarantor, and (ii) good standing certificates, general partner certificates, secretary certificates, opinions of counsel and such other documents as may be reasonably requested by the Agent.  The Agent shall promptly provide copies of said documents to the Lenders.

(b)  Borrower may transfer title to any Structured Finance Collateral Asset owned by Borrower to a single purpose limited liability company wholly-owned by Borrower provided that such limited liability company (x) delivers to Agent the items described in clauses (i) and (ii) of the preceding clause (a), all in form and substance reasonably satisfactory to Agent, (y) becomes a Guarantor hereunder, and (z) executes the Pledge and Security Agreement as a “Pledgor” (as such term is defined in the Pledge and Security Agreement) and grants to the Agent, for the benefit of the Agent and the Lenders, a first priority security interest in such Structured Finance Collateral Asset and the proceeds thereof to secure payment of the Obligations .

§6.                                REPRESENTATIONS AND WARRANTIES.  The Borrower and the Guarantors jointly and severally represent and warrant to the Agent and each of the Lenders as follows:

§6.1.                       Authority; Etc.

(a)  Organization; Good Standing. The Company (i) is a Maryland corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, (ii) has all requisite power to own its properties and conduct its business as now conducted and as presently contemplated, and (iii) to the extent required by law is in good standing as a foreign entity and is duly authorized to do business in the States in which any of the Collateral is located and in each other jurisdiction where such qualification is necessary except where a failure to be so qualified in such other jurisdiction would not have a Material Adverse Effect.  The Borrower is a Delaware limited partnership, and each of the Borrower and each Guarantor is duly organized, validly existing and in good standing under the laws of the State of its formation, has all requisite power to own its properties and conduct its business as presently contemplated and is duly authorized to do business in the States in which any of the Collateral owned by it is located and in each other jurisdiction where such qualification is necessary except where a failure to be so qualified in such other jurisdiction would not have a Material Adverse Effect.

(b)  Authorization.  The execution, delivery and performance of this Agreement and the other Loan Documents to which the Borrower is or is to become a party and the transactions contemplated hereby and thereby (i) are within the authority of the Borrower, (ii) have been duly authorized by all necessary proceedings on the part of the Borrower and the Company as general partner of Borrower, (iii) do not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which the Borrower or the Company is subject or any judgment, order, writ, injunction, license or permit applicable to the Borrower or the Company and (iv) do not conflict with any provision of the Borrower’s partnership agreement or Company’s charter documents or bylaws, or any agreement (except agreements as to which such a conflict would not result in a Material Adverse Effect) or other instrument binding upon, the Borrower or the Company or to which any of their properties are subject. The execution, delivery and performance of this Agreement and the other Loan Documents to which any Guarantor is or is to become a party and the transactions contemplated hereby and thereby (i) are within the authority of such Guarantor, (ii) have been duly authorized by all necessary proceedings on the part of such Guarantor, (iii) do not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which such Guarantor is subject or any judgment, order, writ, injunction, license or permit applicable to such Guarantor and (iv) do not conflict with any provision of such Guarantor’s charter documents or bylaws, partnership agreement, declaration of trust, or any agreement (except agreements as to which such a conflict would not result in a Material Adverse Effect) or other instrument binding upon such Guarantor or to which any of such Guarantor’s properties are subject.

(c)  Enforceability.  The execution and delivery of this Agreement, the other Loan Documents to which the Borrower is or is to become a party will result in valid and legally binding obligations of the Borrower enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought. The execution and delivery of this Agreement and the other Loan Documents to which any Guarantor is or is to become a party will result in valid and legally binding obligations of such Guarantor enforceable against such Guarantor in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

§6.2.                       Governmental Approvals.  The execution, delivery and performance by the Borrower and each Guarantor of this Agreement and the other Loan Documents to which the Borrower or such Guarantor is or is to become a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing with, any governmental agency or authority other than those already obtained.

§6.3.                       Title to Properties.

(a)  Either the Borrower or a Guarantor holds good and unencumbered title to their respective legal and beneficial interest in the Structured Finance Collateral Assets, subject to no Liens other than those in favor of the Agent, for the benefit of the Agent and the Lenders, under the Loan Documents.

(b)  Except as indicated on Schedule 6.3 hereto, the Borrower or a Subsidiary holds good and marketable fee simple title to, or holds a marketable leasehold interest pursuant to a Ground Lease of,  all of the properties reflected in the balance sheet of the Borrower as at December 31, 2002 or acquired since that date (except properties sold or otherwise disposed of in the ordinary course of business since that date).

§6.4.                       Financial Statements.  The following financial statements have been furnished to the Agent:

(a)  A balance sheet of the Company as of December 31, 2002, and a statement of operations and statement of cash flows of the Company for the fiscal year then ended, a balance sheet of the Borrower as of  December 31, 2002, and a statement of operations and statement of cash flows of the Borrower for the fiscal year then ended, all accompanied by an auditor’s report prepared without qualification by Ernst & Young.  Such balance sheets and statements of operations and of cash flows have been prepared in accordance with Generally Accepted Accounting Principles and fairly present the financial condition of the Borrower and the Company, respectively as at the close of business on the date thereof and the results of operations and cash flows for the fiscal year then ended. There are no contingent liabilities of the Borrower or the Company, respectively, as of such date involving material amounts, known to the officers of the Company not disclosed in said balance sheet and the related notes thereto.

(b)  A balance sheet and a statement of operations and statement of cash flows of the Company and a balance sheet and a statement of operations and statement of cash flows of the Borrower for each of the fiscal quarters of the Company ended since December 31, 2002 but prior to the Effective Date for which the Company has filed form 10-Q with the SEC, which the Company’s Responsible Officer certifies has been prepared in accordance with Generally Accepted Accounting Principles consistent with those used in the preparation of the annual audited statements delivered pursuant to paragraph (a) above and fairly represents the financial condition of the Company and the Borrower, respectively, as at the close of business on the dates thereof and the results of operations and of cash flows for the fiscal quarters then ended (subject to year-end adjustments). There are no contingent liabilities of the Borrower or the Company as of such dates involving material amounts, known to the officers of the Company, not disclosed in such balance sheets and the related notes thereto.

§6.5.                       No Material Changes, Etc.  Since September 30, 2003, there has occurred no material adverse change in the financial condition or assets or business of the Borrower or the Company as shown on or reflected in the balance sheet of the Borrower and the Company as of September 30, 2003, or the statement of income for the fiscal year then ended, other than changes in the ordinary course of business that have not had any Material Adverse Effect either individually or in the aggregate.

§6.6.                       Franchises, Patents, Copyrights, Etc.  The Borrower and each Guarantor possesses all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted without known conflict with any rights of others, except to the extent the Borrower’s or such Guarantor’s failure to possess the same does not have a Material Adverse Effect.

§6.7.                       Litigation.  Except as listed and described on Schedule 6.7 hereto, there are no actions, suits, proceedings or investigations of any kind pending or, to Borrower’s knowledge, threatened against the Borrower, any Guarantor or any of the Related Companies before any court, tribunal or administrative agency or board that, if adversely determined, might, either in any case or in the aggregate, have a Material Adverse Effect or materially impair the right of the Borrower, any Guarantor or any of the Related Companies to carry on business substantially as now conducted by it, or which question the validity of this Agreement or any of the other Loan Documents, any action taken or to be taken pursuant hereto or thereto, or which would result in a Lien on any Structured Finance Collateral Asset.

§6.8.                       No Materially Adverse Contracts, Etc.  Neither the Borrower nor the Company nor any other Guarantor is subject to any charter, trust or other legal restriction, or any judgment, decree, order, rule or regulation that has or is expected in the future to have a Material Adverse Effect.  Neither the Borrower nor the Company is a party to any contract or agreement that has or is expected, in the judgment of the Company’s officers, to have any Material Adverse Effect.

§6.9.                       Compliance With Other Instruments, Laws, Etc.  Neither the Borrower nor the Company nor any other Guarantor is in violation of any provision of the Borrower’s partnership agreement or of the Company’s or other Guarantor’s charter documents, by-laws, or any agreement or instrument to which it may be subject or by which it or any of its properties may be bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that could result in the imposition of substantial penalties or have a Material Adverse Effect.

§6.10.                 Tax Status.  Each of the Borrower and the Company and each other Guarantor (a) has made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, and (b) has paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

§6.11.                 Event of Default.  No Default or Event of Default has occurred and is continuing hereunder.  No “Default” or “Event of Default” (as such terms are defined in the credit agreement referred to in the definition of Unsecured Revolving Credit Facility) has occurred and is continuing. No “Default” or “Event of Default” (as such terms are defined in the credit agreement referred to in the definition of Term Loan Facility) has occurred and is continuing.

§6.12.                 Investment Company Act.  Neither the Borrower nor the Company nor any other Guarantor is an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.

§6.13.                 Absence of Financing Statements, Etc.  There is no financing statement, security agreement, chattel mortgage, real estate mortgage, equipment lease, financing lease, option, encumbrance or other document existing, filed or recorded with any filing records, registry, or other public office, that purports to cover, affect or give notice of any present or possible future lien or encumbrance on, or security interest in, any Structured Finance Collateral Asset, other than as required by the Pledge and Security Agreement in favor of the Agent, for the benefit of the Agent and the Lenders.

§6.14.                 Status of the Company.  The Company (i) is a real estate investment trust as defined in Section 856 of the Code (or any successor provision thereto), (ii) has not revoked its election to be a real estate investment trust, (iii) has not engaged in any “prohibited transactions” as defined in Section 856(b)(6)(iii) of the Code (or any successor provision thereto), and (iv) for its current “tax year” (as defined in the Code) is, and for all prior tax years subsequent to its election to be a real estate investment trust has been, entitled to a dividends paid deduction which meets the requirements of Section 857 of the Internal Revenue Code.  The common stock of the Company is listed for trading on the New York Stock Exchange.

§6.15.                 Certain Transactions.  Except as set forth on Schedule 6.15 hereto, none of the officers or employees of the Borrower or any Guarantor is presently a party to any transaction with the Borrower or any Guarantor (other than for services as employees, officers and trustees), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, trustee or such employee or, to the knowledge of the Borrower and the Company, any corporation, partnership, trust or other entity in which any officer, trustee or any such employee or natural Person related to such officer, trustee or employee or other Person in which such officer, trustee or employee has a direct or indirect beneficial interest has a substantial interest or is an officer or trustee.

§6.16.                 Benefit Plans; Multiemployer Plans; Guaranteed Pension Plans.  As of the date hereof, neither the Borrower nor any Guarantor nor any ERISA Affiliate maintains or contributes to any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, except as may be set forth on Schedule 6.16. To the extent that Borrower or any Guarantor or any ERISA Affiliate hereafter maintains or contributes to any Employee Benefit Plan or Guaranteed Pension Plan, it shall at all times do so in compliance with §7.17. None of the assets of the Borrower or any of the Guarantors is “plan assets” of any Employee Benefit Plan for purposes of Title I of ERISA.

§6.17.                 Regulations U and X.  No portion of any Loan is to be used for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

§6.18.                 Environmental Compliance.  Except as disclosed in Schedule 6.18 hereto, to the best knowledge of the Borrower:

(a) The Borrower, the Guarantors and the Related Companies are in compliance with all Environmental Laws pertaining to any hazardous waste, as defined by 42 U.S.C. §9601(5), any Hazardous Materials as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) or any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws (“Hazardous Materials”) the failure with which to comply would have a Material Adverse Effect.  None of the Properties and no other property used by the Borrower, the Guarantors or the Related Companies is included or proposed for inclusion on the National Priorities List issued pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended (“CERCLA”), or on the Comprehensive Environmental Response Compensation and Liability Information System maintained by the United States Environmental Protection Agency (the “EPA”) or on any analogous list maintained by any other Governmental Authority and has not otherwise been identified by the EPA as a potential CERCLA site.

(b) The Borrower, the Guarantors and the Related Companies have not, at any time, and, to the actual knowledge of the Borrower, no other Person has at any time, used,

handled, stored, buried, retained, refined, transported, processed, manufactured, generated, produced, spilled, released, allowed to seep, escape or leach, or pumped, poured, emitted, emptied, discharged, injected, dumped, transferred or otherwise disposed of, any Hazardous Materials at or about the Real Estate Assets or any other real property owned or occupied by the Borrower, any Guarantor or any Related Company, except (i) for use and storage for use of reasonable amounts of ordinary supplies and other substances customarily used in the operation of commercial office buildings; provided, however, that such use and/or storage for use is in substantial compliance with applicable Environmental Law, or (ii) where such action is not reasonably expected to have a Material Adverse Effect.

(c) No actions, suits, or proceedings have been commenced, are pending or, to the actual knowledge of the Borrower, are threatened in writing with respect to any Environmental Law governing the use, manufacture, storage, treatment, Release, disposal, transportation, or processing of Hazardous Materials with respect to any Real Estate Asset or any part thereof which could have a Material Adverse Effect. The Borrower, the Guarantors and the Related Companies have received no written notice of and have no actual knowledge of any fact, condition, occurrence or circumstance which could reasonably be expected to give rise to a claim under or pursuant to any existing Environmental Law pertaining to Hazardous Materials on, in, under or originating from any Real Estate Asset or any part thereof or any other real property owned or occupied by the Borrower or any Guarantor or arising out of the conduct of any Borrower or any Guarantor, including claims for the presence of Hazardous Materials at any other property, which in any case is reasonably expected to have a Material Adverse Effect.

(d)                                 Other than as set forth in reviews, reports and surveys copies of which have been delivered to the Agent, there have occurred no uses, manufactures, storage, treatments, Releases, disposals, transportation, or processing of Hazardous Materials with respect to any Real Estate Asset except those which, taken as a whole, would not have a Material Adverse Effect.

§6.19.                 Subsidiaries and Affiliates.  The Borrower has no Subsidiaries except for the Related Companies listed on Schedule 1.3 and does not have an ownership interest in any entity whose financial statements are not consolidated with the Borrower’s except for the Unconsolidated Entities listed on Schedule 1.3.  Except as set forth on Schedule 6.19: (a) the Company is not a partner in any partnership other than Borrower and is not a member of any limited liability company and (b) the Company owns no material assets other than its partnership interest in Borrower.

§6.20.                 Loan Documents.  All of the representations and warranties of the Borrower or any Guarantor made in the other Loan Documents or any document or instrument delivered or to be delivered to the Agent or the Lenders pursuant to or in connection with any of such Loan Documents are true and correct in all material respects.

§6.21.                 [Intentionally Omitted].

§6.22.                 Indebtedness.  The Borrower and the Guarantors have no Indebtedness except (a) as set forth on Schedule 6.22 hereto and (b) as otherwise permitted by this Agreement.  Schedule 6.22 hereto accurately sets forth the outstanding principal amounts and the maturity dates of all

Indebtedness for borrowed money of the Borrower and the Guarantors and certain of the Related Companies and identifies the holders of the obligations thereunder as of the Effective Date.

§6.23.                 Title/Status of Structured Finance Assets.

(a)                                  [Intentionally Omitted].

(b)                                 The Borrower and the Guarantors have good title to their respective ownership interests in each Structured Finance Collateral Asset, free and clear of any Liens other than the Liens of the Loan Documents. Except to the extent, if any, expressly set forth in the documents evidencing or securing the Structured Finance Collateral Assets and the Borrower’s or the Guarantors’ interests therein, which documents have been delivered to the Agent, (a) the Borrower and the Guarantors have not waived, modified, altered, satisfied, cancelled or subordinated any of the documents evidencing or securing any of the Structured Finance Collateral Assets in any material respect, and (b) the real property underlying each Structured Finance Collateral Asset has not been released from the lien of such Structured Finance Collateral Asset, nor has any maker been released from its obligations under such Structured Finance Collateral Asset.

(c)                                  To the best knowledge of the Borrower and the Guarantors, each Structured Finance Collateral Asset is the legal, valid and binding obligation of each party obligated thereunder, enforceable against such party in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally. Except as set forth on Schedule 6.23, each Structured Finance Collateral Asset which is a Mortgage creates a valid Lien on the property which is the subject of such Mortgage.

(d)                                 To the actual knowledge of Borrower and the Guarantors, each Structured Finance Collateral Asset was made in compliance with all applicable laws, and does not violate any usury or similar law regulating the applicable maximum permitted rates of interest for loans, extensions of credit or forbearances.

(e)                                  To the actual knowledge of Borrower and the Guarantors, each Structured Finance Collateral Asset evidences an undisputed, bona fide transaction completed in accordance in all material respects with the terms and provisions contained in any documents related thereto, and is genuine and free from adverse claims, setoffs, defaults, defenses, retainages, holdbacks and conditions precedent of any kind or character; and Borrower and the Guarantors have no notice from underlying obligor contesting the validity or collectability of such Structured Finance Collateral Asset.

(f)                                    To the actual knowledge of Borrower and the Guarantors, there is no proceeding pending for the total or partial condemnation of any property subject to a Structured Finance Collateral Asset; each property subject to such Structured Finance Collateral Asset is being used for the operation of a property, is in good repair and free and clear of any damage that would affect materially and adversely the value of such property.

(g)                                 [Intentionally Omitted].

(h)                                 Neither Borrower nor any of the Guarantors nor any of their Subsidiaries has received notice that any real property underlying a Structured Finance Collateral Asset violates or fails to conform with any law, ordinance, regulation, standard, license or certificate in any manner that would cause a Material Adverse Effect.

(i)                                     [Intentionally Omitted].

(j)                                     [Intentionally Omitted].

(k)                                  [Intentionally Omitted].

(l)                                     To the actual knowledge of Borrower and the Guarantors, for those properties subject to a Structured Finance Collateral Asset in which the respective maker holds a leasehold estate, (i) the related Ground Lease is in full force and effect except as permitted by such Structured Finance Collateral Asset and has not been modified or amended in any manner whatsoever, and (ii) there are no material defaults under such Ground Lease and no event has occurred, which but for the passage of time, or notice, or both, would constitute a material default under such Ground Lease.

(m)                               Except to the extent permitted under the definition of “Structured Finance Collateral Asset,”(i) no Structured Finance Collateral Asset is in default beyond the expiration of any applicable grace or notice periods, and (ii) during the preceding twelve (12) months or such lesser period as Borrower or a Guarantor has owned the applicable Structured Finance Collateral Asset, there has been no default in the payment of regularly scheduled principal and interest thereunder.

§7.                                AFFIRMATIVE COVENANTS OF THE BORROWER.  Borrower covenants and agrees as follows, so long as any Loan or Note is outstanding or the Lenders have any obligations to make Loans (and thereafter to the extent specifically provided herein):

§7.1.                       Punctual Payment.  The Borrower will unconditionally duly and punctually pay the principal and interest on the Loans and all other amounts provided for in the Notes, this Agreement, and the other Loan Documents all in accordance with the terms of the Notes, this Agreement and the other Loan Documents.

§7.2.                       Maintenance of Office.  The Borrower will maintain its chief executive office in New York, New York or at such other place in the United States Of America as the Borrower shall designate upon written notice to the Agent to be delivered within fifteen (15) days of such change, where notices, presentations and demands to or upon the Borrower in respect of the Loan Documents may be given or made.

§7.3.                       Records and Accounts.  The Borrower will, and will cause its Subsidiaries to, keep true and accurate records and books of account in which full, true and correct entries will be made in accordance with Generally Accepted Accounting Principles.

§7.4.                       Financial Statements, Certificates and Information.  The Borrower will deliver to each of the Lenders:

(a)  as soon as practicable, but in any event not later than ninety (90) days after the end of each fiscal year of the Borrower,

(i) the audited balance sheets of the Borrower and of the Company at the end of such year, and the related audited statements of operations and statements of cash flows for such year, each setting forth in comparative form the figures for the previous fiscal year and all such statements to be in reasonable detail, prepared in accordance with Generally Accepted Accounting Principles on a consolidated basis including the Borrower and the Related Companies, and accompanied by an auditor’s report prepared without qualification by Ernst & Young or by another “Big Four” accounting firm, or, subject to Agent’s approval granted or denied in its sole and absolute discretion, another certified public accounting firm of recognized national standing; and

(ii) to the extent available to the Borrower, with respect to the Structured Finance Collateral Assets, annual operating and capital budgets, rent rolls (indicating leasing status and rental rates, and pending lease expirations), management reports and operating statements with respect to each property subject to a Structured Finance Collateral Asset all to be held by the Agent and the Lenders confidentially in accordance with standard practices;

(b)  as soon as practicable, but in any event not later than forty-five (45) days after the end of each of the first three (3) fiscal quarters of the Borrower,

(i) copies of the unaudited balance sheets of the Borrower and of the Company as at the end of such quarter, and the related unaudited statements of operations for the portion of the Borrower’s fiscal year then elapsed, all in reasonable detail and prepared in accordance with Generally Accepted Accounting Principles, together with a certification by the principal financial or accounting officer of the Company that the information contained in such financial statements fairly presents the financial position of the Borrower and of the Company on the date thereof (subject to year-end adjustments); provided, however, that for so long as the Borrower and the Company are filing form 10-Q with the Securities and Exchange Commission (“SEC”), the delivery of a copy thereof pursuant to paragraph (e) of this §7.4 shall be deemed to satisfy this clause (i) of this paragraph (b); and

(ii) to the extent available to the Borrower, with respect to the Structured Finance Collateral Assets, rent rolls (indicating leasing status and rental rates, and pending lease expirations) and operating statements with respect to each property subject to a Structured Finance Collateral Asset;

(c)  [Intentionally Omitted];

(d)  simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a Compliance Certificate signed by a Responsible Officer of the Company (on behalf of the Borrower) and setting forth in reasonable detail computations evidencing compliance with the covenants contained herein and (if applicable) reconciliations to reflect changes in Generally Accepted Accounting Principles since the relevant date;

(e)  as soon as practicable, but in any event not later than ninety (90) days after the end of each fiscal year of the Company, copies of the Form 10-K statement filed with the SEC for such fiscal year, and as soon as practicable, but in any event not later than forty-five (45) days after the end of each fiscal quarter, copies of the Form 10-Q statement filed with the SEC for such fiscal quarter, provided that in either case if the SEC has granted an extension for the filing of such statements, Borrower shall deliver such statements to the Agent simultaneously with the filing thereof with the SEC;

(f)  promptly following the filing or mailing thereof, copies of all other material of a financial nature filed with the SEC or sent to the shareholders of the Company or to the limited partners of the Borrower and copies of all corporate press releases promptly upon the issuance thereof;

(g)  from time to time as the Agent may reasonably request, all material notices, financial data and other information delivered to the Borrower and the Guarantors by the obligor under any Structured Finance Collateral Asset as a condition of the contractual terms of such Structured Finance Collateral Asset; and

(h)  from time to time such other financial data and information as the Agent may reasonably request including, without limitation, financial statements of any Unconsolidated Entities, it being understood and agreed to by the Borrower and the Guarantors that any information that the Borrower or any Guarantor may reasonably require or otherwise request as a contractual right as a holder of a Structured Finance Collateral Asset may be reasonably requested by the Agent provided that the Borrower will not be in default hereunder if it fails to obtain the same after reasonable efforts.  All such information shall be held by the Agent and Lenders in a confidential manner in accordance with standard practices.

§7.5.                       Notices.

(a)  Defaults.  The Borrower will promptly notify the Agent in writing (and the Agent shall immediately thereafter notify the Lenders) of the occurrence of any Default or Event of Default. If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting a Default or an Event of Default) under any note, evidence of Indebtedness, indenture or other obligation to which or with respect to which the Borrower, Guarantor or any of the Related Companies is a party or obligor, whether as principal or surety, and if the principal amount thereof exceeds $5,000,000, and such default would permit the holder of such note or obligation or other evidence of Indebtedness to accelerate the maturity thereof, the Borrower shall forthwith give written notice thereof to the Agent and each of the Lenders, describing the notice or action and the nature of the claimed default.

(b)  Environmental Events.  The Borrower will promptly notify the Agent in writing (and the Agent shall promptly thereafter notify the Lenders) of any of the following events: (i) upon Borrower’s obtaining knowledge of any violation of any Environmental Law regarding any property which is subject to any Structured Finance Collateral Asset or any Real

Estate or Borrower’s operations which violation could have a Material Adverse Effect; (ii) upon Borrower’s obtaining knowledge of any potential or known Release, or threat of Release, of any Hazardous Material at, from, or into any property which is subject to any Structured Finance Collateral Asset or any Real Estate which it reports in writing or is reportable by it in writing to any governmental authority and which is material in amount or nature or which could materially affect the value of such Structured Finance Collateral Asset or which could have a Material Adverse Effect; (iii) upon Borrower’s receipt of any notice of violation of any Environmental Laws or of any Release or threatened Release of Hazardous Materials, including a notice or claim of liability or potential responsibility from any third party (including without limitation any federal, state or local governmental officials) and including notice of any formal inquiry, proceeding, demand, investigation or other action with regard to (A) Borrower’s or any Person’s operation of any property which is subject to any Structured Finance Collateral Asset or any Real Estate if the same would have a Material Adverse Effect, (B) contamination on, from or into any property which is subject to any Structured Finance Collateral Asset or any Real Estate if the same would have a Material Adverse Effect, or (C) investigation or remediation of off-site locations at which Borrower or any of its predecessors are alleged to have directly or indirectly disposed of Hazardous Materials; or (iv) upon Borrower’s obtaining knowledge that any expense or loss has been incurred by such governmental authority in connection with the assessment, containment, removal or remediation of any Hazardous Materials with respect to which Borrower, Guarantor or any of the Related Companies may be liable or for which a lien may be imposed on a Structured Finance Collateral Asset or any property which is subject to any Structured Finance Collateral Asset.

(c)  Notification of Liens Against Structured Finance Collateral Assets or Other Material Claims.  The Borrower will, promptly upon becoming aware thereof, notify the Agent in writing (and the Agent shall promptly thereafter notify the Lenders) of any Liens placed upon or attaching to any Structured Finance Collateral Assets or of any other setoff, claims (including environmental claims), withholdings or other defenses to any Structured Finance Collateral Asset.

(d)  Notice of Litigation and Judgments.  The Borrower will give notice to the Agent in writing (and the Agent shall promptly thereafter notify the Lenders) within fifteen (15) days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting any of the Structured Finance Collateral Assets or affecting the Borrower, any Guarantor or any of the Related Companies or to which the Borrower, any Guarantor or any of the Related Companies is or is to become a party involving an uninsured claim (or as to which the insurer reserves rights) against the Borrower, any Guarantor or any of the Related Companies that at the time of giving of notice could reasonably be expected to have a Material Adverse Effect, and stating the nature and status of such litigation or proceedings. The Borrower will give notice to the Agent, in writing, in form and detail satisfactory to the Agent, within ten (10) days of any judgment not covered by insurance, final or otherwise, against the Borrower in an amount in excess of $5,000,000.

(e)  Notice of Rating Changes.  The Borrower will promptly notify the Agent in writing (and the Agent shall promptly thereafter notify the Lenders) of the occurrence of any change in the Moody’s Rating, in the S&P Rating, or in the Fitch Rating.

§7.6.                       Existence; Maintenance of REIT Status; Maintenance of Properties.  The Company will do or cause to be done all things necessary to preserve and keep in full force and effect its status as a “qualified real estate investment trust” under §856 of the Code and the existence of Borrower as a Delaware limited partnership.  The common shares of beneficial interest of the Company will at all times be listed for trading on either the New York Stock Exchange or one of the other major stock exchanges.  The Borrower will do or cause to be done all things necessary to preserve and keep in full force all of its rights and franchises which in the judgment of the Borrower may be necessary to properly and advantageously conduct the businesses being conducted by it, the Company, any of the Guarantors or any of the Related Companies. The Borrower (a) will cause all of the properties used or useful in the conduct of the business of Borrower, the Company, any of the Guarantors or any of the Related Companies to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, (b) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, and (c) will continue to engage primarily in the businesses now conducted by it and in related businesses.

§7.7.                       Insurance.  With respect to the Real Estate Assets and other properties and businesses of Borrower, the Guarantors and the Related Companies, the Borrower will maintain or cause to be maintained insurance with financially sound and reputable insurers against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent, and will timely pay or cause to be paid all premiums thereon.  Commercial general liability insurance shall include an excess liability policy with limits of at least $50,000,000.

§7.8.                       Taxes.  The Borrower will pay or will cause to be paid real estate taxes, other taxes, assessments and other governmental charges against the Real Estate Assets and the Structured Finance Collateral Assets (but shall have no obligation by reason of this §7.8 to pay any taxes on real property other than properties owned by the Borrower or any Related Company) before the same become delinquent, and will duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon it and its other properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid might by law become a lien or charge upon any of its properties; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Borrower shall have set aside on its books adequate reserves with respect thereto; and provided further that the Borrower will pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor.

§7.9.                       Inspection of Properties and Books.  The Borrower shall permit the Lenders, through the Agent or any of the Lenders’ other designated representatives, to examine and review any of the documentation related to any of the Structured Finance Collateral Assets, to examine the books of account of the Borrower, the Company, the other Guarantors and the Related Companies (and to make copies thereof and extracts therefrom) and to discuss the affairs, finances and accounts of the Borrower with, and to be advised as to the same by, its officers, all at such reasonable times and intervals as the Agent or any Lender may reasonably request.

§7.10.                 Compliance with Laws, Contracts, Licenses, and Permits.  The Borrower and the Company will comply, and will cause each Guarantor and all Related Companies to comply, with (a) all applicable laws and regulations now or hereafter in effect wherever its business is conducted, including all Environmental Laws, (b) the provisions of all applicable partnership agreements, charter documents and by-laws, (c) all agreements and instruments to which it is a party or by which it or any of its Real Estate Assets may be bound including Ground Leases, and (d) all applicable decrees, orders, and judgments except (with respect to (a) through (d) above) to the extent such non-compliance would not have a Material Adverse Effect. If at any time any permit or authorization from any governmental Person shall become necessary or required in order that the Borrower or any Guarantor may fulfill or be in compliance with any of its obligations hereunder or under any of the other Loan Documents, the Borrower will immediately take or cause to be taken all reasonable steps within the power of the Borrower to obtain such authorization, consent, approval, permit or license and furnish the Agent and the Lenders with evidence thereof.

§7.11.                 Use of Proceeds.  Subject to the provisions of §2.5, the proceeds of the Loans shall  be used by the Borrower to pay the costs and expenses of closing the Facility and for making Structured Finance Investments, provided, however, that no portion of any Loan may be used for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

§7.12.                 [Intentionally Omitted].

§7.13.                 Notices of Significant Transactions.  The Borrower will notify the Agent in writing prior to the closing of any of the following transactions pursuant to a single transaction or a series of related transactions:

(a) The sale or transfer of one or more Real Estate Assets for an aggregate sales price or other consideration of $25,000,000 or more.

(b) The sale or transfer of the ownership interest of Borrower or any of the Related Companies in any of the Related Companies or the Unconsolidated Entities if the aggregate consideration received by the Borrower or the Related Companies in connection with such transaction exceeds $15,000,000.

Each notice given pursuant to this §7.13 shall be accompanied by a Compliance Certificate including an updated list of Structured Finance Collateral Assets and demonstrating in reasonable detail compliance, after giving effect to the proposed transaction, with the covenants contained in §9.1 through §9.5.

§7.14.                 Further Assurance.  The Borrower and the Guarantors will cooperate with the Agent and the Lenders and execute such further instruments and documents and perform such further acts as the Agent and the Lenders shall reasonably request to carry out the transactions contemplated by this Agreement and the other Loan Documents.

§7.15.                 Environmental Indemnification.  The Borrower and the Guarantors jointly and severally covenant and agree that they will indemnify and hold harmless the Agent and each Lender from and against any and all claims, expense, damage, loss or liability incurred by the Agent or any Lender (including all reasonable costs of legal representation incurred by the Agent or any Lender, but excluding, as applicable, for the Agent or a Lender any claim, expense, damage, loss or liability as a result of the gross negligence or willful misconduct of the Agent or such Lender) relating to (a) any Release or threatened Release of Hazardous Materials on any property subject to any Structured Finance Collateral Asset or any Real Estate; (b) any violation of any Environmental Laws with respect to conditions at any property subject to any Structured Finance Collateral Asset or any Real Estate or the operations conducted thereon; or (c) the investigation or remediation of off-site locations at which the Borrower or its predecessors are alleged to have directly or indirectly disposed of Hazardous Materials. It is expressly acknowledged by the Borrower and the Guarantors that this covenant of indemnification shall survive the payment of the Loans and shall inure to the benefit of the Agent and the Lenders, and their successors and assigns.

§7.16.                 Response Actions.  The Borrower and the Guarantors jointly and severally covenant and agree that if any Release or disposal of Hazardous Materials shall occur or shall have occurred on any Real Estate if the same would have a Material Adverse Effect, the Borrower will cause the prompt containment and removal of such Hazardous Materials and remediation of such Real Estate as necessary to comply with all Environmental Laws or to preserve the value of such Real Estate to the extent necessary to avoid a Material Adverse Effect.

§7.17.                 Employee Benefit Plans.

(a)  Representation.  The Borrower, the Guarantors and their ERISA Affiliates do not currently maintain or contribute to any Employee Benefit Plan, Guaranteed Pension Plan or Multiemployer Plan, except as set forth on Schedule 6.16.

(b)  Notice.  The Borrower will obtain the consent of the Agent prior to the establishment of any Employee Benefit Plan or Guaranteed Pension Plan not listed on Schedule 6.16 by the Borrower, any Guarantor or any ERISA Affiliate.

(c)  In General.  Each Employee Benefit Plan maintained by the Borrower, any Guarantor or any ERISA Affiliate will be operated in compliance in all material respects with the provisions of ERISA and, to the extent applicable, the Code, including but not limited to the provisions thereunder respecting prohibited transactions.

(d)  Terminability of Welfare Plans.  With respect to each Employee Benefit Plan maintained by the Borrower, any Guarantor or an ERISA Affiliate which is an employee welfare benefit plan within the meaning of §3(1) or §3(2)(B) of ERISA, each such plan provides that the Borrower, such Guarantor or such ERISA Affiliate, as the case may be, has the right to terminate each such plan at any time (or at any time subsequent to the expiration of any applicable bargaining agreement) without liability other than liability to pay claims incurred prior to the date of termination.

(e)  Multiemployer Plans.  Without the consent of the Agent, neither the Borrower nor any Guarantor nor any ERISA Affiliate will enter into, maintain or contribute to, any Multiemployer Plan other that a Multiemployer Plan listed on Schedule 6.16.

(f)  Unfunded or Underfunded Liabilities.  Neither the Borrower nor any Guarantor nor any ERISA Affiliate will, at any time, have accruing unfunded or underfunded liabilities with respect to any Employee Benefit Plan, Guaranteed Pension Plan or Multiemployer Plan which, in the aggregate, would exceed $5,000,000, and each of the Borrower, any Guarantor and any ERISA Affiliate will take all reasonable steps to prevent the occurrence of any condition with respect to any Multiemployer Plan that would create a withdrawal liability in excess of $5,000,000.

§7.18.                 Required Interest Rate Contracts.  During all periods in which the LIBOR Rate (as determined in accordance with the terms of this Agreement) for Interest Periods of one month exceeds seven per cent (7.0%), the Borrower shall maintain in effect Interest Rate Contracts with counterparties and in form reasonably satisfactory to the Agent covering that portion of Borrower’s Variable Rate Indebtedness equal to the amount by which Borrower’s Variable Rate Indebtedness (other than any such Variable Rate Indebtedness hedged by Interest Rate Contracts with a term expiring no earlier than the earlier of the Maturity Date or the maturity of the Indebtedness so hedged) exceeds 30% of Total Debt.

§7.19.                 Forward Equity Contracts.  If the Borrower shall enter into any forward equity contracts, the Borrower shall only settle same by the delivery of stock.

§7.20.                 Title/Status of Structured Finance Assets.

(a)                                  Borrower and the Guarantors shall own and hold good title to their respective interests in each Structured Finance Collateral Asset free and clear of any Liens other than the Liens of the Loan Documents.  Borrower, the Guarantors, and their Subsidiaries shall not waive, modify, alter, satisfy, cancel or subordinate any Structured Finance Collateral Asset in any respect if the effect of such waiver, modification, alteration, satisfaction, cancellation or subordination is to cause a Default or an Event of Default.

(b)                                 Each Structured Finance Collateral Asset shall be the legal, valid and binding obligation of each party obligated thereunder, enforceable against such party in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally.  Each Mortgage which is a Structured Finance Collateral Asset shall create a valid Lien in the property which is the subject of such Mortgage.  Each Structured Finance Collateral Asset shall be made in compliance with all applicable laws and shall not violate any usury or similar law regulating the applicable maximum permitted rates of interest on loans, extensions of credit or forbearances.  Each Structured Finance Collateral Asset shall be free from adverse claims, setoffs, default, defenses, retainages, holdbacks and conditions precedent of any kind or character.

§7.21.                 Other Facilities  The Borrower shall immediately inform the Agent of any amendment, supplement or modification of the terms and conditions of either the Unsecured Revolving Credit Facility or the Term Loan Facility.

§8.                                CERTAIN NEGATIVE COVENANTS OF THE BORROWER.  The Borrower covenants and agrees as follows, so long as any Loan or Note is outstanding or the Lenders have any obligation to make any Loans:

§8.1                          [Intentionally Omitted].

§8.2.                       Restrictions on Investments.  The Borrower will not, and will not permit Guarantor or any of the Related Companies to make or permit to exist or to remain outstanding any Investment except Investments in:

(a)  marketable direct or guaranteed obligations of the United States of America, Federal Home Loan Mortgage Corporation, Federal National Mortgage Association or any agency or instrumentality of the United States of America provided such obligations are backed by the full faith and credit of the United States of America, that mature within one (1) year from the date of purchase by the Borrower;

(b)  demand deposits, certificates of deposit, money market accounts, bankers acceptances eurodollar time deposits and time deposits of United States banks having total assets in excess of $1,000,000,000 or repurchase obligations with a term of not more than 7 days with such banks for underlying securities of the type described in clause (a) of this §8.2;

(c)  securities commonly known as “commercial paper” issued by a corporation organized and existing under the laws of the United States of America or any state thereof that at the time of purchase have been rated and the ratings for which are not less than “ P 1 “ if rated by Moody’s and not less than “A 1” if rated by S&P and participations in short term commercial loans made to such corporations by a commercial bank which provides cash management services to the Borrower;

(d)  Investments existing or contemplated on the date hereof and listed on Schedule 8.2(d) hereto;

(e)  Investments made in the ordinary course of the Borrower’s business in Interest Rate Contracts;

(f)  [Intentionally Omitted];

(g) direct Investments in class B (or better) office properties (including the development of same) located in the greater New York City area, including fee simple and leasehold interests, in Real Estate Effective Control Assets, and in consolidated joint ventures in which the Borrower  or its wholly-owned Subsidiary owns at least a 75% beneficial interest and has the right to control policy and management of the subject joint venture; and

(h) Investments in the following categories so long as the aggregate amount, without duplication, of all Investments described in this paragraph (h) does not exceed, at any time, twenty-five percent (25%) of Total Assets (the “Permitted Investments Cap”) and the aggregate amount of each of the following categories of Investments does not exceed the specified percentage of Total Assets set forth in the following table:

Category of Investment	Maximum Percentage of Total Assets
Permitted Developments (calculated at total project cost)	10%
Unconsolidated Entities primarily engaged in the business of development or ownership of class B (or better) office real estate located in the greater New York City area (calculated at book value of such Investment)	20%
Investment in properties (including the development of same) acquired in accordance with the provisions of §1031 of the Code (single tenant, triple net leased to tenant rated “A” or better by S&P or Moody’s, minimum remaining lease term of 15 years)	2%
Structured Finance Investments	15%
Other Investments in Real Estate Assets (including land) and in entities primarily engaged in the business of owning such assets	10%
Other Investments not otherwise specifically identified in this §8.2	10%

Notwithstanding the foregoing to the contrary, if, but only for so long as either (x) all Indebtedness of the Unconsolidated Entities does not exceed seventy-two percent (72%) of the aggregate dollar amount of the As-Is Values for all Real Estate Assets of such Unconsolidated Entities or (y) Structured Finance Investments do not exceed twelve percent (12%) of Total Assets, then

(i) the Permitted Investments Cap shall increase from twenty-five percent (25%) of Total Assets to (A) during the 1221 Avenue of the Americas Investment Period, thirty-nine percent (39%) of Total Assets, and (B) during all other periods, thirty percent (30%) of Total Assets; and

(ii) the Maximum Percentage of Total Assets in respect of Unconsolidated Entities (as described above) shall increase from twenty percent (20%) to (A) during the 1221 Avenue of the Americas Investment Period, thirty percent (30%), and (B) during all other periods, twenty-five percent (25%).

Notwithstanding anything in this Agreement to the contrary, none of the provisions of § 8.2(h), and no Default or Event of Default arising out of a breach of any of the provisions of § 8.2(h), may be amended, modified or waived without the written consent of the Requisite Lenders.

§8.3.                       Merger, Consolidation and Other Fundamental Changes.  The Borrower will not, and will not permit the Company to, consolidate with or merge into any other Person or Persons, or sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of their respective business, property or fixed assets taken as a whole to any other Person, provided, however, that this §8.3 shall not be applicable to any merger or consolidation with respect to which all of the following are satisfied: (1) the surviving entity is Borrower, the Company or any Guarantor Subsidiary and there is no substantial change in senior management of the Company, (2) the other entity or entities involved in such merger or consolidation are engaged in the same line of business as Borrower, and (3) following such transaction, the Borrower and the Company will not be in breach of any of the covenants, representations or warranties of this Agreement. Except as set forth on Schedule 6.19, the Company will not own or acquire any material assets other than its partnership interests in the Borrower.

§8.4.                       Sale of Collateral.  Neither the Borrower nor any Guarantor shall sell, transfer or otherwise dispose of any Collateral unless all conditions precedent for the release of the Liens of the Secured Parties in such Collateral set forth in §14.14(b) have occurred.

§8.5.                       Compliance with Environmental Laws.  The Borrower will not do, and will not permit the Company, any Guarantor or any of the other Related Companies to do, any of the following: (a) use any of the Real Estate or any portion thereof as a facility for the handling, processing, storage or disposal of Hazardous Materials except for immaterial amounts of Hazardous Materials used in the routine maintenance and operation of the Real Estate and in compliance with applicable law, (b) cause or permit to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Materials except in material compliance with Environmental Laws, (c) generate any Hazardous Materials on any of the Real Estate except in material compliance with Environmental Laws, or (d) conduct any activity at any Real Estate or use any Real Estate in any manner so as to cause a Release.

§8.6.                       Distributions.  Borrower shall not permit the total Distributions by it and the Company during any fiscal year to exceed 90% of Funds from Operations for such year, except that such limitation on Distributions may be exceeded to the extent necessary for the Company to maintain its REIT status.  During any period when any Default or Event of Default has occurred and is continuing the total Distributions by the Borrower and the Company will not exceed the minimum amount necessary for the Company to maintain its REIT status.  The Guarantor Subsidiaries will not make any Distributions except Distributions to Borrower or to the Company or to any Guarantor.

§8.7.                       Preferred Distributions.  During any period when any Event of Default has occurred and is continuing no Preferred Distributions will be made.

§8.8.                       Preferred Redemptions.  No payments of cash or cash equivalents by Borrower or the Company as consideration for the mandatory redemption or retirement of any preferred shares of beneficial interest in the Company, or any preferred units of limited partnership interest in Borrower, shall be made out of the proceeds of Indebtedness of the Borrower or any Guarantor.

§9.                                FINANCIAL COVENANTS OF THE BORROWER.  The Borrower and the Company covenant and agree as follows, so long as any Loan or Note is outstanding or any Lender has any obligation to make any Loan:

§9.1.                       Adjusted Unsecured Debt Coverage.  The Borrower will not at any time permit Adjusted Unsecured Debt to exceed 65% of Adjusted Unencumbered Asset Value.

§9.2.                       Minimum Debt Service Coverage.  The Borrower will not at any time permit the ratio of Adjusted EBITDA for the Borrower, the Company and the Related Companies (on a consolidated basis in accordance with Generally Accepted Accounting Principles), to Interest Expense for the Borrower, the Company and the Related Companies (on a consolidated basis in accordance with Generally Accepted Accounting Principles), to be less than 2.0 to 1.0 for any fiscal quarter of Borrower.

§9.3.                       Total Debt to Total Assets.  The Borrower and the Company will not at any time permit Total Debt to exceed fifty-five percent (55%) of Total Assets.

§9.4.                       Minimum Tangible Net Worth.  The Borrower and the Company will not at any time permit the Tangible Net Worth of the Borrower and the Company to be less than $611,000,000 plus seventy-five percent (75%) of Net Offering Proceeds.

§9.5.                       Adjusted EBITDA to Fixed Charges.  The Borrower and the Company will not at any time permit the ratio of Adjusted EBITDA for the Borrower, the Company and the Related Companies (on a consolidated basis in accordance with Generally Accepted Accounting Principles) to Fixed Charges of the Borrower, the Company and the Related Companies (on a consolidated basis in accordance with Generally Accepted Accounting Principles) to be less than 1.75 to 1.0 for any fiscal quarter.

§9.6.                       Aggregate Occupancy Rate .  The Borrower will not at any time permit the Aggregate Occupancy Rate to be less than eighty-five percent (85%).

§9.7.                       Value of All Unencumbered Assets.  (i) The Borrower will not at any time permit the outstanding balance of Unsecured Indebtedness to be greater than fifty five percent (55%) of the Value of All Unencumbered Assets.

(ii) The Borrower will not at any time permit the Value of All Unencumbered Assets to be less than or equal to $275,000,000.

§9.8.                       Indebtedness of the 1221 Avenue of the Americas Owner.  (i) During the 1221 Avenue of the Americas Investment Period, Indebtedness of the 1221 Avenue of the Americas Owner will not at any time exceed twenty-five percent (25%) of the aggregate Adjusted Net Operating Income for the immediately preceding fiscal quarter, annualized, for the Real Estate Asset constituting the premises located at 1221 Avenue of the Americas, New York, New York, divided by eight percent (8.0%).

(ii) During the 1221 Avenue of the Americas Investment Period, the aggregate Indebtedness of the Unconsolidated Entities will not at any time exceed seventy-two percent (72%) of the aggregate dollar amount of the As-Is Values for all Real Estate Assets of such Unconsolidated Entities as of such time.

§9.9.                       Amendments and Modifications to §9.  (i) Notwithstanding anything in this Agreement to the contrary, none of the provisions of any of §§9.1 through 9.8, and no Default or Event of Default arising out of a breach of any of the provisions of any of §§9.1 through 9.8, may be amended, modified or waived without the written consent of the Requisite Lenders.

(ii)  For purposes of §§9.1 through 9.8, if any change in Generally Accepted Accounting Principles after the Effective Date results in a material change in the calculation to be performed in any such section solely as a result of such change in Generally Accepted Accounting Principles, the Lenders and the Borrower shall negotiate in good faith a modification of any such covenants so that the economic effect of the calculation of such covenant(s) using Generally Accepted Accounting Principles as so changed is as close as feasible to what the economic effect of the calculation of such covenant(s) would have been using Generally Accepted Accounting Principles as in effect as of the Effective Date.

§10.                          CONDITIONS TO EFFECTIVENESS.  This Agreement shall become effective when each of the following conditions precedent have been satisfied:

§10.1.                 Loan Documents.  Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto and shall be in full force and effect.

§10.2.                 Certified Copies of Organization Documents; Good Standing Certificates .  The Agent shall have received (i) a Certificate of the Company to which there shall be attached complete copies of the Borrower’s Limited Partnership Agreement and its Certificate of Limited Partnership, certified as of a recent date by the Secretary of State of Delaware, (ii) Certificates of Good Standing for the Borrower from the State of New York and each State in which a Structured Finance Collateral Asset is located, (iii) a copy of the Company’s articles of incorporation certified as of a recent date by the Maryland Secretary of State, (iv) Certificates of Good Standing for the Company from the State of Maryland and each State in which a Structured Finance Collateral Asset is located, and (v) certificates of good standing and certificates from the Borrower certifying as to true and complete copies of articles of incorporation, limited liability company agreements, partnership agreements or certificates of limited partnership, as the case may be, of each of the other Guarantors.

§10.3.                 By-laws; Resolutions.  All action on the part of the Borrower and each Guarantor necessary for the valid execution, delivery and performance by the Borrower and each Guarantor of this Agreement and the other Loan Documents to which it is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Agent shall have been provided to the Agent. The Agent shall have received from the Company true copies of its by-laws and the resolutions adopted by its Board of Directors authorizing the transactions described herein, each certified by its secretary to be true and complete and in effect on the Effective Date.

§10.4.                 Incumbency Certificate; Authorized Signers.  The Agent shall have received from the Company an incumbency certificate, dated as of the Effective Date, signed by a duly authorized officer of the Company and giving the name and bearing a specimen signature of each individual who shall be authorized:  (a) to sign, in the name and on behalf of the Company (in its own capacity and as general partner on behalf of Borrower and on behalf of each Guarantor which is a partnership), each of the Loan Documents to which the Borrower or any Guarantor is or is to become a party; (b) to make Loan Requests and Conversion Requests; and (c) to give notices and to take other action on behalf of the Borrower under the Loan Documents.

§10.5.                 Title Insurance; Lien Searches.  The Agent shall have received (i) reasonably satisfactory evidence of title insurance respecting each of the properties subject to the Structured Finance Collateral Assets by way of copies of the most recent fully effective title insurance policies (or marked and signed title insurance binders to the extent such policies have not been issued or are not other otherwise available), (ii) reasonably satisfactory evidence of insurance required under §7.7, (iii) reasonably satisfactory current Uniform Commercial Code lien searches on the Borrower and each of the Guarantors in such jurisdictions as the Agent may reasonably require, and (iv) evidence reasonably satisfactory to the Agent that the Agent (for the benefit of the Secured Parties) has a valid and perfected first priority security interest in the Collateral, including (x) such documents duly executed by the Borrower and each Guarantor as the Agent may reasonably request with respect to the perfection of its security interests in the Collateral (including financing statements under the UCC, security agreements and other applicable documents under the laws of any jurisdiction with respect to the perfection of Liens created by the Pledge and Security Agreement) and (y) all notes and other instruments representing Collateral (in form and substance reasonably satisfactory to the Agent) being pledged pursuant to the Pledge and Security Agreement duly endorsed in favor of the Agent or in blank.

§10.6.                 Opinions of Counsel Concerning Organization, Loan Documents and Collateral.  Each of the Lenders and the Agent shall have received favorable opinions from Borrower’s counsel addressed to the Lenders and the Agent and dated as of the Effective Date, in form and substance satisfactory to the Agent.

§10.7.                 Payment of Fees.  The Borrower shall have paid to the Lenders the fees and all other expenses as provided in §15 then outstanding.

§10.8.                 Existing Agreement.    There shall exist no Default or Event of Default as defined in the Existing Credit Agreement.

§11.                          CONDITIONS TO ALL CREDIT ADVANCES.  The obligations of the Lenders to make any Loan, whether on or after the Effective Date, shall also be subject to the satisfaction of the following conditions precedent:

§11.1.                 Representations True; No Event of Default; Compliance Certificate.  Each of the representations and warranties of the Borrower and each Guarantor contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true as of the date as of which they were made and shall also be true at and as of the time of the making of such Loan, with the same effect as if made at and as of that time (except (i) to the extent of changes resulting from transactions contemplated or permitted by this Agreement and the other Loan Documents, (ii) to the extent of changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and (iii) to the extent that such representations and warranties relate expressly to an earlier date); the Borrower shall have performed and complied with all terms and conditions herein required to be performed by it or prior to the Borrowing Date of such Loan; and no Default or Event of Default shall have occurred and be continuing on the date of any Loan Request or on the Borrowing Date of such Loan.  Each of the Lenders shall have received a Compliance Certificate of the Borrower signed by a Responsible Officer to such effect, which certificate will include, without limitation, computations evidencing compliance with the covenants contained in §9.1 through §9.5 after giving effect to such requested Loan.

§11.2.                 No Legal Impediment.  No change shall have occurred in any law or regulations thereunder or interpretations thereof that in the reasonable opinion of any Lender would make it illegal for such Lender to make such Loan.

§11.3.                 Proceedings and Documents.  All proceedings in connection with the transactions contemplated by this Agreement, the other Loan Documents and all other documents incident thereto shall be reasonably satisfactory in substance and in form to the Agent, and the Lenders shall have received all information and such counterpart originals or certified or other copies of such documents as the Agent may reasonably request.

§12.                          EVENTS OF DEFAULT; ACCELERATION; ETC

§12.1.                 Events of Default and Acceleration.  If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, “Defaults”) shall occur:

(a)  the Borrower shall fail to pay any principal of the Loans when the same shall become due and payable;

(b)  the Borrower shall fail to pay any interest on the Loans or any other sums due hereunder or under any of the other Loan Documents (other than principal) within five (5) days after the same shall become due and payable;

(c)  the Borrower or the Company shall fail to comply with any of its covenants contained in §7.5, the first sentence of §7.6, §7.7, §7.13, §7.20, §8 or §9;

(d)  the Borrower or any Guarantor shall fail to perform any other term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this §12) for thirty (30) days after written notice of such failure from Agent to the Borrower;

(e)  any representation or warranty of the Borrower or any Guarantor in this Agreement or in any of the other Loan Documents or in any other document or instrument delivered pursuant to or in connection with this Agreement, shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

(f) (i) any “Event of Default”, as such term is defined in the credit agreement referred to in the definition of Unsecured Revolving Credit Facility, shall have occurred and be continuing, whether or not the maturity of any obligations issued thereunder has been accelerated; (ii) any “Event of Default”, as such term is defined in the credit agreement referred to in the definition of Term Loan Facility, shall have occurred and be continuing, whether or not the maturity of any obligations issued thereunder has been accelerated; or (iii) the Borrower, the Company, any Guarantor, any of the Related Companies or any Unconsolidated Entity shall fail to pay at maturity, or within any applicable period of grace, any Recourse Indebtedness (other than the Unsecured Revolving Credit Facility or the Term Loan Facility), or shall fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing Recourse Indebtedness (other than the Unsecured Revolving Credit Facility or the Term Loan Facility) for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof, and in any event, such failure shall continue for thirty (30) days, unless the aggregate amount of all such defaulted Recourse Indebtedness is less than $10,000,000.00, provided, however, that defaulted Recourse Indebtedness of an Unconsolidated Entity shall only be included, for purposes of determining whether the aggregate amount of all such defaulted Recourse Indebtedness is less than $10,000,000, to the extent, if any, that said Recourse Indebtedness is Recourse, directly or indirectly, to Borrower, any Guarantor or any Related Company or any of their respective assets (other than their respective interests in such Unconsolidated Entity), provided, further, however, that Indebtedness of any Unconsolidated Entity in or to which Borrower, any Guarantor or any Related Company has made a Structured Finance Investment shall not be considered Indebtedness for purposes of this § 12.1(f) (For purposes of this § 12.1(f) “Recourse” shall mean any obligation or liability except an obligation or liability with respect to which recourse for payment is contractually limited (except for customary exclusions) to specifically identified assets only);

(g)  the Borrower, the Company, any Guarantor, any of the Related Companies or any Unconsolidated Entity shall fail to pay at maturity, or within any applicable period of grace, any Indebtedness other than Recourse Indebtedness, or shall fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing Indebtedness other than Recourse Indebtedness for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof, and in any event, such failure shall continue for thirty (30) days, unless the aggregate amount of all such defaulted Indebtedness other than Recourse Indebtedness plus the amount of any unsatisfied judgments is less than $25,000,000.00, provided, however, that defaulted Indebtedness other than Recourse Indebtedness of any Unconsolidated Entity in which Borrower and/or any Guarantor and/or any Related Company (x) owns less than fifty percent (50%) of the equity interest and (y) has no power to control the management and policies of such Unconsolidated Entity (any such defaulted Indebtedness, “Special Nonrecourse Indebtedness”) shall not be included for purposes of determining whether the aggregate amount of defaulted Indebtedness other than Recourse Indebtedness plus the amount of any unsatisfied judgments is less than $25,000,000.00 unless and until the aggregate amount of Borrower’s and/or any Guarantor’s and/or any Related Company’s pro-rata share of such Special Nonrecourse Indebtedness exceeds ten percent (10%) of the Total Assets, provided, further, however, that Indebtedness of any Unconsolidated Entity in or to which Borrower, any Guarantor or any Related Company has made a Structured Finance Investment shall not be considered Indebtedness for purposes of this § 12.1(g);

(h)  (i) any of the Borrower, the Company or any Guarantor shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of any substantial part of its properties or shall commence any case or other proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against any such Person and such Person shall indicate its approval thereof, consent thereto or acquiescence therein, or (ii) any of the events described in clause (i) of this paragraph shall occur with respect to any other Related Company or any Unconsolidated Entity and such event shall have a Material Adverse Effect;

(i) (i) a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating the Borrower, the Company, or any Guarantor bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of the Borrower, the Company, or any Guarantor in an involuntary case under federal bankruptcy laws as now or hereafter constituted or (ii) any of the events described in clause (i) of this paragraph shall occur with respect to any other Related Company or any Unconsolidated Entity and such event shall have a Material Adverse Effect;

(j)  there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty days, whether or not consecutive, any uninsured final judgment against the Borrower that, with other outstanding uninsured final judgments, undischarged, against the Borrower, the Company or any of the Related Companies, exceeds in the aggregate $5,000,000.00;

(k)  if any of the Loan Documents or any material provision of any Loan Documents shall be unenforceable, cancelled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Agent, or any action at law, suit or in equity or other legal proceeding to make unenforceable, cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of the Borrower or any Guarantor, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

(l)  one or more ERISA Events occurs which individually or in the aggregate results in or might reasonably be expected to result in liability of the Borrower or any of its ERISA Affiliates in excess of $5,000,000 at any one time during the term of this Agreement; or if, at any one time, there exists an amount of unfunded pension liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Guaranteed Pension Plans (excluding for purposes of such computation any Guaranteed Pension Plans with respect to which assets exceed benefit liabilities), which exceeds $5,000,000;

(m)  the Borrower or any Guarantor shall be indicted for a federal crime, a punishment for which could include the forfeiture of any assets of the Borrower or such Guarantor;

(n)  the Borrower shall fail to pay, observe or perform any term, covenant, condition or agreement contained in any agreement, document or instrument evidencing, securing or otherwise relating to any Indebtedness of the Borrower to any Lender (other than the Obligations) within any applicable period of grace provided for in such agreement, document or instrument;

(o)  any Material Adverse Effect shall occur;

(p)  any “Event of Default”, as defined in any of the other Loan Documents, shall occur; or

(q) any Collateral Document shall for any reason cease to create a valid Lien on any of the Collateral purported to be covered thereby or, except as permitted by the Loan Documents, such Lien shall cease to be a perfected and first priority Lien or the Borrower or any Guarantor shall so state in writing;

then, and in any such event, so long as the same may be continuing, the Agent may, and upon the request of the Requisite Lenders shall, by notice in writing to the Borrower declare all amounts owing with respect to this Agreement, the Notes and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower and each Guarantor; provided that upon the occurrence of any Event of Default specified in §§12.1(h) or 12.1(i), all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Agent or action by the Requisite Lenders.

§12.2.                 Termination of Commitments.  If any one or more Events of Default specified in §12.1(h) or §12.1(i) shall occur, any unused portion of the Commitments hereunder shall forthwith terminate and the Lenders shall be relieved of all obligations to make Loans to the Borrower.  If any other Event of Default shall have occurred and be continuing, the Agent, at the direction of the Majority Lenders, may by notice to the Borrower terminate the unused portion of the Commitments hereunder and upon such notice being given such unused portion of the Commitments hereunder shall terminate immediately and the Lenders shall be relieved of all further obligations to make Loans.  No termination of the Commitments hereunder shall relieve the Borrower of any of the Obligations or any of its existing obligations to any Lender arising under other agreements or instruments.

§12.3.                 Remedies.  In case any one or more of the Events of Default shall have occurred, and whether or not the Requisite Lenders shall have accelerated the maturity of the Loans pursuant to §12.1, each Lender, if owed any amount with respect to the Loans, may, with the consent of the Requisite Lenders, direct the Agent to proceed to protect and enforce the rights and remedies of the Agent and the Lenders under this Agreement, the Notes, the Collateral Documents or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement, the Collateral Documents, the other Loan Documents or any instrument pursuant to which the Obligations are evidenced and, if any amount shall have become due, by declaration or otherwise, to proceed to enforce the payment thereof or any other legal or equitable right of such Lender. No remedy herein conferred upon any Lender or the Agent or the holder of any Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

§12.4.                 Distribution of Enforcement Proceeds.  In the event that, following the occurrence or during the continuance of any Default or Event of Default, the Agent or any Lender as the case may be, receives any monies in connection with the enforcement of any of the Loan Documents, such monies shall be distributed for application as follows:

(a)  First, to the payment of, or (as the case may be) the reimbursement of the Agent for or in respect of all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Agent in connection with the collection of such monies by the Agent, for the exercise, protection or enforcement by the Agent of all or any of the rights, remedies, powers and privileges of the Agent or the Lenders under this Agreement or any of the other Loan Documents or in support of any provision of adequate indemnity to the Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Agent to such monies;

(b)  Second, to all other Obligations in such order or preference as the Requisite Lenders may determine; provided, however, that distribution in respect of such Obligations shall be made among the Lenders pro rata in accordance with each Lender’s respective Commitment Percentage;

(c)  Third, upon payment and satisfaction in full, or other provisions for payment in full satisfactory to all Lenders and the Agent, of all of the Obligations, to the payment of any obligations required to be paid pursuant to §9-615(a)(3) and (b) of the Uniform Commercial Code of the State of New York; and

(d)  Fourth, the excess, if any, shall be returned to the Borrower or to such other Persons as are legally entitled thereto.

§13.                          SETOFF.  During the continuance of any Event of Default, any deposits (general or specific, time or demand, provisional or final, regardless of currency, maturity, or the branch of where such deposits are held) or other sums credited by or due from any of the Lenders or any Affiliated Lender to the Borrower, the Company or any of the other Guarantors and any securities or other property of the Borrower, the Company or any of the other Guarantors in the possession of such Lender or Affiliated Lender may be applied to or set off against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrower to such Lender. Each of the Lenders agrees with each other Lender that (a) if an amount to be set off is to be applied to Indebtedness of the Borrower, the Company or any of the other Guarantors to such Lender, other than Indebtedness evidenced by the Notes held by such Lender, such amount shall be applied ratably to such other Indebtedness and to the Indebtedness evidenced by all such Notes held by such Lender, and (b) if such Lender shall receive from the Borrower, the Company or any of the other Guarantors, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim evidenced by the Notes held by such Lender by proceedings against the Borrower, the Company or any of the other Guarantors at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Note or Notes held by such Lender any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Notes held by all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Notes held by it its proportionate payment as contemplated by this Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

§14.                          THE AGENT

§14.1.                 Authorization.  The Agent is authorized to take such action on behalf of each of the Lenders and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Agent, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent. The relationship between the Agent and the Lenders is and shall be that of agent and principal only, and nothing contained in this Agreement or any of the other Loan Documents shall be construed to constitute the Agent as a trustee for any Lender.

§14.2.                 Employees and Agents.  The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Agreement and the other Loan Documents. The Agent may utilize the services of such Persons as the Agent in its sole discretion may reasonably determine, and all reasonable fees and expenses of such Persons shall be paid by the Borrower.

§14.3.                 No Liability to Lenders.  Neither the Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent or employee thereof, shall be liable to any Lender for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other Person, as the case may be, shall be liable for losses due to its willful misconduct or gross negligence.

§14.4.                 No Representations.  The Agent shall not be responsible for the execution or validity or enforceability of this Agreement, the Notes, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectibility of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Borrower, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any instrument at any time constituting, or intended to constitute, collateral security for the Notes. The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower or any Guarantor or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete. The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Lenders, with respect to the credit worthiness or financial condition of the Borrower, the Company or any of the other Guarantors. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender has either (x) been independently represented by separate counsel on all matters regarding this Agreement or (y) knowingly waived any such representation.

§14.5.                 Payments.

(a)  A payment by the Borrower to the Agent hereunder or any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender subject to the pro rata rights to repayment based upon the Commitment Percentage of each Lender. Neither the Borrower nor any Guarantor shall have any obligation to see to the proper application by Agent of any amounts paid by any of them to the Agent for the account of the Lenders.  The Agent agrees promptly to distribute to each Lender such Lender’s pro rata share of payments received by the Agent for the account of the Lenders except as otherwise expressly provided herein or in any of the other Loan Documents.

(b)  If in the opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

(c)  Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, any Lender that fails (i) to make available to the Agent its pro rata share of any Loan or (ii) to comply with the provisions of §13 with respect to making dispositions and arrangements with the other Lenders, where such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Lenders, in each case as, when and to the full extent required by the provisions of this Agreement, or to adjust promptly such Lender’s outstanding principal and its pro rata Commitment Percentage as provided in §2.1, shall be deemed delinquent (a “Delinquent Lender”) and shall be deemed a Delinquent Lender until such time as such delinquency is satisfied.  A Delinquent Lender shall be deemed to have assigned any and all payments due to it from the Borrower under the Loan Documents, whether on account of outstanding Loans, interest, fees or otherwise, to the remaining nondelinquent Lenders for application to, and reduction of, their respective pro rata shares of all outstanding Loans.  The Delinquent Lender hereby authorizes the Agent to distribute such payments to the nondelinquent Lenders in proportion to their respective pro rata shares of all outstanding Loans. A Delinquent Lender shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Loans of the nondelinquent Lenders, the Lenders’ respective pro rata shares of all outstanding Loans have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.

(d) If any amount which the Agent is required to distribute to the Lenders pursuant to this §14.5 is actually distributed to any Lender on a date which is later than the first Business Day following the Agent’s receipt of the corresponding payment from the Borrower, the Agent shall pay to such Lender on demand an amount equal to the product of (i) the average computed for the period referred to in clause (iii) below, of the weighted average interest rate paid by the Agent for federal funds acquired by the Agent during each day included in such period, times (ii) the amount of such late distribution to such Lender, times (iii) a fraction, the numerator of which is the number of days or portion thereof that elapsed from and including the second Business Day after the Agent’s receipt of such corresponding payment from the Borrower to the date on which the amount so required to be distributed to such Lender actually is distributed, and the denominator of which is 365.

§14.6.                 Holders of Notes.  The Agent may deem and treat the payee of any Note as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder assignee or transferee.

§14.7.                 Indemnity.  The Lenders ratably agree hereby to indemnify and hold harmless the Agent from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Agent has not been reimbursed by the Borrower and the Guarantors as required by §15), and liabilities of every nature and character arising out of or related to this Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Agent’s actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Agent’s willful misconduct or gross negligence.

§14.8.                 Agent as Lender.  In its individual capacity, Fleet National Bank shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Loans made by it, and as the holder of any of the Notes as it would have were it not also the Agent.

§14.9.                 Resignation.  The Agent may resign at any time by giving sixty (60) days, prior written notice thereof to the Lenders and the Borrower; provided, however, that unless an Event of Default has occurred and is continuing, Fleet National Bank may not voluntarily resign as Agent under the provisions of this Agreement without the Borrower’s consent.  Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Agent.  Unless a Default or Event of Default shall have occurred and be continuing, appointment of such successor Agent shall be subject to the reasonable approval of the Borrower.  If no successor Agent shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within thirty (30) days after the giving of notice of resignation or removal or if the Borrower (to the extent it has approval rights with respect to the successor Agent) has disapproved or failed to approve a successor agent within such period, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a financial institution having a rating of not less than A2/P2 or its equivalent by S&P. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations as Agent hereunder.  After any retiring Agent’s resignation, the provisions of this Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

§14.10.           Notification of Defaults and Events of Default and other Notices.  Each Lender hereby agrees that, upon learning of the existence of a Default or an Event of Default, it shall promptly notify the Agent thereof. The Agent hereby agrees that upon receipt of any notice under this §14.10, or upon it otherwise learning of the existence of a Default or an Event of Default, it shall promptly notify the other Lenders of the existence of such Default or Event of Default.  The Agent shall also promptly provide each Lender with a copy of any notices which the Agent receives from the Borrower pursuant to §7.5 or §7.13.

§14.11.           Duties in the Case of Enforcement.  In case one of more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Agent may, with the consent of the Requisite Lenders (which consents may be obtained orally in emergency situations), and the Agent shall, if (a) so requested by the Requisite Lenders and (b) the Lenders have provided to the Agent such additional indemnities and assurances against expenses and liabilities as the Agent may reasonably request, proceed to enforce the provisions of the Loan Documents and exercise all or any such other legal and equitable and other rights or remedies as it may have. The Requisite Lenders may direct the Agent in writing as to the method and the extent of any such enforcement actions, the Lenders hereby agreeing to indemnify and hold the Agent harmless from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, provided that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent’s compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction.

§14.12.           Mandatory Resignation of Agent.  The Agent shall be obligated to resign in accordance with, and subject to, the provisions of §14.9, without the consent of the Borrower, upon the written request of Lenders whose aggregate Commitments constitute at least sixty-six percent (66%) of  the Total Commitment excluding the Commitment of the Lender which is then the Agent hereunder, provided such request is made for cause (provided, however, that in the case of a request for resignation of Fleet National Bank, as Agent, such cause must constitute gross negligence or willful misconduct), and provided further that the successor Agent actively administers credits of similar size and complexity to this Agreement and the Loans.

§14.13.           Matters as to Borrower.  (a)  Except as expressly set forth in this Agreement, Borrower shall have no obligation to cause Agent or any of the Lenders to perform their respective obligations under this Agreement.

(b)  Notwithstanding that a matter in question requires the consent, approval or direction of any or all of the Lenders, Borrower may rely exclusively on the written notice of Agent that such consent, approval, or direction has been given or obtained to bind the Lenders.

§14.14.                                                         Concerning the Collateral and the Collateral Documents. (a)  Each Lender agrees that any action taken by the Agent or the Requisite Lenders (or, where required by the express terms of this Agreement, a greater proportion of the Lenders) in accordance with the provisions of this Agreement or of the other Loan Documents, and the exercise by the Agent or the Requisite Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.  Without limiting the generality of the foregoing, the Agent shall have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Collateral Documents; (ii) execute and deliver each Collateral Document and accept delivery of each such agreement delivered by the Borrower, any Guarantor or any of their respective Subsidiaries; (iii) act as collateral agent for the Lenders for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated in the Collateral Documents; (iv) manage, supervise and otherwise deal with the Collateral; (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and Liens created or purported to be created by the Collateral Documents; and (vi) except as may be otherwise specifically restricted by the terms hereof or of any other Loan Document, exercise all remedies given to the Agent and the Lenders as secured parties with respect to the Collateral under the Collateral Documents relating thereto, applicable law or otherwise.

(b)  Provided that no Event of Default has occurred and is continuing (but subject to the provisions of clause (ii) of this paragraph (b)), each of the Lenders hereby directs, in accordance with the terms hereof, the Agent to release any Lien held by the Agent for the benefit of the Lenders and the Agent hereby agrees that it shall release any such Lien:

(i)                                     against all of the Collateral, upon termination of the Commitments and payment and satisfaction in full of all Loans and all other Obligations which have matured and which the Agent has been notified in writing are then due and payable;

(ii)                                  against any Collateral sold or disposed of by the Borrower or a Guarantor or paid off by the underlying borrower or obligor, or no longer necessary to satisfy the Maximum Credit Amount limitation, which Collateral is specified to the Agent by the Borrower upon at least seven (7) days written notice, provided that (x) for so long as no Event of Default has occurred and is continuing, the principal amount of the Obligations is prepaid to the extent necessary to make the principal amount of the Obligations not more than the Maximum Credit Amount after giving effect to the release of the Collateral (as certified to by the chief financial officer of the Borrower), and (y) during the occurrence and continuance of an Event of Default, (i) the

Obligations are prepaid in an amount equal to 100% of the proceeds received by the Borrower from the sale or other disposition of such Collateral and (ii) the consent of the Requisite Lenders is obtained; and

(iii)                               against any part of the Collateral, if such release is consented to by the Requisite Lenders.

Each of the Lenders hereby directs the Agent (and the Agent hereby agrees) to execute and deliver or file such termination and partial release statements and do such other things as are necessary to release Liens to be released pursuant to this §14.14 promptly upon the effectiveness of any such release.

§15.                          EXPENSES.  The Borrower and each of the Guarantors jointly and severally agree to pay (a) the reasonable costs of producing and reproducing this Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) any taxes (including any interest and penalties in respect thereto) payable by the Agent or any of the Lenders (other than taxes based upon the Agent’s or any Lender’s net income), including any recording, mortgage, documentary or intangibles taxes in connection with the Loan Documents, or other taxes payable on or with respect to the transactions contemplated by this Agreement, including any taxes payable by the Agent or any of the Lenders after the Effective Date (the Borrower hereby agreeing to indemnify the Lenders with respect thereto), (c) all title examination costs, recording costs and the reasonable fees, expenses and disbursements of the Agent’s counsel or any local counsel to the Agent incurred in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein, and amendments, modifications, approvals, consents or waivers hereto or hereunder, (d) the fees, costs, expenses and disbursements of the Agent incurred in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein including, without limitation, the costs incurred by the Agent in connection with its inspection of the Structured Finance Collateral Assets and the properties subject thereto, and the fees and disbursements of the Agent’s counsel and the Borrower’s legal counsel in preparing documentation, (e) legal fees and expenses incurred in connection with the Agent’s (or any Lender’s) review and analysis of any documentation relating to any Structured Finance Collateral Asset which the Borrower requests to become Collateral after the date of this Agreement,  (f) all reasonable out-of-pocket expenses (including reasonable attorneys’ fees and costs, which attorneys may be employees of any Lender or the Agent and the fees and costs of appraisers, engineers, investment bankers, surveyors or other experts retained by the Agent or any Lender in connection with any such enforcement proceedings) incurred by any Lender or the Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower or the Guarantors or the administration thereof after the occurrence of a Default or Event of Default (including, without limitation, expenses incurred in any restructuring and/or “workout” of the Loans), and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to the Agent’s or the Lender’s relationship with the Borrower, the Company, any Unconsolidated Entity or any of the Related Companies (but not including any dispute between the Agent (or any Lender) and any other Lender), (g) all reasonable fees, expenses and disbursements of the Agent incurred in connection with UCC searches, and (h) all costs incurred by the Agent in the future in connection with its reasonable inspection of the Structured Finance Collateral Assets. The covenants of this §15 shall survive payment or satisfaction of payment of amounts owing with respect to the Notes.

§16.                          INDEMNIFICATION.  The Borrower and each of the Guarantors hereby jointly and severally agree to indemnify and hold harmless the Agent and the Lenders and the shareholders, directors, agents, officers, subsidiaries, employees, and affiliates of the Agent and the Lenders from and against any and all claims, actions or causes of action and suits whether groundless or otherwise, and from and against any and all liabilities, losses, settlement payments, obligations, damages and expenses (including legal fees and disbursements) of every nature and character arising out of this Agreement or any of the other Loan Documents or the transactions contemplated hereby or which otherwise arise in connection with the financing including, without limitation except to the extent directly caused by the gross negligence or willful misconduct of a Lender or the Agent or any of the aforementioned indemnified parties (but such limitation on indemnification shall only apply to the Agent or Lender or any of the aforementioned indemnified parties being grossly negligent or committing willful misconduct), (a) any actual or proposed use by the Borrower of the proceeds of any of the Loans, (b) any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right of the Borrower or any of the Guarantors, (c) the Borrower or any of the Guarantors entering into or performing this Agreement or any of the other Loan Documents, (d) with respect to the Borrower or any of the Guarantors and their respective properties, the violation of any Environmental Law, the Release or threatened Release of any Hazardous Materials or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Materials (including, but not limited to claims with respect to wrongful death, personal injury or damage to property), (e) any cost, claim liability, damage or expense in connection with any harm the Borrower or any of the Guarantors may be found to have caused in the role of a broker, in each case including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding, or (f) any interest of the Lenders or the Agent arising out of or as a result of the Collateral or the Collateral Documents, including, but not limited to, interests owned or held as Secured Parties and interests owned or held as a result of the exercise of remedies under the Loan Documents.  In litigation, or the preparation therefor, the Lenders and the Agent shall each be entitled to select their own separate counsel and, in addition to the foregoing indemnity, the Borrower and each of the Guarantors jointly and severally agree to pay promptly the reasonable fees and expenses of such counsel.  If, and to the extent that the obligations of the Borrower or any of the Guarantors under this §16 are unenforceable for any reason, the Borrower and each of the Guarantors jointly and severally agree to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The provisions of this §16 shall survive the repayment of the Loans and the termination of the obligations of the Lenders hereunder and shall continue in full force and effect as to the Lenders so long as the possibility of any such claim, action, cause of action or suit exists.

§17.                          SURVIVAL OF COVENANTS, ETC.  All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower or any Guarantor pursuant hereto shall be deemed to have been relied upon by the Lenders and the Agent, notwithstanding any investigation heretofore or hereafter made by it, and shall survive the making by the Lenders of the Loans, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Agreement or the Notes or any of the other Loan Documents remains outstanding or the Lenders have any obligation to make any Loans. The indemnification obligations of the Borrower and the Guarantors provided herein and the other Loan Documents shall survive the full repayment of amounts due and the termination of the obligations of the Lenders hereunder and thereunder to the extent provided herein and therein. All statements contained in any certificate or other paper delivered to the Agent or any Lender at any time by or on behalf of the Borrower or any of the Guarantors pursuant hereto or in connection with the transactions contemplated hereby (other than third party reports, such as engineering reports and environmental studies) shall constitute representations and warranties by the Borrower or any of the Guarantors hereunder.

§18.                          GUARANTY.

§18.1.                 Guaranty.  Each of the Guarantors acknowledges that it will receive substantial benefits from the making of the Loans and extensions of credit to the Borrower by the Lenders under this Agreement.  Subject to §18.7, each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably guarantees to each Lender and the Agent, and their respective successors and assigns, the prompt payment of the Guaranteed Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) (the “Guaranty”).  The Guarantors additionally, jointly and severally, unconditionally guarantee to each Lender and the Agent the timely performance of all other obligations of the Borrower under the Loan Documents.  This Guaranty is a guaranty of payment and not of collection and is a continuing guaranty and shall apply to Guaranteed Obligations whenever arising.

§18.2.                 Obligations Unconditional.  The obligations of the Guarantors hereunder are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Guaranteed Obligations or any of the Loan Documents, or any other agreement or instrument referred to therein, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.  Each Guarantor agrees that this Guaranty may be enforced by the Agent, on behalf of the Lenders, without necessity at any time of resorting to or exhausting any other security or collateral and without the necessity at any time of having recourse to the Notes, any other of the Loan Documents or the Collateral, and each Guarantor hereby waives the right to require the Lenders to proceed against the Borrower or any other Person (including a co-guarantor) or to require the Lenders to pursue any other remedy or enforce any other right.  Each Guarantor further agrees that it shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor of the Guaranteed Obligations for amounts paid under this Guaranty until such time as the Lenders have been paid in full, all Commitments under this Agreement have been terminated, and no Person or governmental authority shall have any right to request any return or reimbursement of funds from the Lenders in connection with monies received under the Loan Documents.  Each Guarantor further agrees that nothing contained herein shall prevent the Agent or the Lenders from suing on the Notes or any of the other Loan Documents or foreclosing their security interest in or Lien on the Collateral or from exercising any other rights available to them under this Agreement, the Notes, any other of the Loan Documents, or any other instrument of security, if any, and the exercise of any of the aforesaid rights and the completion of any foreclosure proceedings shall not constitute a discharge of any Guarantor’s obligations hereunder; it being the purpose and intent of each Guarantor that its obligations hereunder shall be absolute, independent and unconditional under any and all circumstances.  Neither any Guarantor’s obligations under this Guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release or limitation of the liability of the Borrower or by reason of the bankruptcy or insolvency of the Borrower.  Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by, the Agent or any Lender upon this Guaranty or acceptance of this Guaranty.  The Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guaranty.  All dealings between the Borrowers and any of the Guarantors, on the one hand, and the Agent and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Guaranty.

§18.3.                 Modifications.  Each Guarantor agrees that (a) all or any part of the security now or hereafter held for the Guaranteed Obligations, if any, may be exchanged, compromised or surrendered from time to time; (b) the Lenders shall not have any obligation to protect, perfect, secure or insure any such security interests, Liens or encumbrances now or hereafter held, if any, for the Guaranteed Obligations or the properties subject thereto; (c) the time or place of payment of the Guaranteed Obligations may be changed or extended, in whole or in part, to a time certain or otherwise, and may be renewed or accelerated, in whole or in part; (d) the Borrower and any other party liable for payment under the Loan Documents may be granted indulgences generally; (e) any of the provisions of the Notes or any of the other Loan Documents may be modified, amended or waived; (f) any party (including any co-guarantor) liable for the payment thereof may be granted indulgences or be released; and (g) any deposit balance for the credit of the Borrower or any other party liable for the payment of the Guaranteed Obligations or liable upon any security therefor may be released, in whole or in part, at, before or after the stated, extended or accelerated maturity of the Guaranteed Obligations, all without notice to or further assent by such Guarantor, which shall remain bound thereon, notwithstanding any such exchange, compromise, surrender, extension, renewal, acceleration, modification, indulgence or release.  Each Guarantor hereby appoints the Borrower as its agent to execute and deliver any amendments to or modifications or waivers of the Loan Documents, and the Agent and the Lenders may rely on such appointment until such time as a Guarantor advises the Agent and the Lenders in writing that the Borrower is no longer authorized to so act as its agent.

§18.4.                 Waiver of Rights.  Each Guarantor expressly waives to the fullest extent permitted by applicable law: (a) notice of acceptance of this Guaranty by the Lenders and of all extensions of credit to the Borrower by the Lenders; (b) presentment and demand for payment or performance of any of the Guaranteed Obligations; (c) protest and notice of dishonor or of default (except as specifically required in this Agreement) with respect to the Guaranteed Obligations or with respect to any security therefor: (d) notice of the Lenders obtaining, amending, substituting for, releasing, waiving or modifying any security interest, Lien or encumbrance, if any, hereafter securing the Guaranteed Obligations, or the Lenders’ subordinating, compromising, discharging or releasing such security interests, Liens or encumbrances, if any; (e) all other notices to which such Guarantor might otherwise be entitled; and (f) demand for payment under this Guaranty.

§18.5.                 Reinstatement.  The obligations of the Guarantors under this §18 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, reasonable fees of counsel) incurred by the Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

§18.6.                 Remedies.  The Guarantors agree that, as between the Guarantors, on the one hand, and the Agent and the Lenders, on the other hand, the Guaranteed Obligations may be declared to be forthwith due and payable as provided in §12 (and shall be deemed to have become automatically due and payable in the circumstances provided in §12) notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing such Guaranteed Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or such Guaranteed Obligations being deemed to have become automatically due and payable), such Guaranteed Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors.

§18.7.                 Limitation of Guaranty.  Notwithstanding any provision to the contrary contained herein or in any of the other Loan Documents, to the extent the obligations of any Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers), then the obligations of such Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code).

§18.8.                 Release of Guaranty.  Upon consummation of the sale, conveyance, pledge or other transfer of all of the stock or other evidence of beneficial or legal ownership, or a sale, mortgage or pledge of all or substantially all of the assets, of any Guarantor other than the Company, so long as the transfer of Collateral pledged by such Guarantor is otherwise permitted under the terms of this Agreement, and so long as no Default or Event of Default shall have occurred and be continuing, the Guaranty of such Guarantor, and all of its obligations and liabilities under the Loan Documents, shall be, and shall be deemed to be, released and discharged, and upon the request of such released Guarantor, the Agent shall acknowledge such release in writing.

§19.                          ASSIGNMENT; PARTICIPATIONS; ETC.

§19.1.                 Conditions to Assignment by Lenders.  Except as provided herein, each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Loans at the time owing to it, and the Notes held by it); provided that (a) the Agent shall have given its prior written consent to such assignment, which consent shall not be unreasonably withheld or delayed, except that such consent shall not be needed with respect to an assignment from a Lender to either one of its Affiliated Lenders or to another Lender hereunder, (b) each such assignment shall be of a portion (or which may be all) of the assigning Lender’s rights and obligations under this Agreement relating to a specified Commitment amount and Commitment Percentage, (c) each assignment shall be in an amount of not less than $5,000,000 and in integral multiples of $1,000,000, (d) each Lender either shall assign all of its Commitment and cease to be a Lender hereunder or shall retain, free of any such assignment, an amount of its Commitment of not less than $5,000,000, and (e) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined), an Assignment and Acceptance, substantially in the form of Exhibit E hereto (an “Assignment and Acceptance”) , together with any Notes subject to such assignment.  Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, (i) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder, and (ii) the assigning Lender shall, to the extent provided in such assignment and upon payment to the Agent of the registration fee referred to in §19.3, be released from its obligations under this Agreement.

§19.2.                 Certain Representations and Warranties; Limitations; Covenants.  By executing and delivering an Assignment and Acceptance, the parties to the assignment thereunder confirm to and agree with each other and the other parties hereto as follows: (a) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto; (b) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any other Person primarily or secondarily liable in respect of any of the Obligations, or the performance or observance by the Borrower or any other Person primarily or secondarily liable in respect of any of the Obligations of any of their obligations under this Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (c) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in §6.4 and §7.4 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (d) such assignee will, independently and without reliance upon the assigning Lender, the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (e) such assignee represents and warrants that it is an Eligible Assignee; (f) such assignee appoints and authorizes the Agent to take such action as “Agent” on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto; (g) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender; and (h) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance.

§19.3                    Register.  The Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register or similar list (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment Percentages of, and principal amount of the Loans owing to the Lenders from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and the Lenders at any reasonable time and from time to time upon reasonable prior notice.  From and after the Effective Date, upon each such recordation, the assigning Lender agrees to pay to the Agent a registration fee in the sum of $3,500.00. The Agent may, without action by any other party, amend Schedules 1 and 1.2 hereto to reflect the recording of any such assignments and shall immediately forward a copy of any such amendment to Borrower and each Lender.

§19.4.                 New Notes.  Upon its receipt of an Assignment and Acceptance executed by the parties to such assignment, together with each Note subject to such assignment, the Agent shall (a) record the information contained therein in the Register, and (b) give prompt notice thereof to the Borrower and the Lenders (other than the assigning Lender). Within five (5) Business Days after receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Agent, in exchange for each surrendered Note, a new Note to the order of such Eligible Assignee in an amount equal to the amount assumed by such Eligible Assignee pursuant to such Assignment and Acceptance and, if the assigning Lender has retained some portion of its Loans hereunder, a new Note to the order of the assigning Lender in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Notes and that they do not constitute a novation, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the assigned Notes.  Within five (5) days of issuance of any new Notes pursuant to this §19.4, the Borrower shall deliver an opinion of counsel, addressed to the Lenders and the Agent, relating to the due authorization, execution and delivery of such new Notes and the legality, validity and binding effect thereof, and that the Obligations evidenced by the new Notes have the same validity and enforceability as if given on the Effective Date, in form and substance reasonably satisfactory to the Lenders who are the holders of such new Notes. The surrendered Notes shall be held by the Agent in escrow and shall be deemed cancelled and returned to the Borrower simultaneously upon the issuance and receipt by the Agent of, and in exchange for, the New Notes.

§19.5.                 Participations.  Each Lender may sell participations to one or more banks or other entities of all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents; provided that (a) the Agent shall have given its prior written consent to such participation, which consent shall not be unreasonably withheld or delayed, except that any Lender may sell participations to its Affiliated Lenders without such consent, (b) each such participation, other than participations to its Affiliated Lenders or to another Lender hereunder, shall be in an amount of not less than $5,000,000, (c) any such sale or participation shall not affect the rights and duties of the selling Lender hereunder to the Borrower and the Lender shall continue to exercise all approvals, disapprovals and other functions of a Lender, (d) the only rights granted to the participant pursuant to such participation arrangements with respect to waivers, amendments or modifications of the Loan Documents shall be the rights to approve the vote of the Lender as to waivers, amendments or modifications that would reduce the principal of or the interest rate on any Loans, extend the term or increase the amount of the Commitment of such Lender as it relates to such participant, reduce the amount of any fees to which such participant is entitled or extend any regularly scheduled payment date for principal or interest, and (e) no participant which is not a Lender hereunder shall have the right to grant further participations or assign its rights, obligations or interests under such participation to other Persons without the prior written consent of the Agent. The Agent shall promptly advise the Borrower in writing of any such sale or participation.

§19.6.                 Pledge by Lender.  Any Lender may at any time pledge all or any portion of its interest and rights under this Agreement (including all or any portion of its Note) to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 U.S.C. §341. No such pledge or the enforcement thereof shall release the pledgor Lender from its obligations hereunder or under any of the other Loan Documents.

§19.7.                 No Assignment by Borrower.  Neither the Borrower nor any Guarantor shall assign or transfer any of its rights or obligations under any of the Loan Documents without the prior written consent of each of the Lenders, and any such attempted assignment or transfer without such consent shall be null and void.

§19.8.                 Disclosure.  (a)  Each of the Borrower and the Guarantors agrees that in addition to disclosures made in accordance with standard banking practices any Lender may disclose information obtained by such Lender pursuant to this Agreement to assignees or participants and potential assignees or participants hereunder subject to customary banking confidentiality practices.

(b)  The Borrower, the Company and each Guarantor (and each employee, representative or other agent of each of the foregoing) may disclose to any and all persons without limitation of any kind, the U.S. tax treatment and U.S. tax structure of this Agreement and the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Borrower, the Company or any Guarantor relating to such U.S. tax treatment and U.S. tax structure.

§20.                          NOTICES, ETC.

Except as otherwise expressly provided in this Agreement, all notices and other communications made or required to be given pursuant to this Agreement or the Notes shall be in writing and shall be delivered in hand, mailed by United States registered or certified first class mail, postage prepaid, sent by overnight courier, or sent by telegraph, telecopy, telefax or telex and confirmed by delivery via courier or postal service, addressed as follows:

(a)  if to the Borrower, the Company or any of the Guarantors, at SL Green Operating Partnership, L.P., 420 Lexington Avenue, New York, New York 10170 (telecopy number 212-216-1785), Attention: Chief Financial Officer and General Counsel, with a copy to Robert Ivanhoe, Esq., Greenberg Traurig, 200 Park Avenue, New York, New York 10166 (telecopy number 212-801-6400), or at such other address for notice as the Borrower shall last have furnished in writing to the Agent; and

(b)  if to the Agent, at 100 Federal Street, Boston, Massachusetts 02110, Attention: Structured Real Estate, or such other address for notice as the Agent shall last have furnished in writing to the Borrower.

(c)  if to any Lender, at such Lender’s address set forth on Schedule 1, hereto, or such other address for notice as such Lender shall have last furnished in writing to the Person giving the notice.

Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier or facsimile to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer or the sending of such facsimile and (ii) if sent by registered or certified first-class mail, postage prepaid, on the third Business Day following the mailing thereof.  Rejection of or refusal to accept any such notice or demand, or inability to deliver any such notice or demand because of changed address or because no notice of changed address was given, shall be deemed to be receipt of such notice or demand.

§21.                          GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE.

THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, ARE CONTRACTS UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SUCH STATE. EACH OF THE BORROWER,  THE GUARANTORS, THE AGENT AND THE LENDERS AGREES THAT ANY SUIT BY IT FOR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE CITY OF NEW YORK, STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN AND BORROWER CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT FOR ANY SUIT BY AGENT OR ANY LENDER AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN §20. EACH OF THE BORROWER, THE GUARANTORS, THE AGENT AND THE LENDERS HEREBY WAIVE ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT. IN ADDITION TO THE COURTS OF THE CITY OF NEW YORK, STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN, THE AGENT OR ANY LENDER MAY BRING ACTION(S) FOR ENFORCEMENT ON A NONEXCLUSIVE BASIS WHERE ANY COLLATERAL EXISTS AND EACH OF THE BORROWER, THE GUARANTORS, THE AGENT AND THE LENDERS CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF SUCH COURT AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER, THE GUARANTORS, THE AGENT AND THE LENDERS BY MAIL AT THE ADDRESS SPECIFIED IN §20.

§22.                          HEADINGS.  The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

§23.                          COUNTERPARTS.  This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

§24.                          ENTIRE AGREEMENT.  The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §26.

§25.                          WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS.  EACH OF THE BORROWER, THE GUARANTORS, THE AGENT AND THE LENDERS HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. EXCEPT TO THE EXTENT EXPRESSLY PROHIBITED BY LAW, EACH OF THE BORROWER AND THE GUARANTORS HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THE PRECEDING SENTENCE ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH OF THE BORROWER AND THE GUARANTORS (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE AGENT OR SUCH LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT THE AGENT AND THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH THEY ARE PARTIES BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

§26.                          CONSENTS, AMENDMENTS, WAIVERS, ETC.  Except as otherwise specifically set forth herein or in any other Loan Document, any consent or approval required or permitted by this Agreement may be given, and any term of this Agreement or of any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower and the Guarantors of any terms of this Agreement or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders, and, in the case of amendments, with the written consent of the Borrower other than amendments to schedules made in the ordinary course as contemplated by this Agreement. Notwithstanding the foregoing, (i) the rate of interest on, and the term or amount of, the Notes or the date of any payment due hereunder or thereunder, (ii) the amount of the Commitments of the Lenders (other than changes in Commitments pursuant to Assignments under §19 or pursuant to changes in the Total Commitment under §2.2), (iii) the amount of any fee payable to a Lender hereunder, (iv) any provision herein or in any of the Loan Documents which expressly requires consent of all the Lenders (including this §26), (v) the funding provisions of §2.5 and §2.7, (vi) the rights, duties and obligations of the Agent specified in §14, (vii) clause (iv) of the definition of Structured Finance Collateral Asset, and (viii) the definitions of Majority Lenders or Requisite Lenders, may not be amended or compliance therewith waived without the written consent of each Lender affected thereby, nor may the Agent release the Borrower or any Guarantor from its liability with respect to the Obligations (other than pursuant to §18.8), without first obtaining the written consent of all the Lenders.  Unless otherwise directed by the Agent, any request for amendment or waiver shall be made on no less than ten (10) Business Days notice to the Lenders. Unless otherwise directed by the Agent, the failure of a Lender to respond to a request for waiver or amendment shall be deemed to constitute such Lender’s consent to such waiver or amendment requested (unless such waiver or amendment requires the consent of all Lenders).  No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

§27.                          SEVERABILITY.  The provisions of this Agreement are severable, and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

§28.                          ACKNOWLEDGMENTS.  Each of the Borrower and the Guarantors hereby acknowledges that: (i) neither the Agent nor any Lender has any fiduciary relationship with, or fiduciary duty to, the Borrower and the Guarantors arising out of or in connection with this Agreement or any of the other Loan Documents; (ii) the relationship in connection herewith between the Agent and the Lenders, on the one hand, and the Borrower and each Guarantor, on the other hand, is solely that of creditor and debtor and (iii) no joint venture or partnership among any of the parties hereto is created hereby or by the other Loan Documents, or otherwise exists by virtue of the Facility or the Loans.

§29.                          CONSENT TO AMENDMENT AND RESTATEMENT; TRANSITIONAL ARRANGEMENTS.

§29.1.                 Existing Credit Agreement Superseded.  This Agreement shall supersede the Existing Credit Agreement in its entirety, except as provided in this § 29.  On the Effective Date, the rights and obligations of the parties under the Existing Credit Agreement and the “Notes” defined therein shall be subsumed within and be governed by this Agreement and the Notes, provided, however, that any of the “Loans” (as defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement shall, for purposes of this Agreement, be Loans hereunder.  This Agreement is given as a substitution of, and not as a payment of, the obligation of Borrower under the Existing Credit Agreement and is not intended to constitute a novation of the Existing Credit Agreement.  The Lenders’ interests in such Loans shall be reallocated on the Effective Date in accordance with each Lender’s applicable Commitment Percentage in order that, after giving effect thereto, the Lenders shall have outstanding Loans representing their portion of the Total Commitment, as described on Schedule 1.2, and the Lenders shall make appropriate payments to each other in order to accomplish such reallocation.  In connection therewith, the Borrower shall compensate and indemnify the Lenders as provided in §4.8 of the Existing Credit Agreement as if such payments by the Lenders to each other were prepayments by the Borrower of the “Loans” (as defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement.

§29.2.                 Return and Cancellation of Notes.  Upon its receipt of the Notes to be delivered hereunder on the Effective Date, each Lender will promptly return to Borrower, marked “Cancelled” or “Replaced”, the notes of Borrower held by such Lender pursuant to the Existing Credit Agreement.

§29.3.                 Interest and Fees under the Existing Agreement.  All interest and all commitment, facility and other fees and expenses that have accrued before the date hereof under or in respect of the Existing Credit Agreement shall be calculated as of the Effective Date (prorated in the case of any fractional periods), and Borrower shall continue to be liable in respect of such amounts to the Lenders party to the Existing Credit Agreement and to Agent, in accordance with the Existing Credit Agreement, as if the Existing Credit Agreement were still in effect.

[The remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as a sealed instrument as of the date first set forth above.

BORROWER:

SL GREEN OPERATING PARTNERSHIP, L.P., a Delaware limited partnership

By:
Name: Andrew S. Levine
Title: Executive Vice President

GUARANTOR:

SL GREEN REALTY CORP., a Maryland corporation

By:
Name: Andrew S. Levine
Title: Executive Vice President

GUARANTOR:

GREEN 1412 PREFERRED LLC, a Delaware limited liability company

By:
Name: Andrew S. Levine
Title: Executive Vice President

GUARANTOR:

SL GREEN FUNDING LLC, a New York limited liability company

By:
Name: Andrew S. Levine
Title: Executive Vice President

GUARANTOR:

469 PREFERRED MEMBER LLC, a Delaware limited liability company

By:
Name: Andrew S. Levine
Title: Executive Vice President

GUARANTOR:

SLG 500-512 FUNDING LLC, a Delaware limited liability company

By:
Name: Andrew S. Levine
Title: Executive Vice President

GUARANTOR:

SLG 40 WALL FUNDING LLC, a Delaware limited liability company

By:
Name: Andrew S. Levine
Title: Executive Vice President

GUARANTOR:

SLG PENNCOM FUNDING LLC, a Delaware limited liability company

By:
Name:
Title:

GUARANTOR:

SLG 609 FUNDING LLC, a Delaware limited liability company

By:
Name: Andrew S. Levine
Title: Executive Vice President

GUARANTOR:

SLG EAB FUNDING LLC, a Delaware limited liability company

By:
Name: Andrew S. Levine
Title: Executive Vice President

GUARANTOR:

SLG 50 WEST PARTICIPATION LLC, a Delaware limited liability company

By:
Name: Andrew S. Levine
Title: Executive Vice President

GUARANTOR:

SLG 1370 FUNDING LLC, a Delaware limited liability company

By:
Name: Andrew S. Levine
Title: Executive Vice President

GUARANTOR:

SL GREEN WEST 26th FUNDING LLC, a Delaware limited liability company

By:
Name: Andrew S. Levine
Title: Executive Vice President

GUARANTOR:

GREEN 225 PENN BLDG LLC, a Delaware limited liability company

By:
Name:
Title:

GUARANTOR:

SL GREEN 11 MADISON FUNDING LLC, a Delaware limited liability company

By:
Name: Andrew S. Levine
Title: Executive Vice President

ADMINISTRATIVE AGENT AND COLLATERAL AGENT:

FLEET NATIONAL BANK,
As Administrative Agent and Collateral Agent

By:
Name:
Title:

LENDER:

FLEET NATIONAL BANK,

By:
Name:
Title:

LENDER:

WACHOVIA BANK NATIONAL ASSOCIATION

By:
Name:
Title:

LENDER:

SOVEREIGN BANK

By:
Name:
Title:

LENDER:

COMMERZBANK AG NEW YORK BRANCH

By:
Name:
Title:

LENDER:

THE BANK OF NEW YORK

By:
Name:
Title:

SCHEDULE 1

Lenders; Domestic and LIBOR Lending Offices

FLEET NATIONAL BANK

100 Federal Street

Boston, MA 02110

Attn:                    Structured Real Estate

Fax:                           (617) 434-1337

Tel:                            (617) 434-8501

WACHOVIA BANK NATIONAL ASSOCIATION

Wachovia Securities

301 S. College Street, NC5604

Charlotte, NC 28288

Attn: Rex Rudy

Tel: 704-383-6506

Fax: 704-383-6205

SOVEREIGN BANK

75 State Street

MA 1SST 0411

Boston, MA 02109

Attn: T. Gregory Donohue

Fax: (617) 757-5652

Tel: (617) 757-5578

COMMERZBANK AG, NEW YORK BRANCH

2 World Financial Center

New York, New York 10281-1050

Attn:  Marcus Perry

Fax: (212) 266-7565

Tel: (212) 266-7646

THE BANK OF NEW YORK

One Wall Street, 21st Floor

New York, New York 10286

Attn: Anthony Filorimo

Fax: (212) 809-9526

Tel: (212) 635-7519

SCHEDULE 1.1

Structured Finance Collateral Assets

	ASSET	OWNERSHIP

1.	609 MB LLC Mezzanine Loan Investment	SLG 609 Funding LLC

2.	40 Wall Street LLC Junior Participation Loan Investment	SLG 40 Wall Funding LLC

3.	Shefaa Sub, LLC Mezzanine Loan Investment	SLG 500-512 Funding LLC

4.	Galaxy LI Junior Mezz LLC Participation Loan Investment	SLG EAB Funding LLC

5.	Matana LLC Junior Participation Loan Investment	SLG 50 West Participation LLC

6.	1370 Owners LLC Mezzanine Loan Investment	SLG 1370 Funding LLC

7.	601 Mezz Borrower 2 LLC Mezzanine Loan Investment	SL Green West 26th Funding LLC

8.	Pennsylvania Building Company, L.P. Mezzanine Loan Investment	Green 225 Penn Bldg LLC

9.	11 Madison Avenue LLC Mezzanine Loan Investment	SL Green 11 Madison Funding LLC

10.	Green 1412 Preferred LLC Equity Investment	SL Green Operating Partnership, L.P.

11.	JER 1412 Broadway, LLC Equity Investment	Green 1412 Preferred LLC

12.	2 GCT Funding LLC Equity Investment	SL Green Funding LLC

13.	469 Member LLC Equity Investment	469 Preferred Member LLC

14.	Penncom Partners, LLC Equity Investment	SLG Penncom Funding LLC

15.	Pennsylvania Building Company LLC Equity Investment	Green 225 Penn Bldg LLC

16.	601 West Associates LLC Equity Investment	SL Green West 26th Funding LLC

SCHEDULE 1.2

Commitments and Commitment Percentages

Financial Institution	Commitment	Commitment Percentage

Fleet National Bank	$28,333,334	22.666672%
Wachovia Bank National Association	$28,333,333	22.666672%
Commerzbank AG	$28,333,333	22.666672%
Sovereign Bank	$25,000,000	20.000000%
The Bank of New York	$15,000,000	12.000000%

TOTALS	$125,000,000	100%

EXHIBIT A

FORM OF REVOLVING LOAN NOTE

Lender:	New York, New York
Commitment:	March 22, 2004

FOR VALUE RECEIVED, the undersigned, SL GREEN OPERATING PARTNERSHIP, L.P. a limited partnership duly organized and validly existing under the laws of the State of Delaware (the “Borrower”), hereby unconditionally promises to pay, in accordance with, and subject to, the provisions of the Credit Agreement (as hereinafter defined), to the order of the Lender stated above (the “Lender”) at the office of Fleet National Bank located at 100 Federal Street, Boston, Massachusetts 02110, in lawful money of the United States of America and in immediately available funds, on the Maturity Date a principal amount equal to the lesser of (a) the Commitment stated above and (b) the aggregate outstanding principal amount of the Loans from time to time made by the Lender to the Borrower pursuant to the Credit Agreement (as hereinafter defined.)  The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in the Credit Agreement.

The holder of this Note is authorized to endorse on the schedules annexed hereto and made a part hereof, the date, Type and amount of the Loans made by the Lender pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof, each continuation thereof, each conversion of all or a portion thereof to another Type and, in the case of LIBOR Rate Loans, the length of each Interest Period with respect thereto.  Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed.  The failure to make any such endorsement shall not affect the obligation of Borrower to repay the Loans in accordance with the terms of the Credit Agreement.

This Note (a) is one of the Notes referred to in the Second Amended and Restated Revolving Secured Credit and Guaranty Agreement dated as of March 22, 2004 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Guarantors signatory thereto, the Lenders signatory thereto, Fleet National Bank, as Administrative Agent for the Lenders, Wachovia Bank National Association, as syndication agent for the Lenders, Sovereign Bank and Commerzbank AG New York Branch, as co-documentation agents for the Lenders, The Bank of New York, as managing agent for the Lenders, and Fleet Securities, Inc. and Wachovia Capital Markets, LLC, as co-arrangers, and is subject to the provisions of the Credit Agreement and (b) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement.

Upon the occurrence of any one or more of the Events of Default, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note hereby waive presentment, demand, protest and all other notices of any kind, except as otherwise expressly provided in the Credit Agreement.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SL GREEN OPERATING PARTNERSHIP, L.P.,
a Delaware limited partnership

By:	SL GREEN REALTY CORP..
a Maryland corporation, its General Partner

By:

Name:
Title:

SCHEDULE 1

To REVOLVING LOAN NOTE

LOANS, CONVERSIONS AND PAYMENTS OF BASE RATE LOANS

Date	Amount of Base Rate Loans	Amount of Principal Repaid	Amount Of Base Rate Loans Converted to LIBOR Rate Loans	Unpaid Principal Balance Of Base Rate Loans	Notation Made By

SCHEDULE 1

To REVOLVING LOAN NOTE

LOANS, CONVERSIONS AND PAYMENTS OF LIBOR RATE LOANS

Date	Amount of LIBOR Rate Loans	Amount of Principal Repaid	Amount Of LIBOR Rate Loans Converted to Base Rate Loans	Unpaid Principal Balance Of LIBOR Rate Loans	Notation Made By

FORM OF AMENDED AND RESTATED REVOLVING LOAN NOTE

Lender:	New York, New York
Commitment:	March , 2004

FOR VALUE RECEIVED, the undersigned, SL GREEN OPERATING PARTNERSHIP, L.P. a limited partnership duly organized and validly existing under the laws of the State of Delaware (the “Borrower”), hereby unconditionally promises to pay, in accordance with, and subject to, the provisions of the Credit Agreement (as hereinafter defined), to the order of the Lender stated above (the “Lender”) at the office of Fleet National Bank located at 100 Federal Street, Boston, Massachusetts 02110, in lawful money of the United States of America and in immediately available funds, on the Maturity Date a principal amount equal to the lesser of (a) the Commitment stated above and (b) the aggregate outstanding principal amount of the Loans from time to time made by the Lender to the Borrower pursuant to the Credit Agreement (as hereinafter defined.)  The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in the Credit Agreement.

The holder of this Note is authorized to endorse on the schedules annexed hereto and made a part hereof, the date, Type and amount of the Loans made by the Lender pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof, each continuation thereof, each conversion of all or a portion thereof to another Type and, in the case of LIBOR Rate Loans, the length of each Interest Period with respect thereto.  Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed.  The failure to make any such endorsement shall not affect the obligation of Borrower to repay the Loans in accordance with the terms of the Credit Agreement.

This Note amends and restates that certain Note, dated December 20, 2001, in the original principal amount of $25,000,000.00, issued by the Borrower to the order of the Lender stated above and re-evidences, re-confirms and continues all Obligations thereunder as amended hereby, and it is not intended to constitute, and does not constitute a novation or satisfaction of the Obligations or be deemed to evidence or constitute a repayment of all or any portion of such Obligations.

This Note (a) is one of the Notes referred to in the Second Amended and Restated Revolving Secured Credit and Guaranty Agreement dated as of March     , 2004 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Guarantors signatory thereto, the

Lenders signatory thereto, Fleet National Bank, as Administrative Agent for the Lenders, Wachovia Bank National Association, as syndication agent for the Lenders, Sovereign Bank and Commerzbank AG New York Branch, as co-documentation agents for the Lenders, The Bank of New York, as managing agent for the Lenders, and Fleet Securities, Inc. and Wachovia Capital Markets, LLC, as co-arrangers, and is subject to the provisions of the Credit Agreement and (b) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement.

Upon the occurrence of any one or more of the Events of Default, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note hereby waive presentment, demand, protest and all other notices of any kind, except as otherwise expressly provided in the Credit Agreement.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SL GREEN OPERATING PARTNERSHIP, L.P.,
a Delaware limited partnership

By:	SL GREEN REALTY CORP..
a Maryland corporation, its General Partner

By:

Name:
Title:

SCHEDULE 1

To AMENDED AND RESTATED REVOLVING LOAN NOTE

LOANS, CONVERSIONS AND PAYMENTS OF BASE RATE LOANS

Date	Amount of Base Rate Loans	Amount of Principal Repaid	Amount Of Base Rate Loans Converted to LIBOR Rate Loans	Unpaid Principal Balance Of Base Rate Loans	Notation Made By

SCHEDULE 1

To AMENDED AND RESTATED REVOLVING LOAN NOTE

LOANS, CONVERSIONS AND PAYMENTS OF LIBOR RATE LOANS

Date	Amount of LIBOR Rate Loans	Amount of Principal Repaid	Amount Of LIBOR Rate Loans Converted to Base Rate Loans	Unpaid Principal Balance Of LIBOR Rate Loans	Notation Made By

EXHIBIT B

FORM OF LOAN REQUEST

,  2004

Fleet National Bank

100 Federal Street

Boston, Massachusetts 02110

Attention:  [                              ]

Re:                               Second Amended and Restated Revolving Secured Credit and Guaranty Agreement, dated as of March 22, 2004 (as amended or supplemented from time to time, the “Credit Agreement”), among SL Green Operating Partnership, L.P. as Borrower, SL Green Realty Corp. and certain of its subsidiaries signatory thereto, as Guarantors, the Lenders signatory thereto, Fleet National Bank, as Administrative Agent for the Lenders and as Collateral Agent for the Secured Parties, Wachovia Bank National Association, as Syndication Agent for the Lenders, Sovereign Bank and Commerzbank AG New York Branch, as Co-Documentation Agents for the Lenders, The Bank of New York, as Managing Agent for the Lenders, and Fleet Securities, Inc. and Wachovia Capital Markets LLC, as Co-Arrangers

Dear Sir or Madam:

Reference is made to the above-referenced Credit Agreement (capitalized terms used herein that are not defined herein shall have the respective meanings ascribed thereto in the Credit Agreement).  The Borrower hereby gives irrevocable notice of its intention to borrow (the “Borrowing”) the following amounts under the Credit Agreement as set forth below:

1.                                       The Borrowing Date of the proposed Borrowing is                                   .

2.                                       The aggregate amount of the proposed Borrowing is $                             .

3.                                       The proposed Borrowing is to be comprised of $                              of [LIBOR Rate] [Base Rate] Loans.

4.                                       The duration of the Interest Period for the Loan, if a LIBOR Rate Loan, shall be [seven days or one, two or three months.]

B-1

The Borrower hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Borrowing, before and after giving effect to the proposed Borrowing:

(a)                                  except as otherwise disclosed to the Agent in writing, the representations and warranties contained in Section 6 of the Credit Agreement and in the other Loan Documents are true and correct in all material respects as though made on and as of such date (except to the extent such representations and warranties relate to a specific date, in which case they are true and correct in all material respects as of such date);

(b)                                 no Default or Event of Default has occurred and is continuing, or would result from the proposed Borrowing; and

(c)                                  the proposed Borrowing will not cause the aggregate principal amount of Outstanding Obligations to exceed the Maximum Credit Amount.

The Borrower represents and warrants, as of the date hereof, that after giving effect to the Borrowing requested above, all the requirements contained in Section 11 of the Credit Agreement are satisfied.

SL GREEN OPERATING PARTNERSHIP, L.P.
A Delaware limited partnership

By:	SL GREEN REALTY CORP.,
a Maryland corporation, Its General Partner

By:
Name:
Title:

B-2

EXHIBIT C

COMPLIANCE CERTIFICATE

This COMPLIANCE CERTIFICATE is delivered pursuant to that certain Second Amended and Restated Revolving Secured Credit and Guaranty Agreement, dated as of March 22, 2004 (as amended or supplemented from time to time, the “Credit Agreement”), among SL Green Operating Partnership, L.P. as Borrower, SL Green Realty Corp. and certain of its subsidiaries signatory thereto, as Guarantors, the Lenders signatory thereto, Fleet National Bank, as Administrative Agent for the Lenders and as Collateral Agent for the Secured Parties, Wachovia Bank National Association, as Syndication Agent for the Lenders, Sovereign Bank and Commerzbank AG New York Branch, as Co-Documentation Agents for the Lenders, The Bank of New York, as Managing Agent for the Lenders, and Fleet Securities, Inc. and Wachovia Capital Markets LLC, as Co-Arrangers.  Capitalized terms not defined herein shall have the same meanings ascribed thereto in the Credit Agreement.

1.                                       The Company is the sole general partner of the Borrower.

2.                                       The individual executing this Certificate is the duly qualified chief operating officer, chief financial officer or president of the Company and is executing this Certificate on behalf of the Company and the Borrower, provided, however, that such individual shall incur no personal liability by reason of the execution of this Certificate.

3.                                       The undersigned has reviewed the terms of the Credit Agreement and has made a review of the transactions, financial condition and other affairs of the Company, the Borrower, each Guarantor and each of their respective Subsidiaries as of                                   , 20     and the undersigned has no knowledge of the existence, as of the date hereof, of any condition or event which (i) renders untrue or incorrect, in any material respect, any of the representations and warranties contained in Article 6 of the Credit Agreement or in any other Loan Document (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date), except as set forth in Schedule II hereto or as otherwise disclosed to the Agent in writing, or (ii) constitutes a Default or Event of Default as of the date hereof.

4.                                       Schedule I attached hereto accurately and completely sets forth the financial data, computations and other matters required to establish whether there has been compliance with the criteria set forth in the defined terms and the following sections of the Credit Agreement:

(a)                                  Adjusted Unsecured Debt Coverage (Section 9.1):

(b)                                 Minimum Debt Service Coverage (Section 9.2):

(c)                                  Total Debt to Total Assets (Section 9.3):

(d)                                 Minimum Tangible Net Worth (Section 9.4):

(e)                                  Adjusted EBITDA to Fixed Charges (Section 9.5):

(f)                                    Aggregate Occupancy Rate (Section 9.6):

(g)                                 Value of All Unencumbered Assets (Section 9.7):

(h)                                 Distributions (Section 8.6):

(i)                                     Interest Rate Protection (Section 7.18): and

(j)                                     Updated listing of the Structured Finance Collateral Assets (Sections 2.5, 7.4(d), 7.13).

5.                                       No Default or Event of Default has occurred and is continuing.

The Agent and the Lenders and their respective successors and assigns may rely on the truth and accuracy of the foregoing in connection with the extensions of credit to the Borrower pursuant to the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate on behalf of the Company and Borrower this        day of                    , 20    .

SL GREEN REALTY CORP.,
a Maryland corporation

By:
Name:
Title:

SL GREEN OPERATING PARTNERSHIP, L. P.
a Delaware limited partnership

By: SL GREEN REALTY CORP.,
a Maryland corporation,
its general partner

By:
Name:
Title:

EXHIBIT D

SECOND AMENDED AND RESTATED

PLEDGE AND SECURITY AGREEMENT

between

THE PLEDGORS PARTY HERETO,

as Pledgors

and

FLEET NATIONAL BANK as Collateral Agent

for the Secured Parties,

as Pledgee

Dated as of March 22, 2004

SECOND AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT

SECOND AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT, dated as of March     , 2004 (this “Agreement”), by and between each of the direct and indirect Subsidiaries of SL Green Operating Partnership, L.P., a Delaware limited partnership (the “Borrower”), or SL Green Realty Corp., a Maryland corporation (the “Company”), that is a signatory hereto under the caption “Pledgors” on the signature pages hereto or from time to time hereafter as a “Pledgor” (each, a “Pledgor” and together, the “Pledgors”; in contemplation of additional parties becoming pledgors hereunder, references are made herein to “Pledgors” which, during periods of time during which only a single pledgor shall exist, shall mean “Pledgor”), each having its principal place of business and chief executive office c/o SL Green Realty Corp., 420 Lexington Avenue, New York, New York 10170, and FLEET NATIONAL BANK, a national banking association, as Collateral Agent for the Secured Parties pursuant to the Credit Agreement defined below (“Pledgee” or the “Pledgee”), having an office at 100 Federal Street, Boston, Massachusetts  02110.

W I T N E S S E T H:

WHEREAS, Pledgee, as Administrative Agent for the Lenders and Collateral Agent for the Secured Parties, Wachovia Bank National Association, as Syndication Agent for the Lenders, Sovereign Bank, as Documentation Agent for the Lenders, the Lenders originally signatory thereto or that became a Lender (individually, a “Lender”, and, collectively, the “Lenders”), SL Green Realty Corp., as Guarantor, and SL Green Operating Partnership, L.P. (“Borrower”) and the Pledgors, as Guarantors, are parties to an Amended and Restated Revolving Secured Credit and Guaranty Agreement dated as of December 16, 2003 (as amended, modified or supplemented from time to time the “Existing Credit Agreement”) which provides, among other things, for the execution and delivery of the Existing Pledge and Security Agreement (as defined below) to provide for, among other things, the pledge of Collateral as described herein by the Pledgor;

WHEREAS, each of the Pledgors has secured the performance of all of the Obligations (as defined in the Existing Credit Agreement) by, among other things, providing to Pledgee the liens and security interests set forth in that certain Amended and Restated  Pledge and Security Agreement, dated as of December 16, 2003 (as amended, modified or supplemented from time to time the “Existing Pledge and Security Agreement”), between the Pledgors and the Agent, as Collateral Agent;

WHEREAS, the parties to the Existing Credit Agreement are amending and restating the Existing Credit Agreement to, among other things, extend the maturity of the facility provided for therein; and

WHEREAS, the parties hereto wish to amend and restate the Existing Pledge and Security Agreement to continue to secure the performance of all of the Obligations (as hereinafter defined) by, among other things, providing to Pledgee, for the benefit of the Secured Parties (as defined in the Credit Agreement (as hereinafter defined)), the liens and security interests set forth herein;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Pledgor hereby agrees with the Pledgee, as follows:

Definitions.  Unless the context otherwise requires, capitalized terms used herein not defined above and that are defined in the Credit Agreement shall have the respective meanings provided therefor in the Credit Agreement, and the following terms shall have the following meanings:

“Code” shall mean the Uniform Commercial Code, as enacted in the State of New York, as amended.

“Collateral” shall have the meaning set forth in Section 2 hereof.

“Credit Agreement” shall mean the Second Amended and Restated Revolving Secured Credit and Guaranty Agreement dated as of March     , 2004, among the Borrower, the Guarantors, the Lenders, Pledgee, as Administrative Agent for the Lenders and Collateral Agent for the Secured Parties, Wachovia Bank National Association, as Syndication Agent for the Lenders, Sovereign Bank and Commerzbank AG New York Branch, as Co-Documentation Agents for the Lenders, and The Bank of New York, as Managing Agent for the Lenders, as the same may be from time to time amended, modified or supplemented.

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Event of Default” shall have the meaning set forth in Section 10 hereof.

“Obligations” shall mean (a) the aggregate unpaid principal amount of, and accrued interest on, any of the Notes; (b) all other fees and other amounts owing to the Lenders under the Credit Agreement or other Loan Documents; and (c) any and all indebtedness, obligations and other liabilities due and owing to the Lenders under the Credit Agreement or other Loan Documents, arising out of, or in connection with, or otherwise relating to the Facility, in each case whether now or hereafter existing, direct or indirect, absolute or contingent, joint, several or independent, due or to become due, liquidated or unliquidated, held or to be held by the Pledgee or any of the Lenders and whether created directly or acquired by assignment or otherwise.

“Pledged Interests” shall have the meaning set forth in Section 2(ii) hereof.

Grant of Security Interest, Etc.  As security for the full and punctual payment and performance of the Obligations when due (whether upon stated maturity, by acceleration or otherwise), each Pledgor hereby confirms the grant and pledge to the Pledgee, for the benefit of the Secured Parties, of a continuing lien on, and security interest in, and hereby transfers and assigns to the Pledgee, for the benefit of the Secured Parties, as security, all of the interests of such Pledgor in and to the following, in each case whether now or hereafter existing or in which such Pledgor now has or hereafter acquires an interest and wherever the same shall be located (the “Collateral”):

(i)                                     the indebtedness described on Schedule I hereto (as the same may be from time to time amended or modified), all causes of action, and judgments in respect of such indebtedness, all documents, contracts, mortgages, instruments or agreements evidencing such indebtedness, and all interest, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such indebtedness (the “Pledged Indebtedness”),

(ii)                                  the shares of stock, general or limited partnership interests, membership interests or other equity interests now held or hereafter acquired by any Pledgor in any of the Persons identified on Schedule IIA hereto (as the same may be from time to time amended or modified) including, without limitation, the equity interests described on Schedule IIB hereto (collectively, the “Pledged Equity”, and together with the Pledged Indebtedness, the “Pledged Interests”) and the certificates representing the Pledged Equity, if any, and issued by the corporations, general or limited partnerships, limited liability companies or other entities named therein and any interest of such Pledgor in the entries on the books of any financial intermediary pertaining to the Pledged Equity, and all dividends, cash, warrants, rights, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Equity, and any right to vote or manage the business of such Persons pursuant to the organizational documents governing the rights and obligations of the equity interest holders;

(iii) all of the following: (A) all of the Pledgors’ interest in all profits and distributions to which any Pledgor shall at any time be entitled in respect of the Pledged Interests; (B) all other payments, if any, due or to become due any Pledgor in respect of the Pledged Interests, under or arising out of the respective Pledged Interests, or otherwise; (C) all of the Pledgors’ claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under or arising out of the Pledged Interests; and (D) to the extent permitted by applicable law, all of each Pledgor’s rights, if any, under the Pledged Interests or at law, to exercise and enforce every right, power, remedy, authority, option and privilege of any Pledgor relating to the Pledged Interests, including any power to execute any instruments and to take any and all other action on behalf of and in the name of any Pledgor in respect of the Pledged Interests to make determinations, to exercise any election (including, but not limited to, election of remedies) or option or to give or receive any notice, consent, amendment, waiver or approval, together with full power and authority to demand, receive, enforce or collect any of the foregoing, to enforce or execute any checks, or other instruments or orders, to file any claims and to take any action in connection with any of the foregoing; and

(iv) to the extent not otherwise included, all proceeds of any or all of the foregoing.

Representations, Warranties and Covenants.  The Pledgors hereby covenant with, and represent and warrant to, the Secured Parties as follows:

This Agreement and each of the other Loan Documents has been duly executed and delivered by the parties thereto.

The copies of each of the documents identified on Schedule III hereto, and underlying documents related thereto, which have been previously delivered to the Pledgee, are true and complete copies of signed counterparts of such entire documents as in effect on the date hereof and none of such documents has, as of the date hereof, been further modified or amended.

Each Pledgor is duly organized, validly existing and in good standing in the respective jurisdiction in which it was formed and conducts business with all powers and material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

The Pledged Interests have been validly acquired by the Pledgors and are duly and validly pledged hereunder and each Pledgor has the unqualified right to pledge and grant a security interest therein as herein provided.  Each Pledgor is the legal and beneficial owner of, and has good title to, its respective Pledged Interests in which it has granted a lien and security interest pursuant hereto, free and clear of all claims or security interests of every nature whatsoever, except such as are created pursuant to this Agreement.  All consents and approvals required for the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been obtained.

The principal place of business and chief executive office of each Pledgor is 420 Lexington Avenue, New York, New York 10170.  No Pledgor will change such principal place of business or chief executive office or remove such records unless such Pledgor shall provide the Pledgee with written notice thereof within thirty (30) days after such change (but in any event, within the period required pursuant to the Code) and there shall have been taken such action, satisfactory to the Pledgee, as may be necessary to maintain the security interest of the Pledgee hereunder at all times fully perfected and in full force and effect.  No Pledgor shall change its name or its jurisdiction of incorporation, formation or organization unless such Pledgor shall have given the Pledgee written notice thereof within thirty (30) days after such change (but in any event, within the period required pursuant to the Code) and shall have taken such action, satisfactory to the Pledgee, as may be necessary to maintain the security interest of the Pledgee in the Collateral granted hereunder at all times fully perfected and in full force and effect.

Each Pledgor shall deliver to Pledgee a copy of each notice which is of any substantive effect given or received by it under any of the documents listed on Schedule III hereto promptly, but in any event within ten (10) days, after such Pledgor gives or receives such notice.

With respect to each document listed on Schedule III hereto, no Pledgor shall terminate or agree to terminate, or materially amend or modify or agree to materially amend or modify, any of the documents listed on Schedule III hereto or waive compliance with any provision thereof; provided, however, that a Pledgor may amend or modify a document listed on Schedule III hereto or waive any provision thereof if such Pledgor shall have obtained the prior written consent of the Pledgee to such amendment, waiver or modification.  Each Pledgor will give reasonable prior written notice to the Pledgee prior to entering into, or agreeing to enter into, any amendment or modification of any of the documents listed on Schedule III hereto which pertain to such Pledgor and Pledgee shall not unreasonably withhold or delay any consent to a request for such amendment or modification.  In the event of a request for amendment or modification which any Pledgor wishes to have handled on an expedited basis, such request shall be submitted to Pledgee as contemplated above and shall be deemed approved after ten (10) Business Days if the notice to the Pledgee which accompanies the requested amendment or modification shall contain the following legend:

PURSUANT TO SUBSECTION 3(h) OF THE PLEDGE AND SECURITY AGREEMENT BETWEEN PLEDGOR, OTHER PLEDGORS AND FLEET NATIONAL BANK  (“AGENT”) IF PLEDGOR DOES NOT RECEIVE A RESPONSE FROM AGENT TO THIS REQUEST FOR CONSENT WITHIN TEN (10) BUSINESS DAYS FROM THE DATE OF RECEIPT BY AGENT OF THIS

REQUEST, THE REQUEST REFERRED TO HEREIN SHALL BE DEEMED APPROVED.

Each Pledgor shall, at its sole cost and expense, keep, observe, perform and discharge, duly and punctually, all and singular the material obligations, terms, covenants, conditions, representations and warranties of the documents listed on Schedule III hereto on the part of each Pledgor to be kept, observed, performed and discharged.  Each Pledgor shall hold Pledgee harmless and indemnify it against any loss or expense (including reasonable attorneys’ fees and disbursements) that Pledgee may incur or sustain by reason of the failure on such Pledgor’s part to so perform and observe the Collateral Documents or to satisfy, perform and observe such conditions thereunder.

[Intentionally deleted].

The Pledgors will defend the Pledgee’s right, title and interest in and to the Pledged Interests and in and to the Collateral pledged by them pursuant hereto or in which Pledgors granted a security interest pursuant hereto against the claims and demands of all other persons.

No Pledgor will, without the consent of Pledgee, sell, assign, or otherwise dispose of, or mortgage, pledge or grant a security interest in, any of the Collateral or any interest therein, or suffer any of the same to exist, and any sale, assignment, mortgage, pledge or security interest whatsoever made in violation of this covenant shall be a nullity and of no force and effect, and upon demand of the Pledgee, shall forthwith be canceled or satisfied by an appropriate instrument in writing.  Without limiting the generality of the foregoing, each Pledgor will, within thirty (30) days after such Pledgor or any of its partners, members, officers or directors have actual notice thereof, discharge or cause to be discharged as a lien of record by payment or filing of the bond required by law, or otherwise, any judgment, tax or other involuntary liens as to which no right to contest or opportunity to cure is elsewhere provided in the Loan Documents, filed or otherwise asserted against the Collateral, and any proceedings for the enforcement thereof; provided, however, such Pledgor shall have the right to contest in good faith and with reasonable diligence the validity of any such judgment liens or tax or other such involuntary liens upon the filing of such bond or, if no such bond is required by law to be filed, establishing reserves equal to the full amount in dispute in accordance with Generally Accepted Accounting Principles.  If such Pledgor fails to so discharge or bond or contest liens in the manner provided above, then the Pledgee may, but shall not be required to, after an Event of Default procure the release and discharge of any such lien and any judgment or decree thereon, and in furtherance thereof may, in its sole discretion, effect any settlement or compromise or furnish any security or indemnity as may be required.  Such Pledgor shall reimburse Pledgee, upon demand, for any reasonable amounts expended by Pledgee in connection with the provisions of this subparagraph and all such reasonable amounts expended by the

Pledgee hereunder shall be secured by this Agreement.  In settling, compromising or arranging for the discharge of any liens under this subparagraph, Pledgee shall not be required to establish or confirm the validity or amount thereof.

There is no agreement with, or instrument, statute, rule, regulation, decree or judgment of, any administrative or judicial body of any jurisdiction, known to Pledgors, affecting the rights of Pledgors in and to the Collateral.

The execution, delivery, and performance by each Pledgor of this Agreement and of the other Loan Documents to which it is a party (i) are within such Pledgor’s powers, (ii) have been duly authorized by all necessary action, and (iii) do not violate or create a default under any requirement of law, any judgment, order or decree applicable to such Pledgor, such Pledgor’s organization documents or any contractual obligation binding on or affecting such Pledgor or its property.

No material authorization or approval or other action by, and no material notice to or filing or registration with, any governmental authority or regulatory body is required in connection with the execution, delivery, and performance by any Pledgor of this Agreement or the other Loan Documents to which it is a party.

This Agreement, and any other Loan Documents to which any Pledgor is a party, constitutes a legal, valid, and binding obligation of such Pledgor enforceable in accordance with its terms, except as enforcement thereof may be subject to equitable principles and applicable bankruptcy, creditors’ rights and similar laws.

There is no action, suit, or proceeding, or any governmental investigation or any arbitration, in each case pending or, to the knowledge of any Pledgor, threatened against any Pledgor or any of its material property before any court or arbitrator or any governmental or administrative body, agency, or official (i) which challenges the validity of this Agreement or any of the other Loan Documents or (ii) which if adversely determined, and taking into account any insurance with respect thereto, would have a material adverse effect on such Pledgor.

Special Provisions Concerning the Pledgors.  Each Pledgor covenants and agrees that:

Except as permitted by the Credit Agreement, it will not merge or consolidate voluntarily with any other Person or voluntarily liquidate, wind up, dissolve or suffer any liquidation or dissolution (in whole or in part), discontinue the business of such Pledgor, or sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or a substantial part of such Pledgor’s assets, whether now or hereafter acquired.

It will not engage in any business which is substantially different from the ownership and operation of the assets owned by such Pledgor as of the date hereof.

It will not make incur, assume or suffer to exist, directly or indirectly, (i) any Indebtedness other than the Indebtedness disclosed on the financial statement delivered pursuant to the Credit Agreement or Indebtedness otherwise permitted under the Credit Agreement, or (ii) any lien on or security interest in any of such Pledgor’s assets or properties other than as permitted under the Credit Agreement.

It has not and shall not: (i) intentionally deleted; (ii) intentionally deleted; (iii) intentionally deleted; (iv) fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization or formation, or without the prior written consent of Pledgee, amend, modify, terminate or fail to comply with the provisions of such Pledgor’s partnership agreement, articles of organization, operating agreement or similar organizational documents, as the case may be, as they may be further amended or supplemented, if such amendment, modification, termination or failure to comply would adversely affect the ability of such Pledgor to perform its obligations hereunder or under the other Loan Documents; (v) intentionally omitted; (vi) commingle its assets with the assets of any of its general partners, managing members, shareholders, affiliates, principals or any other Person; (vii) intentionally omitted; (viii) fail to maintain its records, books of account and bank accounts separate and apart from those of the general partners, managing members, shareholders, principals and affiliates of such Pledgor, the affiliates of a general partner or managing member of such Pledgor, and any other person or entity; (ix) enter into any contract or agreement with any general partner, managing member, shareholder, principal or affiliate of such Pledgor, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than any general partner, managing member, shareholder, principal or affiliate of such Pledgor; (x) seek the dissolution or winding up in whole, or in part, of such Pledgor; (xi) maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any general partner, managing member, shareholder, principal or affiliate of such Pledgor; (xii) hold itself out to be responsible for the debts of another Person; (xiii) intentionally omitted; (xiv) fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name in order not (a) to mislead others as to the identity with which such other party is transacting business, or (b) to suggest that such Pledgor is responsible for the debts of any third party (including any general partner, managing member, shareholder, principal or affiliate of such Pledgor), (xv) fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; or (xvi) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, or make an assignment for the benefit of creditors.

Distributions.

Unless an Event of Default shall have occurred, and is continuing, each Pledgor at any time may receive and retain and, to the extent permitted by the Credit Agreement, distribute to its owners all distributions with respect to its interest in the Pledged Interests.

After an Event of Default shall have occurred, if a Pledgor at any time shall be entitled to receive any cash distributions with respect to any Pledged Interest, such amount shall, immediately upon receipt by each Pledgor, be remitted to Pledgee for application to the Obligations in accordance with the provisions of the Credit Agreement and until so remitted shall be received and held by each Pledgor in trust for Pledgee for the benefit of the Secured Parties.  In the event a non-cash distribution shall be paid or made to any Pledgor in respect of any of the Pledged Interests related thereto, such Pledgor shall receive such distribution in trust for the sole purpose of forthwith delivering such distribution in kind (appropriately endorsed if necessary) to the Pledgee, to be added to the Collateral.

If any Pledgor shall become entitled to receive or shall receive any instrument, certificate, option or right, as an addition to and in respect of, in substitution of, or in exchange for, any Pledged Interest or any part thereof, such Pledgor shall hold such item as the agent and in trust for the Pledgee for the benefit of the Secured Parties, and shall deliver it forthwith to the Pledgee in the exact form received, with the Pledgor’s endorsement or assignment or other instrument as the Pledgee may deem appropriate, to be held by the Pledgee, subject to the terms hereof, as part of the Collateral.

Remedies.  (i) If an Event of Default shall occur and then be continuing:

The Pledgee, without obligation to resort to any other security, right or remedy granted under any other agreement or instrument, shall have the right to, in addition to all rights, powers and remedies of a secured party pursuant to the Code, at any time and from time to time upon ten (10) Business Days’ notice to the respective Pledgor, (i) cause any or all of the Pledged Interests to be registered in or transferred into the name of the Pledgee or into the name of a nominee or nominees, or designee or designees, of the Pledgee; and/or (ii) sell, resell, assign and deliver, in its sole discretion, any or all of the Collateral (in one or more portions and at the same or different times) and all right, title and interest, claim and demand therein and right of redemption thereof, at public or private sale, for cash, upon credit or for future delivery, and in connection therewith the Pledgee may impose reasonable conditions such as requiring any purchaser to represent that any “securities” constituting any part of the Collateral are being purchased for investment only, the Pledgors hereby waiving and releasing any and all equity or right of redemption.  If all or any of the Collateral is sold by the Pledgee upon credit or for future delivery, the Pledgee and the other Secured Parties shall not be liable for the failure of the purchaser to purchase or pay for the same and, in the event of any such failure, the Pledgee may resell such Collateral.  It is expressly agreed that Pledgee may exercise its rights with respect to less than all of the Collateral, leaving unexercised its rights with respect to the remainder of the Collateral, provided, however, that such partial exercise shall in no way restrict or jeopardize Pledgee’s right to exercise its rights with respect to all or any other portion of the Collateral at a later time or times.

The Pledgee may exercise, either by itself or by its nominee or designee, in the name of any Pledgor, all of the rights, powers and remedies granted to the Pledgee in the Pledged Interests, and may exercise and enforce all of the Pledgee’s rights and remedies hereunder and under law.  Such rights and remedies shall include, without limitation, the right to exercise all voting, consent, managerial and other rights relating to the Pledged Interests in question, whether in the related Pledgor’s name or otherwise.

The Pledgors hereby, in the name of each Pledgor or otherwise, authorize and empower the Pledgee and assign and transfer unto the Pledgee, and constitute and appoint the Pledgee its true and lawful attorney-in-fact, and as its agent, irrevocably, with full power of substitution for it and in its name, upon the occurrence and during the continuance of an Event of Default, (i) to exercise and enforce every right, power, remedy, authority, option and privilege of any of the Pledgors, including any power to subordinate, terminate, cancel or modify any documents listed on Schedule III hereto, or to give any notices, or to take any action resulting in such subordination, termination, cancellation or modification and (ii) in order to more fully vest in the Pledgee the rights and remedies provided for herein, to exercise all of the rights, remedies and powers granted to the Pledgee in this Agreement, and the Pledgors further authorize and empower the Pledgee, as their attorney-in-fact, and as their agent, irrevocably, with full power of substitution for them and in their names, to give any authorization, to furnish any information, to make any demands, to execute any instruments and to take any and all other action on behalf of and in the name of the Pledgors which in the opinion of Pledgee may be necessary or appropriate to be given, furnished, made, exercised or taken with respect to the Collateral, to perform the conditions thereof or to prevent or remedy any default by any Pledgor thereunder or to enforce any of the Pledgors’ rights thereunder.  This power-of-attorney is irrevocable and coupled with an interest, and any similar or dissimilar powers heretofore given by the Pledgors or any Pledgor in respect of the Pledged Interests to any other Person are hereby revoked.

The Pledgee may at such time after the occurrence of an Event of Default, and from time to time thereafter during the continuation of such Event of Default without notice to, or assent by, the Pledgors or any Pledgor or any other Person (to the extent permitted by law), but without affecting any of the Obligations, in the name of the Pledgors or any Pledgor or in the name of the Pledgee, notify any other party to any of the documents listed on Schedule III hereto to make payment and performance directly to the Pledgee; extend the time of payment and performance of, compromise or settle for cash, credit or otherwise, and upon any terms and conditions, any obligations owing to the Pledgors or any Pledgor, or claims of the Pledgors or any Pledgor, under the documents listed on Schedule III hereto; file any claims, commence, maintain or discontinue any actions, suits or other proceedings deemed by the Pledgee necessary or advisable for the purpose of collecting upon or enforcing the documents listed on Schedule III hereto; and execute any instrument and do all other things deemed necessary and proper by the Pledgee to protect and preserve and realize upon the Collateral and the other rights contemplated hereby.

Pursuant to the power-of-attorney provided for above, the Pledgee may take any action and exercise and execute any instrument which it may deem necessary or advisable to accomplish the purposes hereof.  Without limiting the generality of the foregoing, the Pledgee, after the occurrence and during the continuation of an Event of Default, shall have the right and power to receive, endorse and collect all checks and other orders for the payment of money made payable to the Pledgors or any Pledgor representing any interest, payment of principal or other distribution payable in respect of the Collateral or any part thereof, and for and in the name, place and stead of the Pledgors or any Pledgor, to execute endorsements, assignments or other instruments of conveyance or transfer in respect of the Pledged Interests or any other property which is or may become a part of the Collateral hereunder.

The Pledgee may exercise all of the rights and remedies of a secured party under the Code.

Without limiting any other provision of this Agreement, and without waiving or releasing the Pledgors from any obligation or default hereunder, subject to the provisions of the documents listed on Schedule III hereto, the Pledgee shall have the right, but not the obligation, to perform any act or take any appropriate action, as it, in its reasonable judgment, may deem necessary to cure such Event of Default or cause any term, covenant, condition or obligation required under this Agreement, or any of the other Loan Documents, or the documents listed on Schedule III hereto, to be performed or observed by the Pledgors or any Pledgor to be promptly performed or observed on behalf of the Pledgors or any Pledgor or to protect the security of this Agreement.  All amounts advanced by, or on behalf of, the Pledgee in exercising its rights under this Section 6 (including, but not limited to, reasonable legal expenses and disbursements incurred in connection therewith), together with interest thereon at the rate of interest payable on overdue principal under the Credit Agreement from the date of each such advance, shall be payable by the Pledgors to the Pledgee upon demand and shall be secured by this Agreement.

Sales of Collateral.  No demand, advertisement or notice, all of which the Pledgors hereby expressly waive, shall be required in connection with any sale or other disposition of all or any part of the Collateral, except that the Pledgee shall give the Pledgors at least ten (10) Business Days’ prior notice of the time and place of any public sale or of the time and the place where any private sale or other disposition is to be made, which notice the Pledgors hereby agree is reasonable.  To the extent permitted by law, the Pledgee shall not be obligated to make any sale of the Collateral regardless of the fact that notice of sale may have been given, and the Pledgee may without notice or publication adjourn any public or private sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned.  Upon each private sale of the Collateral of a type customarily sold in a recognized market and upon each public sale, unless prohibited by any applicable statute which cannot be waived, the Pledgee (or its nominee or designee) may purchase any or all of the Collateral being sold, free and discharged from any trusts, claims, equity or right of redemption of any Pledgor, all of which are hereby waived and released to the extent permitted by law, and may make payment therefor by credit against any of the Obligations in lieu of cash or any other obligations.  In the case of all sales of the Collateral, public or private, the Pledgors will pay all reasonable costs and expenses of every kind for sale or delivery, including brokers’ and attorneys’ fees, at generally prevailing rates, and disbursements and any tax imposed thereon.  However, the proceeds of sale of Collateral shall be available to cover such costs and expenses, and, after deducting such costs and expenses from the proceeds of sale, the Pledgee shall remit any residue to the Agent for application to the payment of the Obligations in the order of priority set forth in the Credit Agreement.

Securities Act of 1933, Etc.  The Pledgors recognize that the Pledgee may be unable to effect a public sale of all or a part of the Collateral by reason of certain prohibitions contained in the Securities Act of 1933, as amended, as now or hereafter in effect, or in applicable Blue Sky or other state securities laws, as now or hereafter in effect, but may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obliged to agree, among other things, to acquire such Collateral for their own account, for investment and not with a view to the distribution or resale thereof.  If, at the time of any sale of Collateral, the Collateral or any part thereof to be sold shall not, for any reason whatsoever, be effectively registered under the Securities Act of 1933, as then in effect, the Pledgee, in its sole and absolute discretion, is hereby authorized to sell such Collateral or such part thereof by private sale in such manner and under such circumstances as the Pledgee may reasonably deem necessary or advisable in order that such sale may legally be effected without registration.  The Pledgors acknowledge that private sales so made may be at prices and on other terms less favorable to the seller than if such Collateral were sold at a public sale, and agree that the Pledgee has no obligation to delay the sale of any such Collateral for the period of time necessary to permit the issuer of such Collateral, even if such issuer would agree, to register such Collateral for public sale under such applicable securities laws.  The Pledgors agree that private sales made under the foregoing circumstances shall not, because so made, be deemed to have been made in a commercially unreasonable manner.

Receipt of Sale Proceeds.  Upon any sale of the Collateral by the Pledgee hereunder (whether by virtue of the power of sale herein granted, pursuant to judicial process or otherwise), the receipt of the Pledgee or the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold, and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Pledgee or such officer or be answerable in any way for the misapplication or nonapplication thereof.

Event of Default.  An “Event of Default” shall exist if any of the following shall have occurred:

The failure by any Pledgor to comply with any of the covenants or agreements made by it in this Agreement, or if any representation or warranty made by any Pledgor contained in this Agreement was false or misleading in any material respect on the date when made, (i) as provided for in Sections 4 or 5 hereof immediately upon the occurrence thereof; or (ii) as provided for elsewhere in this Agreement, if such failure or breach, as the case may be, shall continue for thirty (30) days after notice of such failure or breach shall have been given by the Pledgee; provided, however if the nature of the failure or breach, as the case may be, referred to in clause (ii) is such that it is curable by a Pledgor but cannot be cured within thirty (30) days, then an Event of Default shall not be deemed to have occurred hereunder if such Pledgor, promptly after such notice, commences to cure such failure or breach, as the case may be, and proceeds with diligence the cure thereof, provided, however, that such failure or breach shall constitute an Event of Default if it is not in any event cured within ninety (90) days of Pledgee’s notice; or

An “Event of Default” (as defined in the Credit Agreement) shall occur.

Waivers; Modifications.  No delay on the part of the Pledgee in exercising any of its options, powers or rights, or partial or single exercise thereof, shall constitute a waiver thereof.  None of the terms and conditions of this Agreement may be discharged, changed, waived, modified or varied in any manner unless in a writing duly signed by the parties hereto in compliance with §26 of the Credit Agreement.

Remedies Cumulative.  All rights and remedies afforded to the Pledgee by reason of this Agreement are separate and cumulative remedies, and shall be in addition to all other rights and remedies in favor of the Pledgee and the other Secured Parties existing at law or in equity or otherwise.  No one of such remedies, whether or not exercised by the Pledgee, shall be deemed to exclude, limit or prejudice the exercise of any other legal or equitable remedy or remedies available to the Pledgee or any other Secured Party.

Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telecopy, or similar teletransmission or writing) and shall be given to such party at its address or telecopy number set forth below or such other address or telecopier number as such party may hereafter specify by notice to the other parties.  Each such notice, request, or other communication shall be effective (i) when delivered personally, (ii) if given by telecopier with written confirmation, which written confirmation shall be given within two (2) Business Days of such notice by telecopier), when such telecopy is transmitted to the telecopier number specified in this section, (iii) if given certified or registered mail, return receipt requested, 72 hours after such communication is deposited in the mails with first-class postage prepaid, addressed as aforesaid, (iv) by Federal Express or other recognized overnight delivery service (provided that, in either such case, such delivery is made with a request for receipt), on the next Business Day after such communication is deposited with such delivery service, or (v) if given by any other means, when delivered at the address specified in this section.  Notwithstanding anything contained herein to the contrary, no notice shall be deemed to be effective against a party if such party can prove that such notice was never delivered to it; provided, however, that rejection of or refusal to accept any notice, or inability to deliver any notice because of changed address or because no notice of changed address was given, shall be deemed to be receipt of such notice.

Address for Pledgors:

Notices to

Pledgors or any

Pledgor:                                                    c/o SL Green Realty Corp.

420 Lexington Avenue

New York, New York 10170

Attn: Marc Holliday

Telephone: 212-216-1684

Fax: 212-216-1785

with, in each case, a copy to: Andrew Levine, Esq.

c/o SL Green Realty Corp.

420 Lexington Avenue

New York, New York 10170

Telephone: 212-216-1646

Fax: 212-216-1785

Address for Pledgee:

Notices to

Pledgee:                                                   100 Federal Street

Boston, Massachusetts 02110

Attn:  Structured Real Estate

Telephone: 617-434-0645

Fax: 617-434-1941

Jurisdiction, Etc.

This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof) of the State of New York.

Any legal action or proceeding with respect to this Agreement or any document related thereto may be brought in the courts of the State of New York, First Department, or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, the Pledgors hereby accept for themselves and in respect of their property generally and unconditionally, the jurisdiction of the aforesaid courts.  The Pledgors hereby irrevocably waive any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.  The Pledgors agree that any process in any proceeding in any such court may be served on the Pledgors or any Pledgor through the United States mails in accordance with Section 13 hereof.

WAIVER OF JURY TRIAL.  THE PLEDGORS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY PROMISSORY NOTE OR ANY OTHER LOAN DOCUMENTS AND FROM ANY COUNTERCLAIM THEREIN.

Nothing herein shall affect the right of the Pledgee to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Pledgors or any Pledgor in any other jurisdiction.

Successors and Assigns.  This Agreement, and all representations, warranties and covenants of the Pledgors made herein, shall be binding upon and inure to the benefit of the Pledgors and their successors and assigns, provided that nothing in this section shall be deemed to constitute the consent of the Pledgee to any transaction in this Agreement elsewhere not permitted and provided further that no Pledgor may assign, transfer or delegate any of its right or obligations hereunder without the prior written consent of all of the Secured Parties (and any attempted such assignment, transfer or delegation without such consent shall be null and void).

Pledgee and Other Secured Parties Not Bound.

Nothing herein shall be construed to make the Pledgee or any other Secured Party liable as a general or limited partner of any Pledgor or member of any Pledgor by virtue of this Agreement or otherwise.

The Pledgee, by accepting this Agreement, does not intend, and none of the other Secured Parties, by virtue of this Agreement, intends, to become a partner of the Pledgors or any Pledgor or otherwise be deemed to be a co-venturer with respect to the Pledgors or any Pledgor either before or after an Event of Default shall have occurred.  The Pledgee shall have only those powers set forth herein and the Pledgee and the other Secured Parties shall assume none of the duties, obligations or liabilities of the Pledgors or any Pledgor unless the Pledgee or any other Secured Party shall become the absolute owner of a Pledged Interest pursuant hereto.

The Pledgee and the other Secured Parties shall not be obligated to perform or discharge any obligation of the Pledgors or any Pledgor as a result of pledge of the Collateral.

The acceptance by the Pledgee of this Agreement with all the rights, powers, privileges and authority so created, shall not at any time or in any event obligate the Pledgee or any other Secured Party to appear in or defend any action or proceeding relating to the Collateral, or to take any action hereunder or thereunder or to expend any money or incur any expenses or perform or discharge any obligation, duty or liability under the Collateral unless the Pledgee or such other Secured Party shall become the absolute owner pursuant hereto.

Acts of the Pledgee.  All Collateral at any time delivered to the Pledgee pursuant hereto shall be held by the Pledgee subject to the terms, covenants and conditions herein set forth.  Neither the Pledgee, nor any of its directors, officers, agents, employees or counsel shall be liable for any action taken or omitted to be taken by such party or parties relative to any of the Collateral, except for such party’s or parties’ own gross negligence or willful misconduct or breach of this Agreement.  The Pledgee shall be entitled to rely in good faith upon any writing or other document, telegram or telephone conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper person or persons, and, with respect to any legal matter, the Pledgee may rely in acting or in refraining from acting upon the advice of counsel selected by it concerning all matters hereunder.  The Pledgors hereby agree to indemnify and hold harmless the Pledgee, the Lenders and their directors, officers, agents, employees or counsel (collectively, the “Indemnified Parties”) from and against any and all claims, demands, losses, judgments and liabilities (including, without limitation, liabilities for penalties and all damages, liabilities, losses, costs and expenses which the Pledgee or any Lender may incur or suffer if it becomes, or is alleged to have become, a partner or co-venturer of any of the Pledgors by reason of the operation of this Agreement or the Pledgee’s exercise of the rights, remedies or powers under or in accordance with be terms hereof or otherwise, but excluding those losses, judgments and liabilities of the Pledgee resulting from its gross negligence or willful misconduct or breach of this Agreement) of whatsoever kind or nature, and to reimburse, within ten (10) days after demand therefor, the Pledgee and the Lenders for all costs and expenses, including reasonable attorneys’ fees (other than those costs and expenses of the Pledgee or any Lender resulting from its gross negligence or willful misconduct or breach of this Agreement), arising out of or resulting from this Agreement or the exercise by the Pledgee of any right or remedy granted to it hereunder, such as operating, selling or disposing of any Pledgor’s property, including, without limitation, the Pledged Interests, together with interest on such sums at the rate specified in Section 4.9  of the Credit Agreement, from the date such expenses were paid by the Pledgee to the date of payment to the Pledgee of such sums.  In any action to enforce this Agreement, the provisions of this Section 17 shall, to the extent permitted by law, prevail notwithstanding any provision of applicable law respecting the recovery of costs, disbursements and allowances to the contrary.

Custody of Collateral; Notice of Exercise of Remedies.  The Pledgee shall not have any duty as to the collection or protection of the Collateral or any income thereon or payments with respect thereto, or as to the preservation of any rights pertaining thereto beyond exercising reasonable care with respect to the custody of any thereof actually in its possession.  The Pledgors hereby waive notice of acceptance hereof, and except as otherwise specifically provided herein or in the Credit Agreement or required by any provision of law which may not be waived, hereby waive any and all notices or demands with respect to any exercise by the Pledgee of any rights or powers which it may have or to which it may be entitled with respect to the Collateral.

Severability.  In case any one or more of the provisions contained in this Agreement shall be found to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and this Agreement shall continue in full force and effect in accordance with its remaining terms.

Further Assurances; UCC Statements.  The Pledgors agree to do such further acts and things and to execute and deliver to the Pledgee such additional conveyances, assignments, agreements and instruments as the Pledgee from time to time may reasonably require or deem advisable to carry into effect this Agreement or to further assure and confirm unto the Pledgee its rights, powers and remedies hereunder.  The Pledgors hereby agree to sign and deliver to the Pledgee financing statements, in form acceptable to the Pledgee, as the Pledgee may from time to time reasonably request or as are necessary in the reasonable opinion of the Pledgee to establish and maintain a valid and perfected security interest in the Collateral, and to pay any filing fees relative thereto.  The Pledgors also authorize the Pledgee, to the extent permitted by law, to file such financing statements without the signature of the Pledgors or any Pledgor, and further authorize the Pledgee, to the extent permitted by law, to file a photographic or other reproduction of this Agreement or of a financing statement in lieu of a financing statement.

Miscellaneous.

The Pledgors hereby irrevocably constitute and appoint the Pledgee as the true and lawful attorney-in-fact of the Pledgors and each Pledgor, which appointment is coupled with an interest, with full power of substitution, to proceed from time to time in any Pledgor’s name in any statutory or non-statutory proceeding affecting any Collateral, and the Pledgee or its nominee may (i) execute and file proof of claim for the full amount of any Collateral and vote such claims for the full amount thereof (x) for or against any proposal or resolution, (y) for a trustee or trustees, or for a receiver or receivers, or for a committee of creditors and/or (z) for the acceptance or rejection of any proposed arrangement, plan or reorganization, composition or extension, and the Pledgee or its nominee may receive any payment or distribution and give acceptance therefor and may exchange or release Collateral; (ii) endorse any draft or other instrument for the payment of money, execute releases and negotiate settlements; and (iii) execute all such other documents or instruments as may be necessary or expedient to be executed by the Pledgors or any Pledgor for any of the purposes of this Agreement; provided, however, that the power provided for in this sentence may not be exercised by the Pledgee prior to the occurrence of an Event of Default and then only for so long as an Event of Default continues.  The Pledgee shall have no duty to exercise any of the aforesaid rights, privileges or options and shall not be responsible for any failure to do so or delay in so doing.

In enforcing any rights hereunder or under any of the other Loan Documents, the Pledgee shall not be required to resort to any particular security, right or remedy through foreclosure or otherwise or to proceed in any particular order of priority, or otherwise act or refrain from acting, and, to the extent permitted by law, the Pledgors hereby waive and release any right to a marshalling of assets or a sale in inverse order of alienation.

Pledgors hereby waive any claim for monetary damages against Pledgee or any other Secured Party which any Pledgor may have based on any assertion that the Pledgee or any other Secured Party has unreasonably withheld or unreasonably delayed any determination, consent or approval under any of the documents listed on Schedule III hereto, and the Pledgors agree that their sole remedy shall be an action or proceeding to enforce any such provision or for specific performance, injunction or declaratory judgment with respect thereto.  In the event of such a determination in favor of the Pledgors or any Pledgor in an action or proceeding seeking only the relief permitted hereunder, the requested determination, consent or approval shall be deemed to have been granted.  However, the Pledgee and the other Secured Parties shall have no liability to the Pledgors or any Pledgor for its refusal or failure to give such determination, consent or approval.

The obligations of the Pledgors hereunder shall be joint and several.

This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

22.  Confirmation.  To induce the Agent and the Lenders to enter into the Credit Agreement, each Pledgor hereby confirms and acknowledges that pursuant to the Existing Pledge and Security Agreement, it duly granted a continuing security interest in and to all of its portion of the Collateral.  Each Pledgor hereby ratifies and restates such grant as to all of its portion of such Collateral and confirms that (in addition to any grant of a security interest in additional Collateral), such grant shall henceforth continue to be made to the Agent, for the benefit of itself and the Lenders, and the subject Lien shall continue in effect in favor of Agent, for the benefit of itself and the Lenders, to secure the prompt and complete payment, performance and observance of all of the Obligations.

23.  Consent to Amendment and Restatement.  This Agreement shall supersede the Existing Pledge and Security Agreement in its entirety, except as provided in this Section 22.  On the Effective Date, the rights and obligations of the parties under the Existing Pledge and Security Agreement shall be subsumed within and be governed by this Agreement.  This Agreement is given as a substitution of, and not as a payment of, the obligation of the Pledgors under the Existing Pledge and Security Agreement and is not intended to constitute a novation of the Existing Pledge and Security Agreement.

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IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the day and year first above written.

PLEDGORS:

SL Green Funding LLC,
a New York limited liability company

By:
Name:
Title:

SL Green Operating Partnership, L.P.,
a Delaware limited partnership

By:
Name:
Title:

Green 1412 Preferred LLC,
a Delaware limited liability company

By:
Name:
Title:

469 Preferred Member LLC,
a Delaware limited liability company

By:
Name:
Title:

SLG 609 Funding LLC,
A Delaware limited liability company

By:
Name:
Title:

SLG 500-512 Funding LLC,
a Delaware limited liability company

By:
Name:
Title:

SLG 40 Wall Funding LLC,
a Delaware limited liability company

By:
Name:
Title:

SLG Penncom Funding LLC,
a Delaware limited liability company

By:
Name:
Title:

SLG EAB Funding LLC,
a Delaware limited liability company

By:
Name:
Title:

SLG 50 West Participation LLC,
a Delaware limited liability company

By:
Name:
Title:

SLG 1370 Funding LLC,
a Delaware limited liability company

By:
Name:
Title:

Green 225 Penn Bldg LLC,
a Delaware limited liability company

By:
Name:
Title:

SL Green West 26th Funding LLC,
a Delaware limited liability company

By:
Name:
Title:

SL Green 11 Madison Funding LLC,
a Delaware limited liability company

By:
Name:
Title:

PLEDGEE:

Fleet National Bank
as administrative agent

By:
Name:
Title:

SCHEDULE I

Pledged Indebtedness

1.                                       All of SLG 609 Funding LLC’s right, title and interest in and to its mezzanine loan investment in respect of 609 MB LLC, including, without limitation, (i) a promissory note dated September 30, 2003, in the amount of $15,000,000.00, made by 609 MB LLC in favor of SLG 609 Funding LLC; and (ii) the Mezzanine Loan Agreement dated as of September 30, 2003 between 609 MB LLC and SLG 609 Funding LLC.

2.                                       All of SLG 40 Wall Funding LLC’s right, title and interest in and to its junior participation loan investment in respect of 40 Wall Street LLC, including, without limitation, (i) its Junior Participation Interest (as defined in that certain Participation and Servicing Agreement dated as of September 16, 2003 (as the same may be amended, restated, renewed, supplemented or otherwise modified) between Wachovia Bank, National Association, as senior participant, and SLG 40 Wall Funding LLC, as junior participant) with respect to a mortgage loan in the original principal amount of $140,000,000.00, evidenced by a promissory note dated as of August 11, 2003, made by 40 Wall Street LLC, as maker, in favor of Wachovia Bank, National Association; and (ii) a Participation and Servicing Agreement dated as of September 16, 2003 between Wachovia Bank, National Association and SLG 40 Wall Funding LLC.

3.                                       All of SLG 500-512 Funding LLC’s right, title and interest in and to its mezzanine loan investment in respect of Shefaa Sub, LLC, including, without limitation, (i) a Promissory Note dated December 30, 2002, in the amount of $15,000,000.00, made by Shefaa Sub, LLC to Wachovia Bank, National Association, which note was assigned and indorsed by Wachovia Bank, National Association to SLG 500-512 Funding LLC by allonge dated January 23, 2003; and (ii) an Intercreditor Agreement dated as of January 23, 2003 by and between Wachovia Bank, National Association, as senior lender, CTMPII FC 500 7th (GCM), as senior mezzanine lender, and SLG 500-512 Funding LLC, as junior mezzanine lender.

4.                                       All of SLG EAB Funding LLC’s right, title and interest in and to its participation loan investment in respect of Galaxy LI Junior Mezz LLC, including without limitation, (i) its participation interest (as defined in that certain Participation Agreement dated as of September 5, 2003 (as the same may be amended, restated, renewed, supplemented or otherwise modified) by and between SLG EAB Funding LLC and ROP EAB Funding LLC) with respect to a mezzanine loan (as defined in that certain Loan and Security Agreement dated as of September 5, 2003 between Galaxy LI Junior Mezz LLC and SLG EAB Funding LLC) in the original principal amount of $30,000,000.00 evidenced by a promissory note dated September 5, 2003 made by Galaxy LI Junior Mezz LLC in favor of SLG EAB Funding LLC; and (ii) a Participation Agreement dated as of September 5, 2003 by and between SLG EAB Funding LLC and ROP EAB Funding LLC.

5.                                       All of SLG 50 West Participation LLC’s right, title and interest in and to its junior participation loan investment in respect of Matana LLC, including, without limitation, (i) its junior participation interest (as defined in that certain Participation and Servicing

Agreement dated as of May 16, 2003 (as the same may be amended, restated, renewed, supplemented or otherwise modified) between Wachovia Bank, National Association, as senior participant, and SLG 50 West Participation LLC, as junior participant) with respect to a mortgage loan in the original principal amount of $57,500,000.00, evidenced by an amended, restated and consolidated promissory note dated as of March 26, 2003, made by Matana LLC, as maker, in favor of Wachovia Bank, National Association; and (ii) a Participation and Servicing Agreement dated as of May 16, 2003 between Wachovia Bank, National Association, Capital Trust, Inc., SLG 50 West Participation LLC, and Wachovia Bank, National Association.

6.                                       All of SLG 1370 Funding LLC’s right, title and interest in and to its loan investment in respect of 1370 Owners LLC, including, without limitation, (i) an Amended and Restated Promissory Note  (Note B) dated July 31, 2003 in the amount of $4,000,000.00 made by 1370 Owners LLC to Wachovia Bank, National Association, which note was assigned and indorsed by Wachovia Bank, National Association to SLG 1370 Funding LLC by an undated allonge; and (ii) an Intercreditor Agreement dated as of August 25, 2003 by and between Wachovia Bank, National Association, as lead lender, and SLG 1370 Funding LLC, as co-lender.

7.                                       All of SL Green West 26th Funding LLC’s right, title and interest in and to its mezzanine loan investment in respect of 601 Mezz Borrower 2 LLC, including, without limitation, (i) a Promissory Note dated January 2, 2004 in the original principal amount of $40,000,000.00 made by  601 Mezz Borrower 2 LLC to SL Green West 26th Funding LLC; and (ii) a Loan and Security Agreement (Mezzanine Loan) dated as of January 2, 2004 by and between 601 Mezz Borrower 2 LLC, as borrower, and SL Green West 26th Funding LLC, as lender.

8.                                       All of Green 225 Penn Bldg LLC’s  right, title and interest in and to its mezzanine loan investment in respect of Pennsylvania Building Company, L.P., including, without limitation, (i) a Promissory Note dated December 29, 2003, in the amount of $59,379,645.00, made by Pennsylvania Building Company, L.P. to Green 225 Penn Bldg LLC; and (ii) a Mezzanine Loan Agreement dated as of December 29, 2003 by and between Green 225 Penn Bldg LLC, as lender, and Pennsylvania Building Company, L.P., as borrower.

9.                                       All of SL Green 11 Madison Funding LLC’s right, title and interest in and to its loan investment in respect of 11 Madison Avenue LLC, including, without limitation, (i) a Promissory Note D dated December 23, 2003 in the amount of $37,500,000.00 made by 11 Madison Avenue LLC to Wachovia Bank, National Association, which note was assigned and indorsed by Wachovia Bank, National Association to SL Green 11 Madison Funding LLC by allonge January 27, 2004; and (ii) an Intercreditor and Servicing Agreement dated as of January 28, 2004 by and between Wachovia Bank, National Association, as lead lender, and SL Green 11 Madison Funding LLC, as co-lender.

SCHEDULE IIA

Pledged Equity

1.                                       Green 1412 Preferred LLC, a Delaware limited liability company.

2.                                       JER 1412 Broadway, LLC, a Delaware limited liability company.

3                                          2 GCT Funding LLC, a Delaware limited liability company.

4.                                       601 West Associates LLC, a Delaware limited liability company.

5.                                       469 Member LLC, a Delaware limited liability company.

6.                                       Penncom Partners, L.L.C., a Delaware limited liability company.

7.                                       Pennsylvania Building Company, L.P., a New York limited partnership.

SCHEDULE IIB

Pledged Equity

1.                                       All of SL Green Operating Partnership, L.P.’s right, title and interest in Green 1412 Preferred LLC, a Delaware limited liability company.

2.                                       All of Green 1412 Preferred LLC’s right, title and interest in and to JER 1412 Broadway, LLC, a Delaware limited liability company.

3.                                       All of SL Green Funding LLC’s right, title, and interest in and to its membership interest in 2 GCT Funding LLC, a Delaware limited liability company (“2 GCT”).

4.                                       All of SL Green West 26th Funding LLC’s right, title and interest (by way of assignment and pledge from 601 Mezz Borrower 2 LLC) in and to: (i) 601 Mezz Borrower 2 LLC’s membership interests in 601 West Associates LLC, a Delaware limited liability company, and (ii) any documents or certificates delivered in connection with any of the foregoing, including, without limitation, any Uniform Commercial Code Financing Statements filed in connection therewith.

5.                                       All of the right, title and interest of 469 Preferred Member LLC, a Delaware limited liability company, in and to its membership interest in 469 Member LLC, a Delaware limited liability company.

6.                                       All of the right, title and interest of SLG Penncom Funding LLC, a Delaware limited liability company, in and to its membership interest in Penncom Partners, L.L.C., a Delaware limited liability company.

7.                                       All of the right, title and interest of Green 225 Penn Bldg LLC, a Delaware limited liability company (by way of assignment and pledge from Mr. Charles R. Borrok (“Borrok”) and 14 Penn Plaza, L.L.C. (“14 Penn”)), in and to: (i) Borrok’s general partnership interest in Pennsylvania Building Company, L.P., a New York limited partnership (the “Partnership”); (ii) 14 Penn’s limited partnership interest in the Partnership; and (iii) any documents or certificates delivered in connection with any of the foregoing, including, without limitation, any Uniform Commercial Code Financing Statements filed in connection therewith.

SCHEDULE III

1.               Operating Agreement of SL Green Funding LLC, formed under the laws of the State of New York, dated as of March 23, 1999, by SL Green Operating Partnership, L.P., a Delaware limited partnership.

2.               First Amended and Restated Limited Liability Company Agreement of JER 1412 Broadway, LLC, formed under the laws of the State of Delaware, dated as of June 29, 2001, made by and between Green 1412 Preferred LLC, a Delaware limited liability company, and JER 1412 Broadway Manager, LLC, a Delaware limited liability company.

3.               Limited Liability Company Agreement of Green 1412 Preferred LLC, formed under the laws of the State of Delaware, dated as of June 29, 2001, entered into by SL Green Operating Partnership, L.P., as the sole equity member, and Delia Taliento as the Special Member.

4.               Limited Liability Company Agreement of 601 West Associates LLC, formed under the laws of the State of Delaware, dated as of  January __, 2004, between 601 Mezz Borrower 2 LLC and Jerry Joseph and Jodie Skibinky.

5.               Amended and Restated Operating Agreement 2 GCT Funding LLC, formed under the laws of the State of Delaware, dated as of July 20, 2001, between The Prudential Insurance Company of America and SL Green Funding LLC.

6.               Operating Agreement of 469 Member LLC, formed under the laws of the State of Delaware, dated as of June 20, 2002 between the Preferred Member and the CSB Member named therein.

6.               Limited Liability Company Operating Agreement of Penncom Partners, L.L.C., formed under the laws of the State of Delaware, dated December 10, 2003 between Tribeca Penncom LLC, a New York limited liability company, PennCom Holdings, L.L.C., a Delaware limited liability company, and SLG Penncom Funding II LLC, a Delaware limited liability company.

7.               Partnership Agreement of Pennsylvania Building Company, L.P. (f/k/a 225 West 34th Street Building Company, L.P.), formed under the laws of the State of New York, dated as of January 30, 2001 between the General Partner and the Limited Partners named therein (as amended by the First Amendment of Limited Partnership Agreement dated as of December 29, 2003 between Charles R. Borrok, as the general partner, and 14 Penn Plaza, L.L.C., as the limited partner).

EXHIBIT E

FORM OF ASSIGNMENT AND ACCEPTANCE

Reference is made to the Second Amended and Restated Revolving Secured Credit and Guaranty Agreement, dated as of March 22, 2004 (as amended or supplemented from time to time, the “Credit Agreement”), among SL Green Operating Partnership, L.P. as Borrower, SL Green Realty Corp. and certain of its subsidiaries signatory thereto, as Guarantors, the Lenders signatory thereto, Fleet National Bank, as Administrative Agent for the Lenders and as Collateral Agent for the Secured Parties, Wachovia Bank National Association, as Syndication Agent for the Lenders, Sovereign Bank and Commerzbank AG New York Branch, as Co-Documentation Agents for the Lenders, The Bank of New York, as Managing Agent for the Lenders, and Fleet Securities, Inc. and Wachovia Capital Markets LLC, as Co-Arrangers.  Capitalized terms used herein and not otherwise defined herein shall have the respective meanings assigned to such terms by the Credit Agreement.

                   (the “Assignor”) and                          (the “Assignee”) hereby agree as follows:

1.                                       The Assignor hereby irrevocably sells, assigns and delegates to the Assignee without recourse to the Assignor, and the Assignee hereby purchases and assumes from the Assignor, without recourse to and without representation or warranty by the Assignor except as otherwise specifically set forth in Section 2 below, a $                     (1) interest in and to all of the Assignor’s rights and obligations under and in respect of Assignor’s Commitment and Loans and its Note set forth on Schedule I hereto (the “Assigned Loan”) and related rights and obligations under the Credit Agreement and other Loan Documents.

2.                                       The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that it has not created any adverse claim upon the interest being assigned by it hereunder and that such

(1) The minimum amount that may be assigned is equal to the lesser of (i) $5,000,000 or (ii) the Commitment of the Assignor as determined in accordance with the Credit Agreement.

 interest is free and clear of any such adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or any Guarantor or the performance or observance by Borrower or any Guarantor of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (c) attaches the Note evidencing the Assigned Loan and requests that the Administrative Agent exchange such Note for [(i)]a new Note, dated                       ,       , in the principal amount of $                          payable to the order of the Assignee[, and (ii) a new Note, dated                                , in the principal amount of $                      payable to the order of the Assignor].

3.                                       The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referenced therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) acknowledges and agrees that it has made and will make such inquiries and has taken and will take such care on its own behalf as would have been the case had it made a Loan directly to the Borrower without the intervention of the Assignor, the Agent or any other Person; (d) acknowledges and agrees that it will perform in accordance with their terms all of the obligations that, by the terms of any Loan Document, are required to be performed by it as a Lender; (e) agrees that it will, independently and without reliance upon the Assignor, the Agent or any other Person which is or has become a Lender and based on such documents and information as it shall deem appropriate at the time, continue to  make its own credit decisions in taking or not taking action under the Credit Agreement; (f) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Agent by the terms thereof, together with such powers under the Credit Agreement as are incidental thereto; (g) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including, if it is organized under the laws of a jurisdiction outside the United States, its obligation pursuant to the Credit Agreement to deliver the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement, or such other documents as are necessary to indicate that all such payments are subject to such tax at a rate reduced by an applicable tax treaty; (h) confirms that the Assignee is an “Eligible Assignee” under the terms of the Credit Agreement; (i) acknowledges and agrees that neither the Assignor nor the Agent nor any other Lender makes any representation or warranty or assumes any responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or any other instrument or document furnished pursuant thereto or the authorization, execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument or document furnished pursuant thereto; and (j) acknowledges and agrees that neither the Assignor nor the Agent nor any other Lender makes any representation or warranty or assumes any responsibility with respect to the financial condition or creditworthiness of the Borrower, any Guarantor or any other Person or the performance or observance by the Borrower, any Guarantor or any other Person of any obligations under any Loan Document or any other instrument or document furnished pursuant thereto.

4.                                       The effective date for this Assignment and Acceptance shall be                                          (the “Effective Date”).(2) Following the execution of this Assignment and Acceptance by the Assignor and the Assignee, it will be delivered to the Administrative Agent for acceptance by the Administrative Agent[, and the Assignor or the Assignee shall pay to the Administrative Agent a $3,500 registration fee].  Following such payment, and acceptance by the Administrative Agent of this Assignment and Acceptance, a photostatic copy hereof shall be delivered to the Borrower and the Administrative Agent.  Within five (5) Business Days after the Borrower’s receipt of such photostatic copy, the Borrower shall execute and deliver to the Administrative Agent the new Note or Notes to be held in escrow by the Administrative Agent pending release of the Note (in the appropriate outstanding principal amount) evidencing the Assigned Loan as of the Effective Date to the Borrower.  The Administrative Agent shall deliver the new Note or Notes to the payee(s) thereof, shall mark the Note evidencing the Assigned Loan as “replaced” and shall deliver the same to the Borrower.

5.                                       Upon such acceptance by the Administrative Agent, as of the Effective Date,

(a)                                  From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof, and the Assignee, in addition to any rights, benefits and obligations under the Loan Documents held by it immediately prior to the Effective Date, shall have the rights, benefits and obligations of a Lender under the Loan Documents that have been assigned to it (including, but not limited to, obligations to the Borrower under the Loan Documents) pursuant to this Assignment and Acceptance. The Assignee shall become a Lender for all purposes of the Credit Agreement and the other Loan Documents, and execution hereof shall be deemed to be execution of the Credit Agreement; and

(2) The requested effective date must be at least five Business Days after the execution of this Assignment and Acceptance.

(b)                                 The Assignor, to the extent provided in this Assignment and Acceptance, shall relinquish its rights (except as provided in the Credit Agreement) and benefits and be released from its obligations under the Credit Agreement (and, in the case of an assignment covering all or the remaining portion of the Assignor’s rights, benefits and obligations under the Loan Documents, the Assignor shall cease to be a Lender under the Loan Documents, except as provided in the Credit Agreement).

6.                                       Upon such acceptance by the Administrative Agent, from and after the Effective Date, the Administrative Agent shall make payments under the Credit Agreement in respect of the Assigned Loan (including, without limitation, all payments of principal, interest and fees with respect thereto) to the Assignee, whether such amounts have accrued prior to the Effective Date or accrue subsequent to the Effective Date.  The Assignor and the Assignee agree that they shall make all appropriate adjustments in payments under the Credit Agreement by the Administrative Agent for periods prior to the Effective Date directly between themselves.

7.                                       The Assignor agrees to give written notice of this Assignment and Acceptance to the Agent, each Lender and the Borrower, which written notice shall include the addresses and related information with respect to the Assignee.

8.                                       THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW.

9.                                       EACH OF THE ASSIGNOR AND THE ASSIGNEE HEREBY WAIVES (TO THE EXTENT PERMITTED BY LAW) THE RIGHT TO A TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS ASSIGNMENT AND ACCEPTANCE, ANY INSTRUMENT OR DOCUMENT DELIVERED PURSUANT TO THIS ASSIGNMENT AND ACCEPTANCE, OR THE VALIDITY, INTERPRETATION, OR ENFORCEMENT THEREOF.

IN WITNESS WHEREOF, the undersigned have caused this Assignment and Acceptance to be duly executed and delivered by their respective officers thereunto duly authorized as of the date and year first above written.

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

By:	By:

Title:	Title:

Accepted this                  day of

                         ,

FLEET NATIONAL BANK,
as Administrative Agent

By:

Title: